UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to §240.14a-12
EAGLE TEST SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:
☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

EAGLE TEST SYSTEMS, INC.
2200 Millbrook Drive
Buffalo Grove, Illinois 60089
(847) 367-8282

October 7, 2008

MERGER PROPOSED — YOUR VOTE IS IMPORTANT

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Eagle Test Systems, Inc., a Delaware corporation, which will be held on Friday, November 7, 2008, at 10 a.m., local time, at our headquarters at 2200 Millbrook Drive, Buffalo Grove, Illinois 60089.

At the special meeting, we will ask you to consider and vote on a proposal to adopt a merger agreement that we entered into with Teradyne, Inc. and Turin Acquisition Corp., a wholly-owned subsidiary of Teradyne, Inc., on September 1, 2008. If stockholders representing at least a majority of the outstanding shares of our common stock, par value $0.01 per share (“Common Stock”), adopt the merger agreement and the merger is completed, we will become a wholly-owned subsidiary of Teradyne, Inc., and you will be entitled to receive $15.65 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that you own.

After careful consideration, our board of directors, by the unanimous vote of all directors, approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of our company and our stockholders. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

The accompanying proxy statement provides a detailed description of the proposed merger, the merger agreement and related matters. We urge you to read these materials carefully.

Your vote is very important. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting. Therefore, failure to vote will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible, or submit your proxy by telephone or via the Internet. If you have Internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the special meeting.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, D.F. King & Co., Inc., at 1-800-628-8536.

Thank you for your cooperation and your continued support of Eagle Test Systems, Inc.

Sincerely,

LEONARD A. FOXMAN
Chief Executive Officer and President

This proxy statement is dated October 7, 2008 and is first being mailed to stockholders on or about October 7, 2008.

EAGLE TEST SYSTEMS, INC.
2200 Millbrook Drive
Buffalo Grove, Illinois 60089
(847) 367-8282

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On Friday, November 7, 2008

To the Stockholders of Eagle Test Systems, Inc.:

We will hold a special meeting of the stockholders of Eagle Test Systems, Inc. at our headquarters at 2200 Millbrook Drive, Buffalo Grove, Illinois 60089, on Friday, November 7, 2008, at 10 a.m., local time, to consider and act upon the following matters:

1. To adopt the Agreement and Plan of Merger dated as of September 1, 2008, among Eagle Test Systems, Inc. (“Eagle Test”, “Eagle” or “we”, “us”, “our”, “ours”), Teradyne, Inc. (“Teradyne”) and Turin Acquisition Corp., a wholly-owned subsidiary of Teradyne (the “Merger Subsidiary”), as such may be amended from time to time, pursuant to which each holder of shares of Common Stock (other than shares to be canceled pursuant to the terms of the merger agreement) will be entitled to receive $15.65 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock held by such holder;

2. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

Only holders of record of Common Stock as of the close of business on October 3, 2008 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting. The list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at 2200 Millbrook Drive, Buffalo Grove, Illinois 60089, during ordinary business hours at least 10 days before the special meeting.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible, or submit your proxy by telephone or via the Internet. If you have Internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the special meeting. If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval and adoption of the merger agreement.

The board of directors of Eagle Test recommends that stockholders vote “FOR” the adoption of the merger agreement.

In connection with the execution of the merger agreement, certain Eagle Test stockholders, who collectively beneficially own approximately 39.3% of the voting power of our Common Stock as of the record date, entered into stockholders’ agreements agreeing to vote in favor of the adoption of the merger agreement. If the merger agreement terminates in accordance with its terms, these stockholders’ agreements will also terminate.

If the merger becomes effective, Eagle stockholders who do not vote in favor of the adoption of the merger agreement will have the right to appraisal of the fair value of their shares of Common Stock, as determined by the Delaware Court of Chancery under applicable provisions of Delaware law, subject to the satisfaction of the requirements for exercising and perfecting such rights. A copy of the applicable Delaware statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under the section entitled “Appraisal Rights” beginning on page 58 in the accompanying proxy statement.

By Order of the Board of Directors,

LEONARD A. FOXMAN
Chief Executive Officer and President

Buffalo Grove, Illinois
October 7, 2008

ii

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement and the annexes to this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

In this proxy statement, the terms “we,” “us,” “our,” “our company,” “Eagle” and “Eagle Test” refer to Eagle Test Systems, Inc. and the term “Teradyne” refers to Teradyne, Inc.

The Companies

Eagle Test Systems, Inc.
2200 Millbrook Drive
Buffalo Grove, Illinois 60089
(847) 367-8282
www.eagletest.com

Eagle Test designs, manufactures, sells and services high performance automated test equipment for the semiconductor industry. Eagle Test’s products are used to test analog, mixed-signal and radio frequency (RF) semiconductors that are used in products such as digital cameras, MP3 players, automotive electronics, cellular telephones, computers and peripherals. Eagle Test was founded in 1976 and has offices located throughout the world in Asia, North America and Europe, with corporate headquarters in Buffalo Grove, Illinois.

Teradyne, Inc.
600 Riverpark Drive
North Reading, Massachusetts
(978) 370-2700
www.teradyne.com

Teradyne is a leading supplier of automatic test equipment used to test complex electronics used in the consumer electronics, automotive, computing, telecommunications, and aerospace and defense industries. In 2007, Teradyne had sales of $1.1 billion and currently employs about 3,600 people worldwide.

Turin Acquisition Corp.
c/o Teradyne, Inc.
600 Riverpark Drive
North Reading, Massachusetts
(978) 370-2700

Turin Acquisition Corp., which we refer to as the Merger Subsidiary, is a Delaware corporation and a direct wholly-owned subsidiary of Teradyne. The Merger Subsidiary was formed exclusively for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. The Merger Subsidiary has not engaged in any business except in anticipation of the merger.

The Merger (page 21)

Upon the terms and subject to the conditions of the merger agreement, the Merger Subsidiary will be merged with and into us, and each holder of shares of Common Stock will be entitled to receive $15.65 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock held by such holder immediately prior to the merger unless such holder has exercised his or her statutory appraisal rights with respect to the merger. As a result of the merger, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Teradyne. You will not own any shares of the surviving corporation. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

The Special Meeting (page 17)

The special meeting will be held on Friday, November 7, 2008 at 10 a.m., local time, at our headquarters at 2200 Millbrook Drive, Buffalo Grove, Illinois 60089. At the special meeting, you will be asked to vote upon a proposal to adopt the merger agreement that we have entered into with Teradyne and the Merger Subsidiary. You will also be asked to vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement. You may also be asked to vote upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date; Stock Entitled to Vote (page 17)

Our board of directors has fixed the close of business on October 3, 2008 as the record date for determining stockholders entitled to notice of and to vote at the special meeting. On the record date, we had 23,060,552 outstanding shares of Common Stock held by approximately 18 stockholders of record. We have no other class of voting securities outstanding.

Stockholders of record on the record date will be entitled to one vote per share of Common Stock on any matter that may properly come before the special meeting and any adjournment or postponement of that meeting.

Vote Required For Approval (page 17)

Pursuant to the requirements of the Delaware General Corporation Law (the “DGCL”), the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the approval and adoption of the merger agreement. Failure to vote, in person or by proxy, will have no effect on the approval of the adjournment proposal.

In connection with the execution of the merger agreement, certain Eagle Test stockholders, who collectively beneficially own approximately 39.3% of the voting power of our Common Stock as of the record date, entered into stockholders’ agreements agreeing to vote in favor of the adoption of the merger agreement. If the merger agreement terminates in accordance with its terms, these stockholders’ agreements will also terminate.

Our Board’s Recommendation (page 17)

Our board of directors has unanimously (i) determined that the merger and the merger agreement are advisable and in the best interests of our company and our stockholders, (ii) approved the merger agreement, (iii) resolved to recommend that the stockholders adopt the merger agreement, and (iv) directed that such matter be submitted for consideration of the stockholders of Eagle Test at the special meeting. Accordingly, our board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement at the special meeting.

For the factors considered by our board of directors in reaching its decision to approve the merger agreement see “The Merger — Reasons for the Merger and Recommendation of our Board of Directors” beginning on page 28 of this proxy statement.

Opinion of Eagle Test’s Financial Advisor (page 30 and Annex B)

In connection with the merger, Lehman Brothers Inc., Eagle Test’s financial advisor (“Lehman Brothers”), delivered to Eagle Test’s board of directors a written opinion, dated September 1, 2008, that, as of such date, and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the stockholders of Eagle Test in the proposed merger is fair, from a financial point of view, to such stockholders. The full text of the written opinion, dated September 1, 2008, of Lehman Brothers, which describes, among other things, the assumptions made, procedures followed, factors considered, qualifications of and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. The summary of the written opinion of Lehman Brothers in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Lehman Brothers provided its opinion to Eagle Test’s board of directors for the benefit and use of Eagle Test’s board of directors in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view. Lehman Brothers’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger.

Conditions to the Merger (page 54)

Neither we nor Teradyne nor the Merger Subsidiary is required to complete the merger unless the following conditions are satisfied or waived:

•	our stockholders shall have approved the merger and adopted the merger agreement by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote;

•	the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the waiting period applicable to the merger control authorities in Germany shall have expired or been terminated;

•	all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, shall have been filed, been obtained or occurred; and

•	no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement.

Neither Teradyne nor the Merger Subsidiary is required to complete the merger unless the following conditions are satisfied or waived:

•	our representations and warranties as set forth in the merger agreement and in any certificate or other writing that we deliver pursuant to the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds, and Teradyne shall have received a certificate from our chief executive officer and our chief financial officer to such effect;

•	we shall have performed in all material respects all obligations required to be performed by us under the merger agreement, and Teradyne shall have received a certificate from our chief executive officer and our chief financial officer to such effect;

•	we shall have obtained all consents and approvals of third parties that are required as a consequence of the merger and set forth in the merger agreement;

•	there shall not have been instituted or pending any action or proceeding by any governmental entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Teradyne or any of its subsidiaries of all or any portion of our or Teradyne’s business or to compel Teradyne to dispose of or hold separate all or any portion of our or Teradyne’s business or assets, (ii) seeking to impose or confirm limitations on the ability of Teradyne effectively to exercise full rights of ownership of the Common Stock, including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by Teradyne of the Common Stock; and

•	Teradyne shall have received copies of the resignations of each director of each of our subsidiaries.

We are not required to complete the merger unless the following conditions are satisfied or waived:

•	the representations and warranties of Teradyne and the Merger Subsidiary set forth in the merger agreement and in any certificate or other writing that Teradyne or the Merger Subsidiary delivers pursuant to the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds, and we shall have received a certificate from Teradyne’s chief executive officer or chief financial officer to such effect; and

•	Teradyne and the Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under the merger agreement, and we shall have received a certificate from Teradyne’s chief executive officer or chief financial officer to such effect.

Non-Solicitation of Transactions; Change of Recommendation (page 51)

We have agreed that we and our subsidiaries will cease immediately all discussions and negotiations that constitute or may reasonably be expected to lead to an alternative proposal. The merger agreement defines an “alternative proposal” to mean any inquiry, proposal or offer made by any person for:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, tender offer, dissolution, liquidation or similar transaction involving us or any of our subsidiaries;

•	the acquisition by any person of 15% or more of the consolidated total assets (based on fair market value) of us and our subsidiaries, taken as a whole; or

•	the acquisition by any person of 15% or more of the outstanding shares of Common Stock or equity securities of any of our subsidiaries.

We have also agreed that we will not, nor will we authorize or permit any of our subsidiaries and representatives to, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an alternative proposal or any inquiry, proposal or offer that is reasonably likely to lead to an alternative proposal;

•	engage, continue or participate in any negotiations or discussions with any person relating to, or that is reasonably likely to lead to, an alternative proposal;

•	provide or furnish, or cause to be provided or furnished, any information to any person in connection with any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, an alternative proposal;

•	approve, endorse or recommend, or propose to approve, endorse or recommend, any alternative proposal;

•	execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any alternative proposal; or

•	resolve to propose or agree to do any of the above.

Notwithstanding these restrictions, at any time prior to the adoption of the merger agreement by our stockholders but only if there has not been a breach of the non-solicitation provisions, and in response to an unsolicited bona fide written alternative proposal that our board of directors has determined, in good faith, after consultation with our outside counsel and independent financial advisor, constitutes, or could reasonably be expected to lead to, a superior proposal, we may:

•	furnish information with respect to our company to the person or group making the alternative proposal pursuant to a confidentiality agreement not less restrictive of the other party than the confidentiality agreement entered into between us and Teradyne; and

•	participate in discussions or negotiations with such person or group regarding the alternative proposal.

The merger agreement requires us to promptly advise Teradyne of any alternative proposal that we receive (or any inquiries, proposals or offers reasonably expected to lead to an alternative proposal) or any request for information or for a discussion or negotiation that would reasonably be expected to be related to an alternative proposal. We also have agreed to keep Teradyne promptly informed of any such discussions or negotiations regarding any alternative proposal and of any indication, inquiry or offer or any material developments relating thereto or material changes to the terms thereof, and to promptly send Teradyne copies of any alternative proposal as well as any related materials or correspondence. We are also obligated to contemporaneously make available to Teradyne any non-public information concerning us that we provide to any person making an alternative proposal.

We have also agreed that, subject to the exceptions below, our board of directors will not:

•	withdraw or modify its recommendation in a manner adverse to Teradyne or Merger Subsidiary (or propose to do so);

•	approve, recommend or cause or permit the entry by us into any letter of intent, agreement in principle, acquisition agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any alternative proposal;

•	adopt, approve, endorse, recommend or propose to adopt, approve, endorse or recommend, any alternative proposal; or

•	resolve to propose or agree to do any of the above.

Under the circumstances described below, our board of directors may withdraw, modify or qualify its recommendation prior to the adoption of the merger agreement by our stockholders if our board of directors determines in good faith that an unsolicited bona fide written alternative proposal constitutes a superior proposal or that the exercise of its fiduciary duties requires such change to be made. If our board of directors determines to take any of these actions, it may do so only after the third business day following receipt by Teradyne of a written notice from us advising Teradyne that our board of directors desires to change its recommendation (including the reasons for such change, the material terms and conditions of any superior proposal and the person making the superior proposal), if applicable. Teradyne is entitled to make adjustments or revisions to the terms and conditions of the merger agreement during those three business days. At the end of the third business day, our board of directors may proceed with the change of its recommendation if it determines in good faith, after taking into account any and all proposed amendments or revisions made by Teradyne and consulting with our independent financial advisor and outside legal counsel, that the alternative proposal remains a superior proposal or that the exercise of its fiduciary duties requires such action.

The merger agreement defines the term “superior proposal” to mean a bona fide, unsolicited alternative proposal for all or substantially all of our outstanding shares or assets that our board of directors determines in good faith, after consultation with our independent financial advisor and outside legal counsel, to be more favorable to our stockholders than the transactions contemplated by the merger agreement, taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal by Teradyne to amend the terms of the merger agreement, the likelihood of consummation of a transaction and whether any financing required to consummate such alternative proposal is fully committed).

Termination of the Merger Agreement (page 55)

The merger agreement may be terminated by either party at any time prior to the effective time of the merger, whether before or after our stockholders have adopted the merger agreement:

•	by mutual written consent of Teradyne and us;

•	if a court of competent jurisdiction or other governmental entity shall have issued a final, non-appealable order, decree or ruling, in each case permanently restraining, enjoining or otherwise prohibiting the merger;

•	if the merger is not consummated on or before March 1, 2009, unless the terminating party’s failure to fulfill any obligations under the merger agreement was the cause of or resulted in the failure of the merger to occur by that date; or

•	if the requisite vote of our stockholders in favor of the adoption of the merger agreement shall not have been obtained at the special meeting or any adjournment or postponement thereof, except that we do not have the right to terminate the merger agreement if we are in breach of the merger agreement or failed to fulfill our obligations under the merger agreement or if the failure to obtain the requisite vote was caused by a breach of a stockholders’ agreement.

Teradyne can terminate the merger agreement:

•	if we breach any representation, warranty, covenant or agreement set forth in the merger agreement, subject to certain materiality thresholds, and such breach or condition either cannot be cured or satisfied or is not cured or satisfied within 30 days of our receipt of written notice from Teradyne of such breach;

•	if our board of directors changes its recommendation to our stockholders;

•	if our board of directors recommends (or proposes to recommend) any alternative proposal;

•	if an alternative proposal is published, sent or given to our stockholders and we do not promptly make or send to our stockholders a statement unconditionally reaffirming our board of directors’ recommendation and unconditionally recommend that our stockholders reject the alternative proposal; or

•	if our board of directors resolves to do any of the above.

We can terminate the merger agreement:

•	if Teradyne or Merger Subsidiary breaches any representation, warranty, covenant or agreement set forth in the merger agreement that has or is reasonable likely to have a material adverse effect on Teradyne’s or Merger Subsidiary’s ability to consummate the merger, and such breach or condition either cannot be cured or satisfied or is not cured or satisfied within 30 days of Teradyne’s receipt of written notice from us of such breach; or

•	prior to the adoption of the merger agreement by our stockholders, if the termination is effected immediately prior to entering into a definitive agreement with respect to a superior proposal, provided that, before terminating the merger agreement: (1) we have provided Teradyne with three business days prior written notice of our decision to terminate the merger agreement, (2) at the end of this three business day period Teradyne has not made an offer that our board of directors determines in good faith after taking into account any and all proposed amendments and revisions made by Teradyne that the alternative proposal remains a superior proposal; (3) our board of directors changes its recommendation in compliance with the terms of the merger agreement and authorizes us to enter into a definitive agreement for the superior proposal; (4) we pay to Teradyne a termination fee of $11,500,000; and (5) immediately following the termination of the merger agreement, we enter into a definitive agreement to effect the superior proposal.

Effect of Termination and Abandonment (page 56)

We are required to pay Teradyne a termination fee of $11,500,000 in the event that the merger agreement is terminated because:

•	our board of directors changes its recommendation to our stockholders;

•	our board of directors recommends (or proposes to recommend) any alternative proposal;

•	an alternative proposal is published, sent or given to our stockholders and we do not promptly (and in any event within 10 business days) make or send to our stockholders a statement unconditionally reaffirming our board of directors’ recommendation and unconditionally recommending that our stockholders reject the alternative proposal;

•	a willful breach by any of our directors or executive officers of the non-solicitation provisions of the merger agreement;

•	we terminate the merger agreement prior to the approval and adoption of the merger agreement by our stockholders and upon our entry into a definitive agreement to effect a superior proposal in accordance with the merger agreement;

•	an alternative transaction shall have been publicly announced prior to the termination of the merger agreement and the requisite vote of our stockholders in favor of the adoption of the merger agreement shall not have been obtained at the special meeting or any adjournment or postponement thereof and within 12 months after such termination of the merger agreement we consummate, or we enter into a definitive agreement to consummate, an alternative proposal; or

•	an alternative transaction shall have been publicly announced prior to the termination of the merger agreement and the merger is not consummated on or before March 1, 2009, and within 12 months after such termination of the merger agreement we consummate, or we enter into a definitive agreement to consummate, an alternative proposal.

Stockholders’ Agreements (page 51)

In connection with the merger, Teradyne entered into stockholders’ agreements, each dated as of September 1, 2008, with investment funds affiliated with TA Associates, Inc. (the “TA Funds”), Leonard A. Foxman, Theodore D. Foxman and Foxman Family LLC (the “Foxman Holders”) pursuant to which, among other things, the TA Funds and the Foxman Holders agreed to vote all shares of Common Stock beneficially owned by the TA Funds and the Foxman Holders in favor of the adoption of the merger agreement, and against any alternative proposal and against any action or agreement that would delay, prevent, impede or impair the ability of Teradyne to complete the merger or our ability to consummate the merger or the transactions contemplated by the merger agreement. If the merger agreement terminates in accordance with its terms, these stockholders’ agreements will also terminate. As of the record date, the TA Funds and the Foxman Holders own beneficially and of record an aggregate of approximately 39.3% of our outstanding Common Stock.

Regulatory Matters (page 42)

Under the provisions of the HSR Act, we and Teradyne may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and Teradyne each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act. In addition to filing in the United States, we and Teradyne filed a joint notification with the merger control authorities in Germany on September 15, 2008 and received clearance on September 24, 2008.

Appraisal Rights (page 58)

Under Delaware law, holders of Common Stock may have the right to receive an appraisal of the fair value of their shares of Common Stock in connection with the merger. To exercise appraisal rights, a holder of Common Stock must not vote for the proposal to adopt the merger agreement, must deliver to us a written appraisal demand before the stockholder vote on the merger agreement is taken at the special meeting, must not submit a letter of transmittal, and must strictly comply with all of the procedures required by Delaware law.

A copy of Section 262 of the DGCL is also included as Annex C to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Material U.S. Federal Income Tax Consequences (page 43)

If the merger is completed, the exchange of Common Stock by our stockholders for the cash merger consideration will generally be treated as a taxable transaction for U.S. federal income tax purposes under the

Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your personal tax advisors concerning the applicable U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Treatment of Equity-Based Awards (page 46)

The merger agreement, after giving effect to the acceleration provisions of our stock option plans, provides that each option to purchase shares of Common Stock granted under our stock option plans (a “Company Option”) that is outstanding immediately prior to the effective time of the merger, whether or not then vested or exercisable, will be assumed and converted automatically at the effective time into an option to acquire shares of Teradyne’s common stock, on substantially the same terms and conditions as were applicable to the Company Option (including vesting schedule). The number of shares of Teradyne’s common stock subject to each new option shall be determined by multiplying the number of shares of Common Stock subject to each Company Option by the equity award exchange ratio, rounding that result down to the nearest whole number of shares of Teradyne’s common stock. The exercise price per share of Teradyne’s common stock shall equal the per share exercise price for the shares of Common Stock otherwise purchasable pursuant to each Company Option divided by the equity award exchange ratio, rounding that result up to the nearest whole cent. The equity award exchange ratio is calculated by dividing $15.65 by the average closing price of Teradyne’s common stock on the New York Stock Exchange over the five consecutive trading days immediately preceding (but not including) the closing date. As soon as reasonably practicable following the effective time, Teradyne will deliver to each of our optionholders an appropriate notice setting forth the terms of such assumption and conversion.

Interests of Our Directors and Executive Officers in the Merger (page 38)

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of Common Stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the merger agreement. The material interests are summarized below.

Equity-Based Awards

All optionholders, including our executive officers and directors, will be entitled to acceleration of (i) all of their stock options which were issued pursuant to our 2006 stock option and incentive plan and (ii) 50% of their unvested stock options which were issued pursuant to our 2003 stock option and grant plan, pursuant to the terms of the option agreements granted under the applicable plan. Pursuant to the terms of the merger agreement, all outstanding Company Options will be assumed and converted automatically at the effective time into an option to acquire shares of Teradyne’s common stock, on substantially the same terms and conditions as were applicable to the Company Option, including the vesting schedule. If any optionholder’s employment or director’s service is terminated following the assumption of the Company Options by Teradyne and if such termination is (i) within 18 months of the completion of the merger and (ii) by Teradyne without “cause” or by the optionholder for “good reason”, as both are defined in the applicable option agreement granted under the 2003 stock option and grant plan, then any remaining unvested options issued to such optionholder pursuant to our 2003 stock option and grant plan shall accelerate and be considered fully vested and exercisable. Our directors will resign at Teradyne’s request effective upon the merger and all unvested options granted to them pursuant to our 2003 stock option and grant plan will accelerate and vest in full at that time.

The following table identifies for each of our executive officers and directors the aggregate number of shares subject to his outstanding unvested Company Options that will be accelerated and become fully vested and exercisable as of the effective time of the merger, the weighted average exercise price of his Company Options that will be accelerated and become fully vested and exercisable as of the effective time of the merger and the value of such accelerated stock options based on the difference between the exercise price and $15.65 per share. Only accelerated stock options with an exercise price lower than $15.65 per share were included in calculating the following table. The following table assumes that the closing of the merger occurs on November 15, 2008.

		Weighted Average
	Aggregate Shares	Exercise Price of
	Subject to Unvested	Unvested Stock	Value of Stock
	Stock Options to be	Options to be	Options to be
Name	Accelerated	Accelerated	Accelerated

Executive Officers
Leonard A. Foxman	—	—	—
Theodore D. Foxman	47,500	$11.07	$217,550
Stephen J. Hawrysz	20,000	$11.07	$91,600
Jack E. Weimer	23,501	$11.07	$107,635
Directors
Michael C. Child	4,063	$12.55	$12,595
William H. Gibbs	4,897	$12.35	$16,140
Ross W. Manire	4,063	$12.55	$12,595
David B. Mullen	4,897	$12.35	$16,140

Total	108,921		$474,255

Note: This table does not include 18,501, 6,168, 3,084, 2,917, 2,917 and 2,917 shares subject to unvested Company Options held by Theodore D. Foxman, Stephen J. Hawrysz, Jack E. Weimer, William H. Gibbs, Ross W. Manire and David B. Mullen, respectively, because these Company Options have exercise prices greater than $15.65. These unvested Company Options along with the vested portions of such Company Options will be assumed and converted automatically at the effective time into options to acquire shares of Teradyne’s common stock. See “The Merger Agreement — Treatment of Equity-Based Awards” on page 46 of this proxy statement.

Severance Provisions of Employment Agreements

Each of Leonard A. Foxman, Theodore D. Foxman, Stephen J. Hawrysz and Jack E. Weimer are party to an employment agreement with us, which requires us to make certain payments and/or provide certain benefits to such executive officers in the event of a qualifying termination of their employment. The following summarizes the potential payments to each executive officer under his current employment agreement, assuming the closing of the merger and the subsequent termination of such executive officer occurs. However, each of Leonard A. Foxman, Theodore D. Foxman and Jack E. Weimer entered into letter agreements with Teradyne described below under the heading “Retention Agreements” which will supersede or amend their existing employments agreements effective upon the merger. Accordingly, if the merger is consummated and any such executive officer is terminated following the merger, the payments, if any, to which such executive officer is entitled will be determined in accordance with the terms of the retention agreement such executive officer entered into with Teradyne.

Leonard A. Foxman.  In the case of termination by Mr. Foxman for good reason, or by us without cause, he will continue to receive salary at a rate equal to 100% of his base salary in effect on the date of termination for a period of two years from the date of such termination. Additionally, Mr. Foxman will receive group health plan benefits for two years from the date of such termination. If Mr. Foxman elects to terminate his employment without good reason, all of our obligations cease on the termination date. If Mr. Foxman’s employment terminates because of his becoming disabled, he will receive 100% of his base salary and all of his benefits under the employment agreement for the lesser of (i) six months or (ii) the remainder of his term of employment. If Mr. Foxman’s employment terminates because of his death, all our obligations terminate, except to pay earned but unpaid base salary. Finally, if Mr. Foxman is terminated for cause, we incur no further liability to him effective immediately upon a vote by our board of directors and written notice to Mr. Foxman.

Theodore D. Foxman.  In the case of termination by Mr. Foxman for good reason, or by us without cause, he will continue to receive salary at a rate equal to 100% of his base salary in effect on the date of termination for a period of eighteen months from the date of such termination. Additionally, Mr. Foxman will receive group health plan benefits for eighteen months from the date of such termination. If Mr. Foxman elects to terminate his employment without good reason, all of our obligations cease on the termination date. If Mr. Foxman’s employment terminates because of his becoming disabled, he will receive 100% of his base salary and all of his benefits under the employment agreement for the lesser of (i) six months or (ii) the remainder of his term of employment. If Mr. Foxman’s employment terminates because of his death, all our obligations terminate, except to pay earned but unpaid base salary. Finally, if Mr. Foxman is terminated for cause, we incur no further liability to him effective immediately upon a vote by our board of directors and written notice to Mr. Foxman.

Stephen J. Hawrysz.  In the case of termination by Mr. Hawrysz for good reason, or by us without cause, he will continue to receive salary at a rate equal to 50% of his base salary in effect on the date of termination for a period of two years from the date of such termination. Additionally, Mr. Hawrysz will receive group health plan benefits for one year from the date of such termination. If Mr. Hawrysz elects to terminate his employment without good reason, all of our obligations cease on the termination date. If Mr. Hawrysz’s employment terminates because of his becoming disabled, he will receive 100% of his base salary and all of his benefits under the employment agreement for the lesser of (i) six months or (ii) the remainder of his term of employment. If Mr. Hawrysz’s employment terminates because of his death, all our obligations terminate, except to pay earned but unpaid base salary. Finally, if Mr. Hawrysz is terminated for cause, we incur no further liability to him effective immediately upon a vote by our board of directors and written notice to Mr. Hawrysz.

Jack E. Weimer.  In the case of termination by Mr. Weimer for good reason, or by us without cause, he will continue to receive salary at a rate equal to 50% of his base salary in effect on the date of termination for a period of two years from the date of such termination. Additionally, Mr. Weimer will receive group health plan benefits for one year from the date of such termination. If Mr. Weimer elects to terminate his employment without good reason, all of our obligations cease on the termination date. If Mr. Weimer’s employment terminates because of his becoming disabled, he will receive 100% of his base salary and all of his benefits under the employment agreement for the lesser of (i) six months or (ii) the remainder of his term of employment. If Mr. Weimer’s employment terminates because of his death, all our obligations terminate, except to pay earned but unpaid base salary. Finally, if Mr. Weimer is terminated for cause, we incur no further liability to him effective immediately upon a vote by our board of directors and written notice to Mr. Weimer.

Retention Agreements

On August 27, 2008, Teradyne entered into letter agreements with several of our employees, including Leonard A. Foxman, Theodore D. Foxman and Jack E. Weimer, which provide, among other things, for continued employment upon the closing of the merger, on the terms and conditions set forth therein. The effectiveness of each of those agreements is conditioned upon the closing of the merger and will only take effect, and supersede or amend the existing employment agreements described above, from the effective date forward. The following summarizes the significant terms of those agreements.

Leonard A. Foxman.  Under the terms of his letter agreement, Mr. Foxman will be employed by Teradyne as the Business Unit Manager for Teradyne’s Eagle Test Business Unit following the closing of the merger at an annual base salary of $425,000. Mr. Foxman’s employment with Teradyne will terminate on the first anniversary of the closing of the merger, or such other date as Mr. Foxman and Teradyne may mutually agree. Under the terms of the letter agreement, Mr. Foxman is eligible for a cash bonus payment upon meeting certain targets or objectives to be determined by Teradyne, with a target bonus payment of $200,000. Mr. Foxman’s letter agreement also provides for a grant of performance-based restricted stock units having a target value of $225,000 on the date of grant. The actual number of his performance-based restricted stock units will be determined by Teradyne in its sole discretion based upon targets or objectives and will be distributed shortly after the end of Teradyne’s fiscal 2009 year. The letter agreement further provides that upon the expiration of the term of Mr. Foxman’s employment, or upon termination by Teradyne with or without cause or by Mr. Foxman for any reason, Mr. Foxman is entitled to certain termination benefits which include two years of salary continuation at his base rate and the continuation of certain health benefits.

Theodore D. Foxman.  Under the terms of his letter agreement, Mr. Foxman will be employed by Teradyne to perform and assist in the transitioning of his duties with Eagle Test following the closing of the merger at a monthly base salary of $33,333 (which would annualize to $400,000). Mr. Foxman’s employment will terminate six months from the closing of the merger or on an earlier date as determined by Teradyne. Upon his termination and provided he is not terminated for cause, Mr. Foxman will receive a cash bonus award based on the length of his actual employment with Teradyne pro rated against the annualized sum of $300,000. In addition, Mr. Foxman will receive the termination benefits set forth in his current employment agreement with Eagle Test, except that Teradyne will pay the 18 months of continued salary in one lump-sum payment of $600,000, less applicable taxes and withholdings. The letter agreement further provides that Mr. Foxman will be paid upon his termination a special retention bonus payment of $175,000, less applicable taxes and withholding.

Jack E. Weimer.  Under the terms of his letter agreement, Mr. Weimer will be employed by Teradyne as the Manager of the Technical Solutions Group for Teradyne’s Eagle Test Business Unit following the closing of the merger at an annual base salary of $200,000. Under the terms of the letter agreement and starting in January 2009, Mr. Weimer will be eligible for a cash bonus payment upon meeting certain targets or objectives to be determined by Teradyne, having a target bonus payment of $100,000. The letter agreement further provides that Mr. Weimer will receive lump-sum cash payments in the amount of $100,000 on each of the first and second anniversaries of the effective date of the letter agreement, provided that he remains an employee in good standing of Teradyne on those dates. The letter agreement further provides that if, prior to the second anniversary of the closing of the merger, Mr. Weimer’s employment is terminated by Teradyne without cause or by Mr. Weimer for good reason, Mr. Weimer shall receive the termination benefits set forth in his current employment agreement with Eagle Test, with any such amounts to be reduced by the lump-sum cash payments received.

Mr. Weimer’s letter agreement also provides for certain equity compensation arrangements, subject to the approval of Teradyne’s board of directors or compensation committee. Teradyne has explicitly agreed to recommend these arrangements to its board of directors or compensation committee as appropriate. Mr. Weimer will receive a time-based restricted stock unit grant equal in value to $150,000, which will vest in equal annual installments over four years beginning on the first anniversary of the date of grant. Mr. Weimer also will receive a second time-based restricted stock unit grant equal in value to $150,000 which will vest on the earlier to occur of (i) the second anniversary of the grant, provided that Mr. Weimer remains an employee of Teradyne, or (ii) the termination of Mr. Weimer’s employment by Teradyne other than for cause or by Mr. Weimer for good reason. The date of grant for both restricted stock unit awards will be the first business day of the month following the date of the closing of the merger.

Fiscal 2008 Bonus Awards

On August 30, 2008, pursuant to the terms of our 2008 Management Bonus Plan (the “Bonus Plan”), the compensation committee of our board of directors approved bonus awards for the fiscal year ended September 30, 2008 (“Fiscal 2008”) for the Chief Executive Officer and President (Len Foxman), the Chief Operating Officer and Executive Vice President (Ted Foxman), the Chief Financial Officer (Steve Hawrysz), and the Chief Technical Officer and Vice President of Technical Solutions (Jack Weimer), and other officers approved for participation in the Bonus Plan by our compensation committee. These bonus awards are conditioned upon each participant being employed by us as of September 30, 2008, and shall be paid to the participants thereafter. The Bonus Plan established an aggregate bonus pool allocable to participants based upon our year-to-date financial performance and an estimate of our Fiscal 2008 operating income. Individual bonus awards were then determined by our compensation committee based upon the attainment of Eagle Test financial performance targets, as well as individual performance goals. The bonus awards for Fiscal 2008 for each of the Chief Executive Officer and President (Len Foxman), the Chief Operating Officer and Executive Vice President (Ted Foxman), the Chief Financial Officer (Steve Hawrysz), and the Chief Technical Officer and Vice President of Technical Solutions (Jack Weimer) are $425,000, $300,480, $102,000 and $98,000, respectively.

Our compensation committee determined that it would be advisable to determine and approve bonus awards for Fiscal 2008 prior to our execution of the merger agreement. The Bonus Plan provides that the performance goals will be measured at the end of the fiscal year after the preparation of our audited financial statements. However, the Bonus Plan also provides that our compensation committee may amend, alter or terminate the Bonus Plan at any time. Due to the pending merger, our compensation committee amended this provision of the Bonus Plan to permit the performance goals to be measured based upon our year-to-date financial performance and an estimate of our Fiscal 2008 operating income.

First Quarter Fiscal 2009 Bonus Awards

On August 30, 2008, our compensation committee also amended the Bonus Plan to provide that the performance goals will be measured and bonus awards will be approved at the end of the three-month period ending December 31, 2008 after the preparation of our unaudited financial statements. This amendment is subject to and conditioned upon the consummation of the merger. Teradyne’s fiscal year ends on December 31 of each year and our fiscal year ends on September 30 of each year. As a result, any participant who remains an employee of Teradyne following the consummation of the merger will not be eligible to participate in Teradyne’s bonus plan until January 1, 2009. In order to appropriately compensate such individuals for their employment during the three-month period ending December 31, 2008, our compensation committee approved this amendment to the Bonus Plan (subject to and conditioned upon the consummation of the merger).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the special meeting of stockholders and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should carefully read this entire proxy statement, including each of the annexes.

The Special Meeting

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board of directors.

Q.	What will I be asked to vote upon at the special meeting?

A.	You will be asked to vote on the adoption of the merger agreement that we have entered into with Teradyne and Merger Subsidiary, pursuant to which a wholly-owned subsidiary of Teradyne will be merged with and into us and we will become a wholly-owned subsidiary of Teradyne. We will also be asking you to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of adoption of the merger agreement.

Q.	What stockholder approvals are required for the mergers?

A:	The holders of a majority of the outstanding shares of Common Stock on October 3, 2008, or the record date for the special meeting of stockholders, must vote in favor of the adoption of the merger agreement. Only holders of record of Common Stock at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were 23,060,552 shares of Common Stock outstanding, held by approximately 18 holders of record, and entitled to vote at the special meeting. In connection with the execution of the merger agreement, the TA Funds and the Foxman Holders, who collectively beneficially own approximately 39.3% of the voting power of our Common Stock as of the record date, entered into stockholders’ agreements agreeing to vote in favor of the adoption of the merger agreement. If the merger agreement terminates in accordance with its terms, these stockholders’ agreements will also terminate.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our shares of Common Stock as of the close of business on October 3, 2008 are entitled to vote at the special meeting. You are entitled to one vote per share of Common Stock held.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote in one of the following three ways whether or not you plan to attend the special meeting: (i) by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, (ii) by completing your proxy using the toll-free telephone number listed on the proxy card, or (iii) by completing your proxy through the Internet at the address listed on the proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy card.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Brokers or other nominees who hold shares of Common Stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers, commonly referred to as broker “non-votes.” You should follow the procedures provided by your broker regarding the voting of your shares. These non-voted shares of Common Stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” the adoption of the merger agreement. Non-voted shares of Common Stock will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement.

Q.	What if I do not vote?

A.	If you fail to vote by proxy or in person, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Failure to vote will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the adoption of the merger agreement and “FOR” approval of the adjournment proposal.

If you submit your properly signed proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will have the same effect as a vote “AGAINST” the adoption of the merger agreement. With respect to the proposal to approve one or more adjournments to the special meeting, an abstention will have no effect, and the proposal will be decided by the stockholders who cast votes “FOR” and “AGAINST” that proposal.

Q.	When should I send in my proxy card?

A.	You should mail in your proxy card or complete your proxy card through the Internet or by telephone as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card or completed my proxy card through the Internet or by telephone?

A.	Yes. You may change your vote and revoke your proxy at any time before the polls close at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. With respect to voting your proxy by telephone or via the Internet, you can revoke your proxy by voting again and only your last action will be counted.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting of stockholders and vote your shares of Common Stock in person. If you hold shares in “street name,” you must provide a proxy executed by your bank or broker in order to vote your shares at the meeting.

The Merger

Q.	What is the proposed transaction?

A.	Teradyne will acquire us by merging a subsidiary of Teradyne into us. We will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Teradyne.

Q.	If the merger is completed, what will I be entitled to receive for my shares of Common Stock and when will I receive it?

A.	You will be entitled to receive $15.65 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that you own.

After the merger closes, Teradyne will arrange for a letter of transmittal to be sent to each stockholder. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal, his, her or its stock certificates and any other required documentation.

Q.	Am I entitled to appraisal rights?

A.	Under the DGCL, holders of shares of Common Stock who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the merger agreement. Any holder of shares of Common Stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to Eagle Test prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel.

Q.	Why is our board of directors recommending the merger?

A.	After careful consideration, our board of directors, by the unanimous vote of all directors, approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of our company and our stockholders, and recommends that you adopt the merger agreement. For a more detailed explanation of the factors that our board of directors considered in determining whether to recommend the merger, see “The Merger — Reasons for the Merger and Recommendation of our Board of Directors” on page 28 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash for shares of Common Stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our Common Stock. For a more detailed explanation of the tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” on page 43 of this proxy statement. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	When is the merger expected to be completed?

A.	We expect the merger to be completed in the fourth quarter of the 2008 calendar year following satisfaction or waiver of all conditions, including expiration or termination of the waiting period under the HSR Act and the adoption of the merger agreement by our stockholders. We and Teradyne each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act. In addition to filing in the United States, we and Teradyne filed a joint notification with the merger control authorities in Germany on September 15, 2008 and received clearance on September 24, 2008.

Q.	What will happen to my shares of Common Stock after the merger?

A.	Following the effectiveness of the merger, your shares of Common Stock will represent solely the right to receive the merger consideration, and trading in Common Stock on the NASDAQ Global Market will cease. Price quotations for our Common Stock will no longer be available and we will cease filing periodic reports under the Securities Exchange Act of 1934, as amended.

Q.	Should I send in my stock certificates now?

A.	No. After the merger closes, Teradyne will arrange for a letter of transmittal containing detailed instructions to be sent to each stockholder. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal accompanied by that stockholder’s stock certificates and any other required documentation.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	You should direct any questions regarding extra copies of the proxy materials, the special meeting of stockholders or the merger to our proxy solicitor, D.F. King & Co., Inc., at 1-800-628-8536.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contains forward-looking statements (as that term is defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including, without limitation:

•	the requirement that our stockholders adopt the merger agreement;

•	either party’s failure to satisfy other conditions to the merger;

•	the effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally, including our ability to retain key employees;

•	adverse changes in our industry;

•	the loss of one or more of our largest customers; and

•	other risks detailed in our current filings with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

See “Where You Can Find More Information” on page 64 of this proxy statement. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement are based on the information available to us as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement to you, as a holder of Common Stock, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders, or at any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

The special meeting of our stockholders will be held at our headquarters at 2200 Millbrook Drive, Buffalo Grove, Illinois 60089, on Friday, November 7, 2008, at 10 a.m., local time.

Purpose of the Special Meeting

The purpose of the special meeting is:

•	to vote on a proposal to adopt the Agreement and Plan of Merger dated as of September 1, 2008, among Eagle Test, Teradyne and Merger Subsidiary, as the same may be amended from time to time, a copy of which is attached as Annex A to this proxy statement;

•	to vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

Our Board’s Recommendation

Our board of directors has unanimously (i) determined that the merger and the merger agreement are advisable and in the best interests of our company and our stockholders, (ii) approved the merger agreement, (iii) resolved to recommend that the stockholders adopt the merger agreement, and (iv) directed that such matter be submitted for consideration of the stockholders of Eagle Test at the special meeting. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement at the special meeting.

Record Date; Stock Entitled to Vote

The holders of record of shares of Common Stock as of the close of business on October 3, 2008, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were 23,060,552 shares of Common Stock outstanding and entitled to vote held by approximately 18 stockholders of record. Each share of our Common Stock entitles the holder to one vote on all matters properly coming before the special meeting or any adjournment or postponement thereof.

Quorum

Our by-laws and Delaware law require the presence, in person or by duly executed proxy, of the holders of a majority of the voting power of outstanding shares of our Common Stock entitled to vote at the special meeting to constitute a quorum. Both abstentions and broker “non-votes” (as that term is described in the next section) will be counted as present for purposes of determining the existence of a quorum. If a quorum is not present and if the adjournment proposal has the necessary majority, we expect to adjourn the special meeting to solicit additional proxies and intend to vote any proxies we have received at the time of the special meeting in favor of an adjournment.

Vote Required for Approval

Our charter and by-laws and Delaware law require the affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote at the special meeting to adopt the merger agreement. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN.

Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the adoption of the merger agreement. Failure to vote, in person or by proxy, will have no effect on the approval of the adjournment proposal.

Brokers or other nominees who hold shares of Common Stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers, sometimes referred to as broker “non-votes.” These non-voted shares of Common Stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” the adoption of the merger agreement. Non-voted shares of Common Stock will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

On the record date, our directors and executive officers and their affiliates owned 9,220,403 shares of our Common Stock, or approximately 40.0% of our total outstanding shares. These shares include 9,070,784 shares of our Common Stock, or approximately 39.3% of our total outstanding shares, that are subject to stockholders’ agreements. If the merger agreement terminates in accordance with its terms, these stockholders’ agreements will also terminate.

Voting

Holders of record of Common Stock may vote their shares by attending the special meeting and voting their shares of Common Stock in person, or by: (i) completing, signing and dating the accompanying proxy card and mailing it in the enclosed postage-prepaid envelope, (ii) completing the proxy using the toll-free telephone number listed on the proxy card or (iii) completing the proxy through the Internet at the address listed on the proxy card. All shares of Common Stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of Common Stock represented by the proxy will be voted “FOR” the adoption of the merger agreement, “FOR” approval of any proposal to adjourn the special meeting to solicit additional proxies in favor of the adoption of the merger agreement and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact our proxy solicitor, D.F. King & Co., Inc., at 1-800-628-8536.

Stockholders who hold their shares of Common Stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of Common Stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting. You should follow the procedures provided by your broker regarding the voting of your shares. Brokers or other nominees may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers, commonly referred to as broker “non-votes.” These non-voted shares of Common Stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” the adoption of the merger agreement.

In connection with the execution of the merger agreement, the TA Funds and the Foxman Holders, who collectively beneficially own approximately 39.3% of the voting power of our Common Stock as of the record date, entered into stockholders’ agreements agreeing to vote in favor of the adoption of the merger agreement. If the merger agreement terminates in accordance with its terms, these stockholders’ agreements will also terminate.

Revocability of Proxies

You may change your vote at any time before the polls close at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary at Office of the Secretary, Eagle Test Systems, Inc., 2200 Millbrook Drive, Buffalo Grove, Illinois 60089, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card with a later date. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. With respect to voting your proxy by telephone or via the Internet, you can revoke your proxy by voting again and only your last action will be counted.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Eagle Test on behalf of its board of directors. In addition, we retained D.F. King & Co., Inc. to assist in the solicitation for a fee of approximately $7,500, a nominal fee per stockholder contact, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by personal interview, e-mail, telephone, facsimile or other means of communication. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of Common Stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Proposal to Approve Adjournment of the Special Meeting

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to adopt the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt the merger agreement by the time of the special meeting. In that event, we would determine to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The approval of a proposal to adjourn the special meeting would require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the special meeting. The failure to vote shares of Common Stock would have no effect on the approval of the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless our board of directors fixes a new record date for the special meeting.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to matters set forth in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of Common Stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, D.F. King & Co., Inc., at 1-800-628-8536.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of Eagle Test during our regular business hours by any interested holder of our Common Stock. In addition, our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days before the special meeting.

THE MERGER

Background of the Merger

We have regularly evaluated various strategies for improving our competitive position and increasing long-term stockholder value. As part of these evaluations, we have, from time to time, considered various strategic alternatives, including capital raising transactions, acquisitions, stock repurchases, and the potential sale of the entire Company. In addition, the Eagle Test Board of Directors (the “Eagle Board”) and management have regularly discussed our position and prospects within the semiconductor automated test equipment (“ATE”) market, reviewed our short- and long-term business strategies, monitored market trends in the industry, and evaluated the opportunities and challenges for attaining our strategic objectives and creating value for our stockholders.

On September 26, 2007, Leonard Foxman, our Chief Executive Officer and President, received an unsolicited phone call from Michael Bradley, the Chief Executive Officer and President of Teradyne. Mr. Bradley indicated that he wanted to discuss the two companies and their strategic directions. On October 22, 2007, Mr. Foxman met with Mr. Bradley and Mark Jagiela, the President, Semiconductor Test Division of Teradyne in Chicago, Illinois, to discuss the semiconductor ATE market and the strategic direction of Eagle Test and Teradyne. (All references to “Mr. Foxman” refer to Leonard Foxman.)

On November 7, 2007, the Eagle Board held a special meeting to discuss the nature and content of the meeting among Messrs. Foxman, Bradley and Jagiela. The Eagle Board encouraged management to continue discussions with Mr. Bradley and report any developments. The Eagle Board also discussed the potential benefits of initiating a stock repurchase program. The Eagle Board concluded that it would not initiate a stock repurchase program at this time, but would continue to evaluate a potential stock repurchase program in the context of its assessment of other strategic alternatives.

On November 21, 2007, Mr. Bradley called Mr. Foxman to arrange a meeting to discuss the strategic fit of a potential business combination, which would include a general company overview of Eagle Test. On December 6, 2007 and December 7, 2007, Mr. Foxman and Mr. Bradley exchanged emails in order to establish the topics to be included and questions to be addressed in the general company overview.

On December 21, 2007, Mr. Bradley, Mr. Jagiela, Gregory Beecher, the Chief Financial Officer of Teradyne, and Regan Mills, the General Manager, Consumer Business Unit of Teradyne, attended a meeting in Chicago, Illinois, at which Mr. Foxman, Theodore Foxman, our Chief Operating Officer, and Stephen Hawrysz, our Chief Financial Officer, presented a general company overview of Eagle Test comprised of publicly available information. At this meeting, Mr. Bradley indicated that Teradyne would be interested in exploring a potential acquisition of Eagle Test, but that it would not be in a position to take substantial steps until after it completed its acquisition of Nextest Systems, Inc. At this meeting, Eagle Test provided a draft confidentiality agreement to Teradyne. The parties agreed to review and discuss the terms of the confidentiality agreement. During the next three weeks, Eagle Test, Eagle Test’s legal advisor, Goodwin Procter LLP (“Goodwin Procter”), and Teradyne discussed the terms of the confidentiality agreement. The final confidentiality agreement dated January 11, 2008 was executed by Eagle Test and Teradyne on or around January 14, 2008.

On January 3, 2008, Mr. Foxman and Mr. Bradley talked briefly and discussed the ways in which the meeting on December 21, 2007 had been productive. On January 7, 2008, Mr. Foxman and Mr. Bradley talked briefly to plan the timing and content of future discussions, and determined that a more detailed discussion regarding Eagle Test’s technology was an appropriate next step.

On January 7, 2008, the Eagle Board held a special meeting at which management informed the Eagle Board that Teradyne had expressed an interest in acquiring Eagle Test. Goodwin Procter discussed the fiduciary duties of the board of directors of a Delaware company in connection with its consideration of a potential business combination. The Eagle Board and management discussed Eagle Test’s long-term strategic alternatives, which had been regularly discussed at many of the regular Eagle Board meetings. The Eagle Board encouraged management to continue discussions with Teradyne, and to obtain an indication of value from Teradyne. The Eagle Board determined that Eagle Test should engage a financial advisor to review the state of the semiconductor ATE market and advise Eagle Test on strategic alternatives, including a potential sale of Eagle Test. The selection of Lehman Brothers was favored in light of Eagle Test’s prior experience with Lehman Brothers in connection with Eagle Test’s initial public offering and follow-on offering, as well as Lehman Brothers’ national reputation in mergers and acquisitions and familiarity with Eagle Test and its business. The Eagle Board authorized management to engage Lehman Brothers. Eagle Test entered into a confidentiality agreement with Lehman Brothers on January 17, 2008, and entered into an engagement letter with Lehman Brothers on January 18, 2008.

On January 31, 2008, the Eagle Board held a special meeting at which Lehman Brothers discussed with the Eagle Board the state of the semiconductor ATE industry and the ability of potential acquirors to consummate an acquisition of Eagle Test based upon current market, business, economic and other conditions. Eagle management also discussed the materials that would be included in the presentation to Teradyne on the following day.

On February 1, 2008, Messrs. Foxman and Jack Weimer, the Chief Technical Officer and Vice President of Technical Solutions of Eagle Test, met with Mr. Mills and other engineering representatives of Teradyne in Chicago, Illinois, and delivered a detailed presentation regarding Eagle Test’s technology.

On February 6, 2008, Lehman Brothers sent a letter to Teradyne which outlined Eagle Test’s expectations, as communicated to Lehman Brothers by the Eagle Board at the January 31, 2008 special meeting. The letter indicated that the principal objectives of the Eagle Board in considering any indication of interest would include the sale of Eagle Test in a manner that maximized the total value to the stockholders, minimized conditions to closing and minimized time to closing.

During February 2008, Eagle Test provided further due diligence materials to Teradyne and the parties held several discussions regarding the strategic and financial merits and potential synergies of a combined entity. Mr. Foxman also conducted several conferences with members of the Eagle Board in order to provide updates on these discussions and obtain further guidance.

On February 22, 2008, Eagle Test and Teradyne entered into an amendment to the confidentiality agreement for the purpose of making the confidentiality obligations mutually applicable to Eagle Test with respect to Teradyne information. On February 23, 2008, Messrs. Bradley, Jagiela and Beecher met in Chicago, Illinois with Messrs. Foxman, Ted Foxman and Hawrysz and presented Teradyne’s general company overview and strategic direction. Lehman Brothers and Goldman Sachs & Co., financial advisor to Teradyne (“Goldman Sachs”), were also present at this meeting.

On February 29, 2008, Goldman Sachs communicated orally to Lehman Brothers that Teradyne was preparing an indication of interest to purchase 100% of the common stock of Eagle Test at a price of $14.25 per share, with the merger consideration consisting of 30% cash and 70% Teradyne common stock. This price represented a premium of 32.3% to the February 28, 2008 closing price. After consultation with Mr. Foxman, and based upon earlier discussions with and instructions from the Eagle Board, Lehman Brothers communicated orally to Goldman Sachs that an indication of interest at this valuation would not be perceived by the Eagle Board as an attractive offer. Later in the day, Mr. Foxman and Mr. Bradley discussed the potential offer, and Mr. Foxman reiterated that the Eagle Board would not find an indication of interest at such price to be attractive.

On March 5, 2008, the Eagle Board held a special meeting at which the Eagle Board discussed the possibility of a business combination with Teradyne. The Eagle Board concluded that it would not pursue a business combination with Teradyne at this time because the value being offered to Eagle Test stockholders by Teradyne was not attractive. Given Eagle Test’s current cash position, the Eagle Board then discussed the potential benefits of initiating a stock repurchase program. The Eagle Board asked Lehman Brothers to evaluate a potential stock repurchase program and other alternative uses of its cash.

On March 13, 2008, the Eagle Board held a special meeting at which Lehman Brothers led a discussion of stock repurchase programs based upon Eagle Test’s capital structure, business and market dynamics, as well as the potential impacts on trading liquidity and the number of shares available for purchase in the market.

Based upon the current stock price and other strategic alternatives under consideration, the Eagle Board concluded that it would not initiate a stock repurchase program at this time.

On April 25, 2008, the Eagle Board held a regular meeting at which management and the Eagle Board continued to discuss a potential stock repurchase program and other strategic alternatives.

In early June 2008, Mr. Foxman and a member of the Eagle Board each had conversations with Mr. Bradley in order to establish whether or not the parties would be willing to work together to bridge the gap in the valuation of Eagle Test and further explore a business combination transaction. At the request of Eagle Test and Teradyne, respectively, Lehman Brothers and Goldman Sachs also began to work again to develop a financial model of the combined company and the strategic and financial rationale for a higher valuation of Eagle Test.

On June 19, 2008, Messrs. Foxman, Ted Foxman and Hawrysz and a member of the Eagle Board met with Mr. Bradley and other Teradyne representatives in Boston, Massachusetts, to discuss Eagle Test’s recent financial performance, expected revenue sources, and potential synergies to be realized by the combined companies. Eagle management also indicated that the Eagle Board would be open to an indication of interest that included a combination of cash and Teradyne stock in exchange for Eagle Test stock.

On June 30, 2008, Eagle Test received a written indication of interest from Teradyne in which Teradyne proposed to acquire 100% of the common stock of Eagle Test at a price of $14.75 per share in cash. This price represented a premium of 30.8% to the June 27, 2008 closing price. Mr. Ted Foxman informed the Eagle Board of the indication of interest and a special meeting was called for later in the day.

On June 30, 2008, the Eagle Board held a special meeting to discuss the indication of interest from Teradyne. Mr. Foxman and Lehman Brothers reviewed the conversations that had taken place between Eagle Test and Teradyne, and summarized the due diligence that Teradyne had done to date. Goodwin Procter discussed the duties and obligations of the Eagle Board in connection with considering a proposed business combination. The Eagle Board discussed Eagle Test’s long-term strategic alternatives, the fact that the semiconductor ATE market was in a phase of strategic consolidation and risks associated with not participating as a buyer or seller in such phase, current and projected economic and business conditions, and the challenges and risks of management succession and continuing to operate Eagle Test as an independent entity. The Eagle Board considered Teradyne’s request for exclusive negotiation and determined that it would not be in the best interests of Eagle Test to enter into exclusivity at this time. Lehman Brothers then discussed its preliminary analysis of the indication of interest, and discussed earnings estimates, stock price performance, stock trading analysis, purchase price multiples analysis, precedent transaction analysis and premiums paid analysis. Lehman Brothers also discussed its view on other potential strategic and financial buyers.

On July 1, 2008, the Eagle Board held a special meeting to discuss the response to Teradyne. The Eagle Board directed management to express to Teradyne that it was interested in continuing discussions concerning a potential business combination transaction, but that Teradyne would need to reevaluate its indication of interest and improve the value offered to Eagle Test stockholders. The Eagle Board also directed management to express to Teradyne that the Eagle Board would look favorably upon an indication of interest that included a combination of cash and Teradyne stock in exchange for Eagle Test stock provided the stock component was tax deferred for Eagle Test stockholders. The Eagle Board also directed Lehman Brothers to develop a list of potential strategic and financial buyers to contact in order to solicit additional interest in a business combination.

On July 3, 2008, the Eagle Board held a special meeting at which management and Lehman Brothers provided an update on conversations held with Teradyne and Goldman Sachs. Lehman Brothers noted that, because of different views on expected synergies, transaction costs and other factors, Eagle Test and Teradyne were reaching different conclusions with respect to whether the transaction might be accretive or dilutive to Teradyne at prices per share above $14.75. The Eagle Board instructed management and Lehman Brothers to continue the discussions in an effort to reconcile the differences and to express to Teradyne that increased value to Eagle Test stockholders was needed to progress further. After a discussion led by Lehman Brothers regarding specific potential strategic and financial buyers, the Eagle Board asked Lehman Brothers to approach Strategic Buyer A in order to assess its interest in discussing a potential acquisition of Eagle Test.

On July 3, 2008, Lehman Brothers contacted Strategic Buyer A to assess its interest in discussing a potential acquisition of Eagle Test. Strategic Buyer A expressed interest in a possible transaction, and on July 14, 2008, Lehman Brothers delivered a draft confidentiality agreement for its review. Strategic Buyer A and Eagle Test discussed the terms and conditions of the confidentiality agreement and discussed the proposed topics for an Eagle management presentation. After failing to obtain internal authority to pursue an acquisition of Eagle Test, on July 28, 2008, Strategic Buyer A declined the opportunity to participate further in discussions.

During the first two weeks in July, 2008, Mr. Foxman and Mr. Bradley held additional discussions regarding Teradyne’s indication of interest and the Eagle Board’s assessment of the indication of interest. During this same time, representatives from Goldman Sachs and Lehman Brothers conducted several phone conferences to discuss their respective financial analyses regarding a combined company.

On July 14, 2008, the Eagle Board held a special meeting at which management and Lehman Brothers discussed progress in the discussions with Teradyne. Because Teradyne had indicated that the potential dilutive effects of a transaction was critical to the pricing of the offer, Lehman Brothers and Goldman Sachs had been working to reconcile their differing viewpoints. Lehman Brothers discussed a detailed analysis of the reconciled financial model. As a result of this analysis, the Eagle Board continued to believe that Teradyne was capable of increasing the value offered to Eagle Test stockholders. After a discussion led by Lehman Brothers regarding specific potential strategic and financial buyers, the Eagle Board asked Lehman Brothers to approach Strategic Buyer B in order to assess its interest in discussing a potential acquisition of Eagle Test.

On July 16, 2008, Lehman Brothers contacted Strategic Buyer B to assess its interest in discussing a potential acquisition of Eagle Test. Strategic Buyer B declined the opportunity to participate further in discussions.

On July 18, 2008, Eagle Test received a revised written indication of interest from Teradyne in which Teradyne proposed to acquire 100% of the common stock of Eagle Test at a price of $14.75 per share, with the merger consideration consisting of 60% cash and 40% Teradyne common stock. This price represented a premium of 33.0% to the July 17, 2008 closing price. The indication of interest included an expiration date of July 25, 2008.

On July 21, 2008, Eagle management, one Eagle Board member, Lehman Brothers and Goodwin Procter conducted a preliminary discussion of the indication of interest from Teradyne. The parties discussed the tax implications of a transaction involving Teradyne common stock as merger consideration. Because of the regularly scheduled Eagle Board meeting on July 25, 2008, and the upcoming earnings announcements for both Eagle Test and Teradyne, it was determined that it would be in the best interests of Eagle Test to request an extension of the expiration date for the indication of interest until August 1, 2008.

On July 23, 2008, Teradyne provided a written extension of the expiration date for its indication of interest until August 1, 2008.

On July 25, 2008, the Eagle Board held a regular meeting at which it discussed Teradyne’s indication of interest. Lehman Brothers discussed a detailed analysis of Eagle Test’s valuation metrics, Teradyne’s valuation metrics and a pro forma merger analysis, including a discussion of earnings estimates, stock price performance, stock trading analysis, purchase price multiples analysis, precedent transaction analysis and premiums paid analysis. Lehman Brothers also updated its list of potential strategic and financial buyers. The Eagle Board carefully considered the potential advantages and disadvantages of discussing a potential transaction with other parties, including the potential disruptions to Eagle Test’s business of a long and protracted process, in particular the effect on customers and employees. The Eagle Board asked Lehman Brothers to approach Strategic Buyer C and Financial Buyers A, B, C and D in order to assess their interest in discussing a potential acquisition of Eagle Test. This strategic buyer, and the strategic buyers approached earlier, were identified by Lehman Brothers and management as being the only remaining logical strategic buyers in a consolidating industry. These financial buyers were identified by Lehman Brothers and management as being the most likely financial buyers to be interested in acquiring Eagle Test because of their prior experience and transactions in the semiconductor ATE industry and their expected ability to finance a transaction.

At this meeting, Eagle management also presented the three-year strategic plan for Eagle Test, the potential for exceeding the plan, and the risks of execution in the plan. The Eagle Board continued to discuss Eagle Test’s long-term strategic alternatives, the fact that the semiconductor ATE market was in a phase of strategic consolidation and risks associated with not participating as a buyer or seller in such phase, current and projected economic and business conditions, and the challenges and risks of management succession and continuing to operate Eagle Test as an independent entity.

On July 29, 2008, Lehman Brothers contacted Strategic Buyer C to assess its interest in discussing a potential acquisition of Eagle Test. Strategic Buyer C declined the opportunity to participate further in discussions.

On July 29, 2008, Lehman Brothers contacted Financial Buyer A to assess its interest in discussing a potential acquisition of Eagle Test. On August 1, 2008, Lehman Brothers delivered a draft confidentiality agreement for its review. After negotiation of the terms and conditions, Eagle Test and Financial Buyer A executed the confidentiality agreement on August 1, 2008. On August 8, 2008, Eagle Test discussed a general company overview with Financial Buyer A. On August 15, 2008, Financial Buyer A declined to participate further in the process.

On July 29, 2008, Lehman Brothers contacted Financial Buyer B to assess its interest in discussing a potential acquisition of Eagle Test. Financial Buyer B declined the opportunity to participate further in discussions.

On July 29, 2008, Lehman Brothers contacted Financial Buyer C to assess its interest in discussing a potential acquisition of Eagle Test. On August 1, 2008, Lehman Brothers delivered a draft confidentiality agreement for its review. After negotiation of the terms and conditions, Eagle Test and Financial Buyer C executed the confidentiality agreement on August 7, 2008. On August 8, 2008, Eagle Test discussed a general company overview with Financial Buyer C. Lehman Brothers last spoke with Financial Buyer C on August 22, 2008, and Financial Buyer C failed to pursue further discussions.

On July 29, 2008, Eagle Test announced its earnings results for the three months ended June 30, 2008.

On July 30, 2008, the Eagle Board held a special meeting in order to develop the response to Teradyne’s indication of interest from July 18, 2008. The Eagle Board directed Lehman Brothers to express to Goldman Sachs that Eagle Test continued to be interested in a potential business combination transaction with Teradyne, but that the value being offered to the Eagle Test stockholders by Teradyne continued to be insufficient. The Eagle Board also expressed a preliminary view that it strongly desired a price that approached at least $16.00 per share in value to Eagle Test stockholders.

On August 1, 2008, Lehman Brothers spoke with Goldman Sachs and communicated Eagle Test’s response to Teradyne’s indication of interest from July 18, 2008.

On August 4, 2008, Mr. Foxman spoke with Mr. Bradley and communicated Eagle Test’s response to Teradyne’s indication of interest from July 18, 2008.

On August 5, 2008, Lehman Brothers contacted Financial Buyer D to assess its interest in discussing a potential acquisition of Eagle Test. Financial Buyer D declined the opportunity to participate further in discussions.

On August 5, 2008, Eagle Test received a further revised written indication of interest from Teradyne in which Teradyne proposed to acquire 100% of the common stock of Eagle Test at a price of $15.50 per share in cash. This price represented a premium of 24.3% to the August 4, 2008 closing price. Mr. Foxman informed the Eagle Board of the indication of interest and a special meeting was called for the following day.

On August 6, 2008, the Eagle Board held a special meeting to discuss Teradyne’s most recent indication of interest. Lehman Brothers described its conversations with Goldman Sachs and also updated the Eagle Board on the status of discussions with each of the potential strategic and financial buyers Lehman Brothers had contacted. The Eagle Board discussed Eagle Test’s long-term strategic alternatives, the fact that that the semiconductor ATE market was in a phase of strategic consolidation and risks associated with not participating as a buyer or seller in such phase, current and projected economic and business conditions, and the challenges and risks of management succession and continuing to operate Eagle Test as an independent entity. The Eagle Board directed management to express to Teradyne that it continued to be interested in a potential business combination transaction with Teradyne, but that the Eagle Board was more likely to be supportive of a transaction that offered $15.75 per share in value to Eagle Test stockholders.

On August 7, 2008, Mr. Foxman contacted Mr. Bradley to discuss the price per share being offered to Eagle Test stockholders. Each of Messrs. Foxman and Bradley agreed that they would present a price of $15.65 per share to their respective board of directors to determine if such boards would be supportive of a business combination at such price. This price represented a premium of 20.1% to the August 5, 2008 closing price.

On August 7, 2008, the Eagle Board held a special meeting to discuss the price of $15.65 per share. Goodwin Procter discussed the fiduciary duties of the Eagle Board in connection with considering this proposed business combination. The Eagle Board concluded that Teradyne’s revised offer was attractive when compared to the challenges and risks of continuing to operate Eagle Test as an independent entity. The Eagle Board also concluded that continued negotiations with Teradyne would not yield a higher price per share than had been obtained through the extensive process undertaken by Eagle Test. The Eagle Board authorized management to provide extensive due diligence materials to Teradyne and to provide access to members of the senior management team for due diligence purposes. The Eagle Board also authorized management to attempt to reach agreement on the terms of a merger agreement and related documents. The Eagle Board also asked Lehman Brothers to continue its efforts to obtain indications of interest from other potential strategic and financial buyers. The Eagle Board further instructed management and Lehman Brothers to carry out these processes as expeditiously as possible so that the Eagle Board could evaluate final levels of interest in an acquisition of Eagle Test and weigh the relative benefits to stockholders of moving forward with a sale of Eagle Test compared with continuing to operate the business independently.

On August 7, 2008, Mr. Foxman emailed Mr. Bradley and indicated that the Eagle Board was supportive of a business combination at a price of $15.65 per share, and that Teradyne should complete its due diligence as soon as possible and the parties should proceed to negotiate definitive agreements.

On August 8, 2008, Mr. Foxman and Mr. Bradley spoke and confirmed that each party was committed to moving forward quickly to complete the due diligence process and attempting to negotiate and execute a definitive agreement.

On August 11, 2008, Messrs. Foxman and Hawrysz met with Messrs. Bradley, Jagiela and Beecher in Boston, Massachusetts to discuss the status of the definitive agreement process and schedule due diligence and management presentations to be held later in the week in Chicago, Illinois.

On August 11, 2008, Teradyne provided a preliminary due diligence document request list and representatives of Teradyne were granted access to Eagle Test’s electronic data room for the purpose of conducting due diligence.

On August 12, 2008, Goodwin Procter provided Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Teradyne (“WilmerHale”), with an initial draft of the merger agreement.

On August 13, 14 and 15, 2008, representatives of Eagle Test management met with representatives of Teradyne management for the purpose of management presentations on several areas of Eagle Test’s business and operations, including operations, customers, end-markets, applications engineering, technology and R&D, intellectual property, legal, regulatory, environmental, human resources, finance, tax and accounting.

During the course of August 11, 2008 through September 1, 2008, representatives of Goodwin Procter and WilmerHale discussed the terms of the merger and exchanged drafts of the merger agreement and the stockholders’ agreements. During this period, representatives of Goodwin Procter and WilmerHale discussed and negotiated various matters, including but not limited to, the scope of the representations and warranties, the conduct of Eagle Test’s business between signing and closing of the transaction, regulatory matters (including necessary antitrust filings), the parties’ respective conditions to closing (in particular the circumstances that would or would not trigger the “material adverse effect” closing condition), Eagle Test’s ability to respond to unsolicited inquiries following the announcement of the transaction, the rights of the parties to abandon the transaction and, in such event, any applicable termination fee, the structure of the merger and treatment of stock options, and the terms of the stockholders’ agreements requested by Teradyne. During this period, the parties engaged in diligence discussions and Eagle Test continued to populate the electronic data room with diligence materials for Teradyne’s ongoing due diligence review. Also during this period, representatives of Teradyne continued to meet for due diligence purposes with members of Eagle management and Eagle Test’s independent auditors, and visited Eagle Test’s facilities. During this period, Teradyne also conducted negotiations directly with the Chief Executive Officer and President (Len Foxman), the Chief Operating Officer and Executive Vice President (Ted Foxman), and the Chief Technical Officer and Vice President of Technical Solutions (Jack Weimer), and other officers, regarding the terms and conditions of retention agreements. These retention agreements were executed by Teradyne and the employees on August 27, 2008.

On August 25, 2008, the Eagle Board held a special meeting at which management provided an update on the due diligence process and the management meetings and presentations, and Goodwin Procter provided an update on the general structure of the merger, the significant terms of the merger agreement and stockholders’ agreements, and the closing conditions and timing of the transaction. Lehman Brothers provided an overall status of the process to date, and informed the Eagle Board that it had contacted all of the potential strategic and financial buyers identified by Lehman Brothers earlier in the process and that, after various discussions, all other potential strategic and financial buyers had ultimately concluded that they were not going to participate further in discussions.

On August 25, 2008, the compensation committee of the Eagle Board also held a special meeting to discuss the treatment of stock options in the merger, fiscal 2008 bonus awards and the first quarter fiscal 2009 bonus plan.

On August 30, 2008, in order to ensure that the granting of bonuses would not be disrupted or impacted by the proposed merger, the compensation committee of the Eagle Board, pursuant to the terms of Eagle Test’s 2008 Management Bonus Plan (the “Bonus Plan”), approved bonus awards for the fiscal year ending September 30, 2008 (“Fiscal 2008”), based on year to date financial performance and an estimate of Eagle Test’s Fiscal 2008 operating income, for the Chief Executive Officer and President (Len Foxman), the Chief Operating Officer and Executive Vice President (Ted Foxman), the Chief Financial Officer (Steve Hawrysz), and the Chief Technical Officer and Vice President of Technical Solutions (Jack Weimer), and other officers approved for participation in the Bonus Plan by Eagle Test’s compensation committee. The compensation committee of the Eagle Board also amended the Bonus Plan to provide that incentive performance goals for officers will be measured and bonus awards will be approved at the end of the three-month period ending December 31, 2008 after the preparation of Eagle Test’s unaudited financial statements for such period. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” on page 38 of this proxy statement.

On August 30, 2008, the Eagle Board held a special meeting to discuss the proposed business combination transaction. Eagle management, Goodwin Procter and Lehman Brothers also were present. At this meeting, the Eagle Board received a presentation from Goodwin Procter regarding the terms of the merger agreement. Lehman Brothers delivered orally to the Eagle Board and subsequently confirmed in writing, its opinion that, as of such date and subject to qualifications, limitations and assumptions set forth therein, the $15.65 per share in cash to be offered to Eagle Test stockholders was fair from a financial point of view to such holders, as more fully described below in the section entitled “Opinion of Eagle Test’s Financial Advisor,” on page 30 of this proxy statement. The Eagle Board discussed at length the advantages and risks of the proposed business combination transaction that are described in “Reasons for the Merger and Recommendation of our Board of Directors” below. Following this discussion, all of the members of the Eagle Board unanimously (i) determined that the merger and the merger agreement are advisable and in the best interests of Eagle Test and its stockholders, (ii) approved the merger agreement, (iii) resolved to recommend that the

Eagle Test stockholders adopt the merger agreement, and (iv) directed that such matter be submitted for consideration of the stockholders of Eagle Test at the special meeting.

On September 1, 2008, the merger agreement was executed by Eagle Test, Teradyne and the Merger Subsidiary, and all signatories to the stockholders’ agreements executed such agreements. Prior to the commencement of trading on the NASDAQ Global Market on September 2, 2008, Eagle Test and Teradyne issued a joint press release announcing the merger.

Reasons for the Merger and Recommendation of our Board of Directors

During the course of evaluating the merger and the merger agreement, our board of directors considered a number of factors and consulted our senior management, outside legal counsel and financial advisor.

Our board of directors considered a number of factors supporting its decision to approve the merger and the merger agreement, including, but not limited to the following material factors:

•	our business, financial condition, competitive position, business strategy, succession planning, strategic options and prospects, as well as risks involved in achieving these prospects, the nature of our business and the industry in which we compete, and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led our board of directors to conclude that the merger presented an opportunity for our stockholders to realize greater value than the value likely to be realized by stockholders in the event we remained independent;

•	our review of possible alternatives to a sale of Eagle Test, including (i) remaining independent and growing our business organically, (ii) sale of our entire business to a strategic buyer, a financial sponsor or private equity firm or (iii) the implementation of a stock repurchase program; the timing and likelihood of actually achieving additional value from these alternatives, as well as the risks and uncertainties associated with such alternatives, and the assessment of our board of directors that the merger presented the best reasonably available alternative for maximizing value for stockholders, taking into account risks of execution as well as business, competitive, industry and market risk;

•	the relationship of the cash offer of $15.65 per share to be paid as the consideration in the merger to the current and historical market prices of the Common Stock, including the fact that $15.65 represents an approximately 10.4% premium over the closing price of Common Stock on August 29, 2008 (the trading day prior to announcement of the transaction), an approximately 13.6% premium over the average closing price of Common Stock for the thirty trading days prior to August 29, 2008 and an approximately 30.3% premium to the average closing price for the ninety trading days prior to August 29, 2008;

•	the risk that Eagle Test might be unable in future quarters to meet the projections of management or market analysts due to the cyclical nature of the semiconductor industry and the resulting adverse effect that this could have on the trading price of the Common Stock;

•	the form of consideration to be paid to the stockholders in the merger and the certainty of value of cash consideration compared to stock or other forms of consideration;

•	the business reputation of Teradyne and its management and the substantial financial resources of Teradyne and, by extension, Merger Subsidiary, which our board of directors believed supported the conclusion that a transaction with Teradyne and Merger Subsidiary could be completed relatively quickly and in an orderly manner;

•	the opinion of Lehman Brothers delivered orally to our board of directors and subsequently confirmed in writing, a copy of which is attached as Annex B to this proxy statement, to the effect that, as of September 1, 2008 and subject to qualifications, limitations and assumptions set forth therein, the $15.65 per share in cash to be offered to our stockholders was fair from a financial point of view to such holders, as more fully described below in the section entitled “Opinion of Eagle Test’s Financial Advisor,” on page 30 of this proxy statement;

•	the fact that, prior to negotiating and entering into the merger agreement with Teradyne, our board of directors, with the assistance of its financial advisor, actively solicited offers from other potential strategic and financial buyers and none of them submitted a bid;

•	the board of directors’ belief that we had obtained the highest price per share that Teradyne was willing to pay, taking into account the terms resulting from extensive negotiations between the parties; and

•	the terms of the merger agreement, as reviewed by our board of directors with our legal advisors, including:

1.	the ability of the board of directors, under certain circumstances, to furnish information to and conduct negotiations with a third party and, under certain circumstances, upon the payment to Teradyne of a termination fee of $11,500,000, to terminate the merger agreement to accept a superior proposal;

2.	the board of directors’ belief that the $11,500,000 termination fee payable to Teradyne was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making an alternative proposal;

3.	the representation of Teradyne and Merger Subsidiary that they have access to sufficient cash resources to pay the amounts required to be paid under the merger agreement and the absence of a financing condition in the merger agreement;

4.	a definition of what constitutes a material adverse effect which excludes from this definition any fact, circumstance, event, effect, change or development that occurs or exists prior to the determination of a material adverse effect related to either Eagle Test or its business, and arises or results from the announcement of the execution of the merger agreement, the pendency of the merger, or any failure to meet analyst estimates or internal budgets or forecasts; and

5.	the likelihood that the merger will be consummated in light of the limited conditions to Teradyne’s obligation to complete the merger.

In the course of its deliberations, our board of directors also considered the following material risks and other countervailing factors:

•	that we will no longer exist as an independent company and our stockholders will no longer participate in our growth or any of the synergies resulting from the merger;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, possible employee attrition and the effect on business relationships;

•	the restrictions that the merger agreement imposes on soliciting competing bids and our obligation to pay a $11,500,000 termination fee to Teradyne under certain circumstances;

•	the fact that gains from an all-cash transaction would generally be taxable to our stockholders for U.S. federal income tax purposes;

•	the interests of our officers and directors in the merger described under “Interests of Our Directors and Executive Officers in the Merger” on page 38 of this proxy statement;

•	the impact of the merger on our non-executive employees;

•	the potential adverse effect of the public announcement of the merger on our business, including our significant customers, suppliers and other key relationships, our ability to attract and retain key personnel and our overall competitive position; and

•	the possibility that, although the merger provides our stockholders the opportunity to realize a premium over the price at which Common Stock traded prior to public announcement of the merger, the price of Common Stock might have increased in the future to a price greater than $15.65 per share.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the material factors considered by the board. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with outside legal counsel and its financial advisor, our board of directors has unanimously approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of our company and our stockholders. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” approval of the proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting if deemed necessary.

Opinion of Eagle Test’s Financial Advisor

Opinion of Lehman Brothers

Eagle Test engaged Lehman Brothers to act as its financial advisor with respect to the proposed sale of Eagle Test. On August 30, 2008, Lehman Brothers rendered its oral opinion (which was subsequently confirmed in writing) to Eagle Test’s board of directors that, as of such date, and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the stockholders of Eagle Test in the proposed merger is fair, from a financial point of view, to such stockholders.

On September 22, 2008, certain assets of Lehman Brothers, including its North American investment banking franchise, were acquired by Barclays Capital Inc. This acquisition of Lehman Brothers’ business occurred after the delivery of Lehman Brothers’ opinion to Eagle Test and the execution of the merger agreement on September 1, 2008.

The full text of Lehman Brothers’ written opinion, dated as of September 1, 2008, is attached as Annex B to this proxy statement. Lehman Brothers’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers’ opinion, the issuance of which was approved by Lehman Brothers’ Fairness Opinion Committee, is addressed to the board of directors of Eagle Test, addresses only the fairness, from a financial point of view, of the consideration to be offered to the stockholders of Eagle Test and does not constitute a recommendation to any stockholder of Eagle Test as to how such stockholder should vote with respect to the proposed merger or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between Eagle Test and Teradyne and were unanimously approved by Eagle Test’s board of directors. Lehman Brothers did not recommend any specific form of consideration to Eagle Test or that any specific form of consideration constituted the only appropriate consideration for the proposed merger. Lehman Brothers was not requested to address, and its opinion does not in any manner address, Eagle Test’s underlying business decision to proceed with or effect the proposed merger. In addition, Lehman Brothers’ opinion does not in any manner address the amount or the nature of any compensation to any officers, directors or employees of any party to the transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of Eagle Test in the proposed merger. No limitations were imposed by Eagle Test’s board of directors upon Lehman Brothers with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Lehman Brothers, among other things:

•	reviewed and analyzed the merger agreement and the specific terms of the proposed merger;

•	reviewed and analyzed publicly available information concerning Eagle Test that Lehman Brothers believed to be relevant to its analysis, including Eagle Test’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007, March 31, 2008, and June 30, 2008;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Eagle Test furnished to Lehman Brothers by Eagle Test, including financial projections prepared by Eagle Test’s management;

•	reviewed and analyzed a trading history of the Common Stock from its initial public offering on March 9, 2006 through August 29, 2008 and compared such trading history with those of other companies that Lehman Brothers deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of Eagle Test with those of other companies that Lehman Brothers deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the proposed merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

•	reviewed and analyzed published estimates of third party research analysts with respect to the future financial performance of Eagle Test;

•	reviewed and analyzed the results of Lehman Brothers’ efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of Eagle Test;

•	had discussions with the management of Eagle Test concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without any independent verification of such information. Lehman Brothers also relied upon the assurances of the management of Eagle Test that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Eagle Test, upon advice of Eagle Test, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Eagle Test as to Eagle Test’s future financial performance and that Eagle Test would perform in accordance with such projections. Lehman Brothers assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Eagle Test and did not make or obtain any evaluations or appraisals of the assets or liabilities of Eagle Test. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Lehman Brothers assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after the date of its opinion.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to the shares of Common Stock, but rather made its determination as to the fairness, from a financial point of view, to Eagle Test’s stockholders of the consideration offered to such stockholders in the proposed merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description.

In arriving at its opinion, Lehman Brothers did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to Eagle Test’s board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Eagle Test or any other parties to the proposed merger. None of Eagle Test, Teradyne, the Merger Subsidiary, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

Historical Share Price Analysis

To illustrate the trend in the historical traded prices of Common Stock, Lehman Brothers considered historical data with respect to the trading price of Common Stock for the period March 9, 2006 through August 29, 2008 and compared such data with the relative stock price performances during the same period of Teradyne, the PHLX Semiconductor Sector index, or the SOXX index, composed of 19 companies primarily involved in the design, distribution, manufacture, and sale of semiconductors; and a composite index of automatic test equipment manufacturers listed below, or the Composite Index.

The Composite Index consisted of:

•	Advantest Corp. (ATE);

•	Credence Systems Corp. (CMOS);

•	LTX Corporation (LTXC); and

•	Verigy Ltd. (VRGY).

Lehman Brothers noted that during this period, the closing stock price of Eagle Test ranged from $9.46 to $19.47 per share.

Lehman Brothers noted that from August 30, 2007 to August 29, 2008, the share price of Common Stock increased 19.6%, versus the SOXX Index, which decreased 28.0%, and the Composite Index, which decreased 39.0%.

Equity Research Analysis

In order to illustrate how the consideration offered to Eagle Test’s stockholders in the proposed merger compared with publicly available price targets published by various firms that publish independent research on Eagle Test (including Bank of America Corporation, Broadpoint Capital, Inc., Canaccord Adams Inc., Deutsche Bank AG and Piper Jaffray & Co.), Lehman Brothers compared the merger consideration of $15.65 per share with the published price targets by various brokerage firms of $14.00 to $16.00 per share. Lehman Brothers noted that the merger consideration of $15.65 per share was above the mean and median price target of $15.00 and above the range of published price targets discounted one year at a rate of 13.3%.

Selected Comparable Company Analysis

In order to assess how the public market values shares of publicly traded companies with similar operating characteristics as Eagle Test, Lehman Brothers reviewed and compared specific financial and operating data relating to Eagle Test with selected companies that Lehman Brothers deemed comparable to Eagle Test. The selected comparable companies were:

•	Advantest Corp. (ATE);

•	Credence Systems Corp. (CMOS);

•	LTX Corporation (LTXC);

•	Teradyne Inc. (TER); and

•	Verigy Ltd. (VRGY).

Lehman Brothers calculated and compared various financial multiples and ratios of Eagle Test and the selected comparable companies. The multiples and ratios of Eagle Test, in the first instance, were based on publicly available information and Institutional Brokerage Estimate System, or IBES, estimates available as of August 29, 2008 and, in the second instance, were based on the projections prepared by Eagle Test management. The multiples and ratios of each of the other companies were based on IBES estimates available as of August 29, 2008. As part of its selected comparable company analysis, Lehman Brothers calculated and analyzed the multiples of each company’s enterprise value to 2008 and 2009 calendar year expected revenues and earnings before interest, taxes, depreciation and amortization, or EBITDA, as well as the multiples of each company’s current stock price to 2008 and 2009 calendar year expected earnings per share, or EPS. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its fully diluted common stock, the value of any preferred stock (at liquidation value), the book value of any minority interest in other equity and the value of any material debt-equivalent liabilities less any cash and cash equivalents. All of these calculations were performed, and based on available financial data and closing prices as of, August 29, 2008. The results of these analyses are summarized below:

	Total Enterprise Value as a Multiple of:								Price Earnings
	Revenue				EBITDA				per Share
	2008		2009		2008		2009		2008		2009

Implied Multiples for Selected Comparable Companies:
ATE	2.40	x	2.08	x	33.1	x	16.3	x	NM		55.5	x
TER	0.96	x	0.91	x	6.3	x	4.9	x	17.3	x	13.0	x
VRGY	0.91	x	0.86	x	7.4	x	5.7	x	14.3	x	11.8	x
CMOS	0.28	x	0.25	x	9.7	x	2.1	x	NM		50.2	x
LTXC	0.28	x	0.31	x	2.6	x	2.0	x	9.3	x	5.0	x
Median	0.91	x	0.86	x	7.4	x	4.9	x	14.3	x	13.0	x
Implied Multiples for Eagle Test
Eagle Test — Street at Market	1.56	x	1.42	x	5.3	x	4.5	x	13.6	x	11.6	x
Eagle Test — Management at Market	1.63	x	1.39	x	5.9	x	4.2	x	15.0	x	10.8	x
Eagle Test — Street at Transaction	1.81	x	1.66	x	6.2	x	5.2	x	15.0	x	12.8	x
Eagle Test — Management at Transaction	1.90	x	1.62	x	6.8	x	4.9	x	16.5	x	11.9	x

Lehman Brothers selected the comparable companies listed above because their business and operating profiles are reasonably similar to that of Eagle Test. However, because of the inherent differences in the business, operations and prospects of Eagle Test and the selected comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analyses. Accordingly, Lehman Brothers also made qualitative judgments concerning differences in the business, financial and operating characteristics and prospects of Eagle Test and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk among Eagle Test and the selected comparable companies. Based upon these judgments, Lehman Brothers selected a range of 0.90x to 1.40x calendar year 2008 estimated revenue multiples and calculated the implied prices per share of Common Stock of $10.05 to $12.88, respectively, using Eagle Test management projections, and selected a range of 0.80x to 1.20x calendar year 2009 estimated revenue multiples and calculated the implied prices per share of Eagle Test of $10.26 to $12.91, respectively, using Eagle Test management projections. Lehman Brothers selected a range of 4.5x to 7.0x calendar year 2008 estimated EBITDA multiples and calculated the implied prices per share of Common Stock of $12.04 to $15.96, respectively, using Eagle Test management projections, and selected a range of 3.5x to 5.5x calendar year 2009 estimated EBITDA multiples and calculated the implied prices per share of Eagle Test of $12.57 to $16.91, respectively, using Eagle Test management projections. Lehman Brothers selected a range of 10.0x to 17.0x calendar year 2008 estimated EPS and calculated the implied prices per share of Common Stock of $9.47 to $16.11, respectively, using Eagle Test management projections, and selected a range of 8.0x to 13.0x calendar year 2009 estimated cash EPS and calculated the implied prices per share of Eagle Test of $10.50 to $17.07, respectively, using Eagle Test management projections.

Lehman Brothers noted that on the basis of the selected comparable company analysis, the transaction consideration of $15.65 per share was above the range of implied values per share calculated using calendar years 2008 and 2009 estimated revenue multiples and within the range of implied values per share calculated using calendar years 2008 and 2009 estimated EBITDA multiples and calendar years 2008 and 2009 estimated EPS multiples.

Discounted Equity Value Analysis

Lehman Brothers performed a discounted equity value analysis, which is designed to provide insight into the future value of a company’s common equity as a function of the company’s future earnings and its current forward price to earnings multiples. The resulting value is subsequently discounted to arrive at a present value for the company’s stock price. In connection with this analysis, Lehman Brothers calculated a range of present equity values per share for Common Stock on a standalone basis. To calculate the discounted equity value, Lehman Brothers utilized fiscal year 2009 forecasts from Eagle Test management and Wall Street estimates and fiscal year 2010 forecasts from Eagle Test management. Lehman Brothers multiplied forecasted fiscal year 2009 and 2010 earnings per share by the range of price to earnings ratios obtained from its selected comparable company analysis to derive a range of future values per share. Lehman Brothers then discounted this range of future values per share by a discount rate of 13.3% to derive a range of present values per share. Lehman Brothers selected the discount rate based on a cost of equity analysis utilizing the Capital Asset Pricing Model.

The following table summarizes Lehman Brothers’ analysis:

	Eagle Test	Forward Price
	Financial	to Earnings	Implied Value per
Fiscal Year 2009 Financial Statistic	Statistic	Multiple Range	Share of Eagle Test

Street Case Earnings Per Share	$1.14	10.0x - 12.5x	$11.05 - $13.81
Management Case Earnings Per Share	$1.16	10.0x - 12.5x	$11.20 - $14.00

	Eagle Test	Forward Price
	Financial	to Earnings	Implied Value per
Fiscal Year 2010 Financial Statistic	Statistic	Multiple Range	Share of Eagle Test

Management Case Earnings Per Share	$1.41	10.0x - 12.5x	$12.05 - $15.06

Lehman Brothers noted that on the basis of the discounted equity value analysis, the transaction consideration of $15.65 per share was above the range of implied values per share calculated using, in the case of fiscal year 2009 forecasts, Wall Street and management projections, and in the case of fiscal year 2010 forecasts, management projections.

Selected Precedent Transactions Analysis

Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant. Lehman Brothers chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Eagle Test with respect to the size, mix, margins and other characteristics of their businesses. Lehman Brothers included the following transactions:

Selected Semiconductor Automated Test Equipment Transactions:

•	June 20, 2008 — Merger of Credence Systems Corp. with LTX Corp.;

•	December 12, 2007 — Acquisition of Nextest Systems Corp. by Teradyne, Inc.;

•	December 6, 2007 — Acquisition of Inovys Corp. by Verigy, Inc.;

•	February 23, 2004 — Acquisition of NPTest Holding Corp by Credence Systems Corp.; and

•	June 23, 2003 — Acquisition of Schlumberger (NPTest) by Francisco Partners.

Selected Other Capital Equipment Transactions:

•	June 26, 2008 — Acquisition of Photon Dynamics, Inc. by Orbotech Ltd.;

•	February 21, 2008 — Acquisition of ICOS Vision Systems Corp. NV by KLA-Tencor Corp.;

•	February 11, 2008 — Acquisition of Axcelis Technologies Inc. by Sumitomo Heavy Industries Ltd.;

•	December 11, 2007 — Acquisition of SEZ Group by Lam Research Corp.;

•	January 8, 2007 — Acquisition of Therma-Wave, Inc. by KLA-Tencor Corp.;

•	May 4, 2006 — Acquisition of Applied Films Corp. by Applied Materials, Inc.;

•	February 23, 2006 — Acquisition of ADE Corp. by KLA-Tencor Corp.;

•	July 11, 2005 — Acquisition of Helix Technology Corp. by Brooks Automation, Inc.;

•	June 27, 2005 — Acquisition of August Technology Corp. by Rudolph Technologies, Inc.; and

•	July 2, 2004 — Acquisition of Genus, Inc. by Aixtron AG.

Based on publicly available information, Lehman Brothers calculated and analyzed each comparable company’s enterprise value implied in the respective transaction as multiples of the last twelve months and forward twelve months revenues, and equity value implied as multiples of the forward twelve months net income. The results of such selected precedent transaction analyses are summarized below:

	Mean		Median

Selected ATE Transactions
Enterprise Value as a multiple of:
Last Twelve Months Revenue	1.99	x	1.71	x
Forward Twelve Months Revenue	1.76	x	2.14	x
Equity Value as a multiple of:
Forward Twelve Months Net Income	40.2	x	45.5	x

Selected Other Public Semiconductor Capital Equipment Transactions
Enterprise Value as a multiple of:
Last Twelve Months Revenue	2.33	x	2.20	x
Forward Twelve Months Revenue	1.82	x	1.69	x
Equity Value as a multiple of:
Forward Twelve Months Net Income	29.9	x	27.1	x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse, and there are inherent differences in the business, operations, financial conditions and prospects of Eagle Test and the companies included in the selected precedent transaction analyses. Accordingly, Lehman Brothers believed that a purely quantitative selected precedent transaction analyses would not be particularly meaningful in the context of considering the proposed merger. Lehman Brothers therefore made qualitative judgments concerning the differences between the characteristics of the selected precedent transactions and the proposed merger which would affect the acquisition values of the selected target companies and Eagle Test.

Based upon these judgments, Lehman Brothers selected a range of enterprise value to last twelve months revenue multiples for the precedent transactions of 1.75x to 2.50x and calculated the implied prices per share of Eagle Test of $14.02 to $17.90, respectively, using Eagle Test management projections. Lehman Brothers selected forward twelve months revenue multiples of 1.50x to 2.25x and calculated the implied prices per share of Eagle Test of $13.60 to $17.92, respectively, using management projections. Lehman Brothers selected forward twelve months net income multiples of 15.0x to 22.0x and calculated the implied prices per share of Eagle Test of $13.99 to $20.51, respectively, using management projections. Lehman Brothers noted that the consideration of $15.65 per share offered in the proposed merger was within the range of these implied price ranges.

Transaction Premium Analysis

In order to assess the premium offered to the stockholders of Eagle Test in the proposed merger relative to premiums offered to stockholders in other transactions, Lehman Brothers reviewed the premiums paid in transactions of 92 publicly traded domestic companies valued between $100 million and $1 billion which have occurred since January 1, 2002. For each transaction, Lehman Brothers calculated the premium per share paid by the acquirer by comparing the announced transaction value per share in the transaction to the historical target company’s average closing stock price and enterprise value during selected periods leading up to the announcement of the transaction. Lehman Brothers reviewed the following financial statistics where available: (1) implied premium to closing price one-trading day prior to announcement; (2) implied premium to the 30-calendar day average closing price prior to announcement; (3) implied premium to enterprise value one-trading day prior to announcement; and (4) implied premium to the 30-calendar day average enterprise value prior to announcement.

This analysis indicated the following premiums paid:

	1st			3rd
Summary of Precedent Transaction Premiums Paid:	Quartile	Mean	Median	Quartile

Premium to One-Day Prior Price	13.3%	29.4%	24.6%	41.3%
Premium to 30-Day Average Price	19.8%	36.3%	34.9%	46.3%
Premium to One-Day Prior Enterprise Value	15.5%	35.9%	28.3%	49.1%
Premium to 30-Day Avg. Enterprise Value	22.4%	45.7%	40.6%	66.1%

The following table summarized Lehman Brothers’ analysis, based on historical share prices for Eagle Test stock as of August 29, 2008:

Implied Value
Precedent Transaction Financial Statistic	Reference Range	per Share

Premium to 1-Day Prior Price	13.0% - 41.0%	$16.02 - $19.99
Premium to 30-Day Average Price	20.0% - 46.0%	$14.57 - $17.72
Premium to 1-Day Prior Enterprise Value	15.0% - 49.0%	$15.53 - $18.37
Premium to 30-Day Avg. Enterprise Value	22.0% - 66.0%	$13.65 - $16.71

Lehman Brothers noted that on the basis of the transaction premium analysis, the transaction consideration of $15.65 per share was within the range of implied values per share calculated using the implied premiums to each of the 30-calendar day average closing price of target companies’ common stock prior to public announcement, the enterprise value of target companies one trading day prior to announcement and the

30-calendar day average enterprise value of target companies prior to announcement, but slightly below the range of implied values per share calculated using the implied premium to the closing price of target companies’ common stock one trading day prior to announcement.

Miscellaneous

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, Lehman Brothers and its affiliates are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Lehman Brothers was selected by Eagle Test as its financial advisor based on Lehman Brothers’ qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally.

Lehman Brothers is acting as financial advisor to Eagle Test in connection with the proposed merger. As compensation for its services in connection with the proposed merger, Lehman Brothers is entitled to receive a fee of up to approximately $4.3 million, of which $1.0 million is payable in connection with the delivery of its fairness opinion and the remainder will be payable only upon the closing of the merger. In addition, Eagle Test has agreed to reimburse Lehman Brothers for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify Lehman Brothers against certain liabilities, including liabilities arising under federal securities laws. Lehman Brothers has performed various investment banking and financial services for Eagle Test in the past, and expects to perform such services in the future under the Barclays Capital Inc. franchise, and has received, and expects to receive, customary fees for such services. Specifically, in the past two years, Lehman Brothers served as joint bookrunner on Eagle Test’s $90.8 million follow-on Common Stock offering in September 2006. In the ordinary course of its businesses, Lehman Brothers and its affiliates may actively trade in the securities of Eagle Test and Teradyne for Lehman Brothers’ own account or for the accounts of customers and, accordingly, Lehman Brothers may at any time hold long or short positions in such securities.

Financing of the Merger

The merger is not conditioned on Teradyne’s ability to obtain financing. In the merger agreement, Teradyne made the representation and warranty that, as of the effective time, Teradyne will have a combination of cash, available lines of credit, credit facilities and committed financing to enable it to pay the aggregate merger consideration in full as well as to make all other required payments payable in connection with the transactions contemplated in the merger agreement. In connection with the foregoing, Teradyne has entered into a commitment letter (“Commitment Letter”), dated as of September 1, 2008, with Goldman Sachs Credit Partners L.P. (“GSCP”), pursuant to which GSCP committed, on the terms and conditions set forth therein, to provide Teradyne with a senior secured credit facility in an aggregate principal amount of up to $175 million. The senior secured credit facility is intended to finance a portion of the purchase price for the merger to the extent that Teradyne does not obtain alternative permanent financing. The availability of the senior secured credit facility is subject to customary conditions precedent, including the merger being consummated prior to, or substantially concurrently with, the funding of the senior secured credit facility. The commitments under the Commitment Letter will terminate upon the first to occur of (i) the closing of the merger, (ii) March 1, 2009 (to correspond with the outside date in the merger agreement), and (iii) certain other customary circumstances set forth in the commitment letter. The Commitment Letter was filed on September 3, 2008 as an exhibit to Teradyne’s Current Report on Form 8-K and is incorporated herein by reference.

Delisting and Deregistration of Common Stock

If the merger is completed, the Common Stock will be removed from listing on the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of Common Stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the merger and the merger agreement. The material interests are summarized below.

Equity-Based Awards

All optionholders, including our executive officers and directors, will be entitled to acceleration of (i) all of their stock options which were issued pursuant to our 2006 stock option and incentive plan and (ii) 50% of their unvested stock options which were issued pursuant to our 2003 stock option and grant plan, pursuant to the terms of the option agreements granted under the applicable plan. Pursuant to the terms of the merger agreement, all outstanding Company Options will be assumed and converted automatically at the effective time into an option to acquire shares of Teradyne’s common stock, on substantially the same terms and conditions as were applicable to the Company Option, including the vesting schedule. If any optionholder’s employment or director’s service is terminated following the assumption of the Company Options by Teradyne and if such termination is (i) within 18 months of the completion of the merger and (ii) by Teradyne without “cause” or by the optionholder for “good reason”, as both are defined in the applicable option agreement granted under the 2003 stock option and grant plan, then any remaining unvested options issued to such optionholder pursuant to our 2003 stock option and grant plan shall accelerate and be considered fully vested and exercisable. Our directors will resign at Teradyne’s request effective upon the merger and all unvested options granted to them pursuant to our 2003 stock option and grant plan will accelerate and vest in full at that time.

The following table identifies for each of our executive officers and directors the aggregate number of shares subject to his outstanding unvested Company Options that will be accelerated and become fully vested and exercisable as of the effective time of the merger, the weighted average exercise price of his Company Options that will be accelerated and become fully vested and exercisable as of the effective time of the merger and the value of such accelerated stock options based on the difference between the exercise price and $15.65 per share. Only accelerated stock options with an exercise price lower than $15.65 per share were included in calculating the following table. The following table assumes that the closing of the merger occurs on November 15, 2008.

		Weighted Average
	Aggregate Shares	Exercise Price of
	Subject to Unvested	Unvested Stock	Value of Stock
	Stock Options to be	Options to be	Options to be
Name	Accelerated	Accelerated	Accelerated
Executive Officers
Leonard A. Foxman	—	—	—
Theodore D. Foxman	47,500	$11.07	$217,550
Stephen J. Hawrysz	20,000	$11.07	$91,600
Jack E. Weimer	23,501	$11.07	$107,635
Directors
Michael C. Child	4,063	$12.55	$12,595
William H. Gibbs	4,897	$12.35	$16,140
Ross W. Manire	4,063	$12.55	$12,595
David B. Mullen	4,897	$12.35	$16,140

Total	108,921		$474,255

Note: This table does not include 18,501, 6,168, 3,084, 2,917, 2,917 and 2,917 shares subject to unvested Company Options held by Theodore D. Foxman, Stephen J. Hawrysz, Jack E. Weimer, William H. Gibbs, Ross W. Manire and David B. Mullen, respectively, because these Company Options have exercise prices greater than $15.65. These unvested Company Options along with the vested portions of such Company Options will be assumed and converted automatically at the effective time into options to acquire shares of Teradyne’s common stock. See “The Merger Agreement — Treatment of Equity-Based Awards” on page 46 of this proxy statement.

Severance Provisions of Employment Agreements

Each of Leonard A. Foxman, Theodore D. Foxman, Stephen J. Hawrysz and Jack E. Weimer are party to an employment agreement with us, which requires us to make certain payments and/or provide certain benefits to such executive officers in the event of a qualifying termination of their employment. The following summarizes the potential payments to each executive officer under his current employment agreement, assuming the closing of the merger and the subsequent termination of such executive officer occurs. However, each of Leonard A. Foxman, Theodore D. Foxman and Jack E. Weimer entered into letter agreements with Teradyne described below under the heading “Retention Agreements” which will supersede or amend their existing employments agreements effective upon the merger. Accordingly, if the merger is consummated and any such executive officer is terminated following the merger, the payments, if any, to which such executive officer is entitled will be determined in accordance with the terms of the retention agreement such executive officer entered into with Teradyne.

Leonard A. Foxman.  In the case of termination by Mr. Foxman for good reason, or by us without cause, he will continue to receive salary at a rate equal to 100% of his base salary in effect on the date of termination for a period of two years from the date of such termination. Additionally, Mr. Foxman will receive group health plan benefits for two years from the date of such termination. If Mr. Foxman elects to terminate his employment without good reason, all of our obligations cease on the termination date. If Mr. Foxman’s employment terminates because of his becoming disabled, he will receive 100% of his base salary and all of his benefits under the employment agreement for the lesser of (i) six months or (ii) the remainder of his term of employment. If Mr. Foxman’s employment terminates because of his death, all our obligations terminate, except to pay earned but unpaid base salary. Finally, if Mr. Foxman is terminated for cause, we incur no further liability to him effective immediately upon a vote by our board of directors and written notice to Mr. Foxman.

Theodore D. Foxman.  In the case of termination by Mr. Foxman for good reason, or by us without cause, he will continue to receive salary at a rate equal to 100% of his base salary in effect on the date of termination for a period of eighteen months from the date of such termination. Additionally, Mr. Foxman will receive group health plan benefits for eighteen months from the date of such termination. If Mr. Foxman elects to terminate his employment without good reason, all of our obligations cease on the termination date. If Mr. Foxman’s employment terminates because of his becoming disabled, he will receive 100% of his base salary and all of his benefits under the employment agreement for the lesser of (i) six months or (ii) the remainder of his term of employment. If Mr. Foxman’s employment terminates because of his death, all our obligations terminate, except to pay earned but unpaid base salary. Finally, if Mr. Foxman is terminated for cause, we incur no further liability to him effective immediately upon a vote by our board of directors and written notice to Mr. Foxman.

Stephen J. Hawrysz.  In the case of termination by Mr. Hawrysz for good reason, or by us without cause, he will continue to receive salary at a rate equal to 50% of his base salary in effect on the date of termination for a period of two years from the date of such termination. Additionally, Mr. Hawrysz will receive group health plan benefits for one year from the date of such termination. If Mr. Hawrysz elects to terminate his employment without good reason, all of our obligations cease on the termination date. If Mr. Hawrysz’s employment terminates because of his becoming disabled, he will receive 100% of his base salary and all of his benefits under the employment agreement for the lesser of (i) six months or (ii) the remainder of his term of employment. If Mr. Hawrysz’s employment terminates because of his death, all our obligations terminate, except to pay earned but unpaid base salary. Finally, if Mr. Hawrysz is terminated for cause, we incur no further liability to him effective immediately upon a vote by our board of directors and written notice to Mr. Hawrysz.

Jack E. Weimer.  In the case of termination by Mr. Weimer for good reason, or by us without cause, he will continue to receive salary at a rate equal to 50% of his base salary in effect on the date of termination for a period of two years from the date of such termination. Additionally, Mr. Weimer will receive group health plan benefits for one year from the date of such termination. If Mr. Weimer elects to terminate his employment without good reason, all of our obligations cease on the termination date. If Mr. Weimer’s employment terminates because of his becoming disabled, he will receive 100% of his base salary and all of his benefits under the employment agreement for the lesser of (i) six months or (ii) the remainder of his term of employment. If Mr. Weimer’s employment terminates because of his death, all our obligations terminate, except to pay earned but unpaid base salary. Finally, if Mr. Weimer is terminated for cause, we incur no further liability to him effective immediately upon a vote by our board of directors and written notice to Mr. Weimer.

Retention Agreements

On August 27, 2008, Teradyne entered into letter agreements with several of our employees, including Leonard A. Foxman, Theodore D. Foxman and Jack E. Weimer, which provide, among other things, for continued employment upon the closing of the merger, on the terms and conditions set forth therein. The effectiveness of each of those agreements is conditioned upon the closing of the merger and will only take effect, and supersede or amend the existing employment agreements described above, from the effective date forward. The following summarizes the significant terms of those agreements.

Leonard A. Foxman.  Under the terms of his letter agreement, Mr. Foxman will be employed by Teradyne as the Business Unit Manager for Teradyne’s Eagle Test Business Unit following the closing of the merger at an annual base salary of $425,000. Mr. Foxman’s employment with Teradyne will terminate on the first anniversary of the closing of the merger, or such other date as Mr. Foxman and Teradyne may mutually agree. Under the terms of the letter agreement, Mr. Foxman is eligible for a cash bonus payment upon meeting certain targets or objectives to be determined by Teradyne, with a target bonus payment of $200,000. Mr. Foxman’s letter agreement also provides for a grant of performance-based restricted stock units having a target value of $225,000 on the date of grant. The actual number of his performance-based restricted stock units will be determined by Teradyne in its sole discretion based upon targets or objectives and will be distributed shortly after the end of Teradyne’s fiscal 2009 year. The letter agreement further provides that upon the expiration of the term of Mr. Foxman’s employment, or upon termination by Teradyne with or without cause or by Mr. Foxman for any reason, Mr. Foxman is entitled to certain termination benefits which include two years of salary continuation at his base rate and the continuation of certain health benefits.

Theodore D. Foxman.  Under the terms of his letter agreement, Mr. Foxman will be employed by Teradyne to perform and assist in the transitioning of his duties with Eagle Test following the closing of the merger at a monthly base salary of $33,333 (which would annualize to $400,000). Mr. Foxman’s employment will terminate six months from the closing of the merger or on an earlier date as determined by Teradyne. Upon his termination and provided he is not terminated for cause, Mr. Foxman will receive a cash bonus award based on the length of his actual employment with Teradyne pro rated against the annualized sum of $300,000. In addition, Mr. Foxman will receive the termination benefits set forth in his current employment agreement with Eagle Test, except that Teradyne will pay the 18 months of continued salary in one lump-sum payment of $600,000, less applicable taxes and withholdings. The letter agreement further provides that Mr. Foxman will be paid upon his termination a special retention bonus payment of $175,000, less applicable taxes and withholding.

Jack E. Weimer.  Under the terms of his letter agreement, Mr. Weimer will be employed by Teradyne as the Manager of the Technical Solutions Group for Teradyne’s Eagle Test Business Unit following the closing of the merger at an annual base salary of $200,000. Under the terms of the letter agreement and starting in January 2009, Mr. Weimer will be eligible for a cash bonus payment upon meeting certain targets or objectives to be determined by Teradyne, having a target bonus payment of $100,000. The letter agreement further provides that Mr. Weimer will receive lump-sum cash payments in the amount of $100,000 on each of the first and second anniversaries of the effective date of the letter agreement, provided that he remains an employee in good standing of Teradyne on those dates. The letter agreement further provides that if, prior to the second anniversary of the closing of the merger, Mr. Weimer’s employment is terminated by Teradyne without cause or by Mr. Weimer for good reason, Mr. Weimer shall receive the termination benefits set forth in his current employment agreement with Eagle Test, with any such amounts to be reduced by the lump-sum cash payments received.

Mr. Weimer’s letter agreement also provides for certain equity compensation arrangements, subject to the approval of Teradyne’s board of directors or compensation committee. Teradyne has explicitly agreed to recommend these arrangements to its board of directors or compensation committee as appropriate. Mr. Weimer will receive a time-based restricted stock unit grant equal in value to $150,000, which will vest in equal annual installments over four years beginning on the first anniversary of the date of grant. Mr. Weimer also will receive a second time-based restricted stock unit grant equal in value to $150,000 which will vest on the earlier to occur of (i) the second anniversary of the grant, provided that Mr. Weimer remains an employee of Teradyne, or (ii) the termination of Mr. Weimer’s employment by Teradyne other than for cause or by

Mr. Weimer for good reason. The date of grant for both restricted stock unit awards will be the first business day of the month following the date of the closing of the merger.

Fiscal 2008 Bonus Awards

On August 30, 2008, pursuant to the terms of our Bonus Plan, the compensation committee of our board of directors approved bonus awards for Fiscal 2008 for the Chief Executive Officer and President (Len Foxman), the Chief Operating Officer and Executive Vice President (Ted Foxman), the Chief Financial Officer (Steve Hawrysz), and the Chief Technical Officer and Vice President of Technical Solutions (Jack Weimer), and other officers approved for participation in the Bonus Plan by our compensation committee. These bonus awards are conditioned upon each participant being employed by us as of September 30, 2008, and shall be paid to the participants thereafter. The Bonus Plan established an aggregate bonus pool allocable to participants based upon our year-to-date financial performance and an estimate of our Fiscal 2008 operating income. Individual bonus awards were then determined by our compensation committee based upon the attainment of Eagle Test financial performance targets, as well as individual performance goals. The bonus awards for Fiscal 2008 for each of the Chief Executive Officer and President (Len Foxman), the Chief Operating Officer and Executive Vice President (Ted Foxman), the Chief Financial Officer (Steve Hawrysz), and the Chief Technical Officer and Vice President of Technical Solutions (Jack Weimer) are $425,000, $300,480, $102,000 and $98,000, respectively.

Our compensation committee determined that it would be advisable to determine and approve bonus awards for Fiscal 2008 prior to our execution of the merger agreement. The Bonus Plan provides that the performance goals will be measured at the end of the fiscal year after the preparation of our audited financial statements. However, the Bonus Plan also provides that our compensation committee may amend, alter or terminate the Bonus Plan at any time. Due to the pending merger, our compensation committee amended this provision of the Bonus Plan to permit the performance goals to be measured based upon our year-to-date financial performance and an estimate of our Fiscal 2008 operating income.

First Quarter Fiscal 2009 Bonus Awards

On August 30, 2008, our compensation committee also amended the Bonus Plan to provide that the performance goals will be measured and bonus awards will be approved at the end of the three-month period ending December 31, 2008 after the preparation of our unaudited financial statements. This amendment is subject to and conditioned upon the consummation of the merger. Teradyne’s fiscal year ends on December 31 of each year and our fiscal year ends on September 30 of each year. As a result, any participant who remains an employee of Teradyne following the consummation of the merger will not be eligible to participate in Teradyne’s bonus plan until January 1, 2009. In order to appropriately compensate such individuals for their employment during the three-month period ending December 31, 2008, our compensation committee approved this amendment to the Bonus Plan (subject to and conditioned upon the consummation of the merger).

Indemnification of Officers and Directors

The merger agreement provides for director and officer indemnification for specified time periods. We describe these provisions below under the caption “The Merger Agreement — Additional Agreements,” on page 53 of this proxy statement.

Benefit Arrangements with Teradyne

Teradyne has agreed, during the first year following the closing of the merger, to provide continuing employees compensation and benefits that are no less favorable, in the aggregate, than those currently provided by us. If and to the extent Teradyne offers continuing employees the ability to participate in Teradyne employee benefit plans (“Teradyne Plans”) rather than continuing to maintain our plans, Teradyne has agreed to give each continuing employee full credit for prior service with us or any of our subsidiaries for purposes of eligibility and vesting under any Teradyne Plan, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits or was not credited under our plans. Teradyne also has agreed to waive any limitations on benefits under Teradyne Plans relating to pre-existing health or medical conditions if permitted by the Teradyne Plan and to the same extent such limitations were waived under our plans and to recognize under the Teradyne Plans the deductible and out-of-pocket expenses paid under our plans in the calendar year in which the merger occurs.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. We and Teradyne completed the pre-merger notification to the U.S. antitrust authorities pursuant to the HSR Act on September 9, 2008. During the initial review period, the U.S. Department of Justice, which is the reviewing agency for the merger, sent Teradyne and us a request to provide additional information on a voluntary basis. In response to such request, we and Teradyne responded to such request for additional information. In addition, we and Teradyne intend to withdraw our respective pre-merger notifications and re-file pre-merger notifications with the U.S. antitrust authorities on or about October 9, 2008, which will commence a new initial antitrust review period. The waiting period is 30 days from the date when notifications by both we and Teradyne are filed (or refiled), but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal “Second Request” for additional information and documentary material.

In addition to filing in the United States, we and Teradyne filed a joint notification with the merger control authorities in Germany on September 15, 2008 and received clearance on September 24, 2008.

It is possible that the Department of Justice may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See “The Merger Agreement — Conditions to the Merger” on page 54 of this proxy statement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material United States federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of Common Stock pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable United States Treasury Regulations, judicial authority, and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. This discussion generally assumes that the shares of Common Stock are held as capital assets (generally property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s personal investment circumstances, or to stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, partnerships, United States expatriates, controlled foreign corporations, passive foreign investment companies and stockholders whose functional currency is not the U.S. dollar), our stockholders who hold shares of Common Stock as part of a hedging, “straddle,” conversion or other integrated transaction, or stockholders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements. In addition, this discussion does not address any aspect of foreign, state or local, alternative minimum or estate and gift taxation that may be applicable to a stockholder.

No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences discussed herein and accordingly the Internal Revenue Service may not agree with the positions described in this Proxy Statement. We urge you to consult your tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Common Stock pursuant to the merger.

If a partnership (or an entity or arrangement taxable as a partnership for United States federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Common Stock, you should consult your own tax advisor.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Common Stock that is:

•	a citizen or individual resident of the United States for United States federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the Untied States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to United States federal income tax on all of its income regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity or arrangement taxable as a partnership for United States federal income tax purposes) of Common Stock that is not a U.S. holder.

U.S. Holders

The receipt of cash in the merger will generally be a taxable transaction to U.S. holders for United States federal income tax purposes. In general, for United States federal income tax purposes, a U.S. holder of shares of Common Stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in shares of Common Stock and the amount of cash received. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) owned by a U.S. holder. If the shares of Common Stock have been held for more than one year at the effective time of the merger, the gain or loss will be long-term capital gain or loss, subject (in the case of non-corporate U.S. holders) to tax at the current maximum United States federal income tax rate of 15%, and will be short-term capital gain or loss if the shares have been held for one year or less. The deductibility of a capital loss recognized on the exchange is subject to limitation.

Under the United States federal income tax backup withholding rules, Teradyne generally is required to and will withhold 28% of all payments to which a U.S. holder or other payee is entitled in the merger, unless the U.S. holder or other payee (i) is a corporation, a non-resident alien individual, or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. holder should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be credited against a holder’s United States federal income tax liability, if any, or refunded provided that the required information is furnished to the United States Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a United States trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at graduated United States federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax may apply to its effectively connected earnings and profits for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date of the merger or the period that the non-U.S. holder held the Common Stock and the non-U.S. holder owned more than 5% of the Common Stock at any time during such period, in which case Teradyne may withhold 10% of the cash payable to the non-U.S. holder in connection with the merger and the non-U.S. holder generally will be taxed on the holder’s net gain realized in the merger at the graduated United States federal income tax rates applicable to United States persons (as defined under the Code). We do not believe that we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received pursuant to the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. To avoid backup withholding, non-U.S. holders generally must submit a signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax

Withholding” or other applicable Form W-8. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be credited against a non-U.S. holder’s United States federal income tax liability, if any, or refunded provided that the required information is furnished to the United States Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

The foregoing discussion of material United States federal income tax consequences is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of Common Stock. We urge you to consult your tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Common Stock pursuant to the merger.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Structure and Effective Time of the Merger

Subject to the terms and conditions of the merger agreement, the Merger Subsidiary, a wholly-owned subsidiary of Teradyne, will merge with and into us, with Eagle Test continuing as the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will become a wholly-owned subsidiary of Teradyne. The merger will be effective at the date and time the certificate of merger is duly filed with the office of the Secretary of State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). The closing of the merger will occur on a date specified by us and Teradyne, which shall be no later than the fifth business day after the conditions to effect the merger set forth in the merger agreement have been satisfied or waived, or such other date as Teradyne and we may agree.

Merger Consideration

Upon completion of the merger, each issued and outstanding share of Common Stock, other than those owned by any of our wholly-owned subsidiaries or owned by Teradyne, the Merger Subsidiary or any other direct or indirect wholly-owned subsidiary of Teradyne, will be automatically converted into the right to receive $15.65 in cash per share, without interest and less any applicable withholding taxes, which we refer to as the merger consideration.

Treatment of Equity-Based Awards

The merger agreement, after giving effect to the acceleration provisions of our stock option plans, provides that each Company Option that is outstanding immediately prior to the effective time of the merger, whether or not then vested or exercisable, will be assumed and converted automatically at the effective time into an option to acquire shares of Teradyne’s common stock, on substantially the same terms and conditions as were applicable to the Company Option (including vesting schedule). The number of shares of Teradyne’s common stock subject to each new option shall be determined by multiplying the number of shares of Common Stock subject to each Company Option by the equity award exchange ratio, rounding that result down to the nearest whole number of shares of Teradyne’s common stock. The exercise price per share of Teradyne’s common stock shall equal the per share exercise price for the shares of Common Stock otherwise purchasable pursuant to each Company Option divided by the equity award exchange ratio, rounding that result up to the nearest whole cent. The equity award exchange ratio is calculated by dividing $15.65 by the average closing price of Teradyne’s common stock on the New York Stock Exchange over the five consecutive trading days immediately preceding (but not including) the closing date. As soon as reasonably practicable following the effective time, Teradyne will deliver to each of our optionholders an appropriate notice setting forth the terms of such assumption and conversion.

Payment for the Shares

At or prior to the effective time, Teradyne will deposit, or cause to be deposited, with a bank or trust company, which we refer to as the paying agent, an amount equal to the aggregate merger consideration. In the event such amount is insufficient to make all such payments, Teradyne will promptly deposit, or cause to be deposited, additional funds.

At the effective time of the merger, shares of Common Stock will cease to be outstanding and shall be cancelled and cease to exist. Each certificate formerly representing any of the shares of Common Stock shall represent only the right to receive the merger consideration. After the merger occurs, there will be no transfers on our stock transfer books of any shares of Common Stock.

As soon as reasonably practicable after the completion of the merger, Teradyne and the surviving corporation will cause the paying agent to mail to each holder of record of our certificates or book-entry shares, that immediately prior to the completion of the merger represented outstanding shares of Common Stock that were subsequently converted into the right to receive the merger consideration, a letter of transmittal and instructions on how to surrender certificates or book-entry shares in exchange for the merger consideration. The paying agent will promptly pay the merger consideration to a record holder of certificates after such holder has: (1) surrendered such certificate(s) (or affidavit of loss in lieu thereof as specified in the merger agreement) to the paying agent and (2) provided to the paying agent a properly completed and duly executed letter of transmittal and any other required documents. Interest will not be paid or accrue in respect of payments of merger consideration. You should not forward your stock certificates to the paying agent without a letter of transmittal.

If the paying agent is to pay some or all of the merger consideration to a person other than the record holder, that holder must properly endorse the certificate or book-entry share and must pay any transfer and other similar taxes required by such payment or satisfactorily establish that such tax either has been paid or is not required to be paid. Teradyne, Merger Subsidiary, the surviving corporation and the paying agent, as the case may be, will be entitled to deduct and withhold from the merger consideration such amounts that are required to be deducted and withheld with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable law.

In the event that any certificate(s) have been lost, stolen or destroyed, the person claiming the certificate(s) to be lost, stolen or destroyed will be required to provide an affidavit of that fact and, if required by Teradyne, post a bond in such sum as Teradyne may reasonably direct as indemnity against any claim that may be made against Teradyne, the surviving corporation or the paying agent with respect to those certificate(s) in order to receive the merger consideration in respect of the shares of Common Stock formerly represented by those certificate(s).

Directors and Officers

At the effective time, all of our current directors will resign, and the directors of Merger Subsidiary will be appointed as the directors of the surviving corporation. Our officers immediately prior to the effective time shall continue as the officers of the surviving corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation and bylaws.

Representations and Warranties

The merger agreement contains both representations and warranties made by us to Teradyne and the Merger Subsidiary and representations and warranties made by Teradyne and the Merger Subsidiary to us. The statements embodied in those representations and warranties were made solely for purposes of the merger agreement between Teradyne and the Merger Subsidiary, on the one hand, and us, on the other hand. Moreover, some of those representations and warranties were made as of a specified date or may have been used for the purpose of allocating risk between the parties to the merger agreement.

Our representations and warranties in the merger agreement include representations and warranties relating to, among other things:

•	our and our subsidiaries’ organization, valid existence and good standing under the laws of each of our respective jurisdictions of organization, corporate or similar power and authority to own, lease and operate our properties and assets and to carry on our business as presently conducted and our qualification to do business and good standing as foreign corporations, where applicable;

•	our capital structure, stock option grants and grant practices, and the ownership of our subsidiaries;

•	our corporate power and authority to execute and deliver the merger agreement, to perform our obligations thereunder and to consummate the merger;

•	the authorization by our board of directors of the execution, delivery and performance of the merger agreement and the consummation of the merger and related matters;

•	the unanimous determination by our board of directors that the merger agreement and the merger are advisable and in the best interests of our company and our stockholders and related matters;

•	the absence of any violation, conflict with or breach of any of our organizational documents, any notes, bonds, mortgages, liens, indentures, leases, licenses, contracts or agreements to which we are a party, or any law as a result of the execution, delivery and performance by us of the merger agreement;

•	the absence of any required filings, consents, permits, authorizations and approvals as a result of the execution, delivery and performance by us of the merger agreement;

•	the compliance of all forms, reports, schedules, statements and other documents filed by us with the SEC with applicable requirements and the accuracy of the information in those documents;

•	compliance in all material respects with the rules and regulations and applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002;

•	absence of certain changes;

•	absence of undisclosed liabilities;

•	preparation of our financial statements in accordance with U.S. generally accepted accounting principles and our fair presentation of our financial position and the results of operations and cash flows;

•	the establishment and maintenance of effective disclosure controls and procedures as required by applicable federal securities laws;

•	the assessment of the effectiveness of our internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•	the accuracy of our books and records;

•	the absence of any material complaint, allegation, assertion or claim regarding our accounting or auditing practices, procedures, methodologies, methods, or internal accounting controls;

•	material legal proceedings;

•	employee benefits;

•	taxes;

•	our material contracts;

•	leased and owned properties;

•	intellectual property;

•	labor matters;

•	compliance with laws;

•	permits;

•	the accuracy and completeness of the information in this proxy statement;

•	our receipt of an opinion from our financial advisor as to the fairness of the merger consideration to our stockholders;

•	insurance;

•	environmental matters;

•	the absence of undisclosed brokers’ fees;

•	the inapplicability of state anti-takeover statutes; and

•	relationships with our customers, suppliers, distributors and sales representatives.

The merger agreement also contains representations and warranties made by Teradyne and the Merger Subsidiary to us, including representations and warranties relating to, among other things:

•	the organization, valid existence, good standing, corporate or similar power and authority, and their ability to carry on their businesses as presently conducted;

•	the authority to execute, deliver the merger agreement and perform the related matters under the merger agreement;

•	the absence of any violation, conflict with or breach of any of Teradyne’s or the Merger Subsidiary’s organizational documents or any law as a result of the execution or delivery by Teradyne or the Merger Subsidiary of the merger agreement or their performance under the merger agreement;

•	the absence of any required filings, consents, permits, authorizations and approvals as a result of the execution or delivery by Teradyne or the Merger Subsidiary of the merger agreement or their performance under the merger agreement;

•	material legal proceedings;

•	the accuracy and completeness of the information provided by Teradyne to us for use in this proxy statement;

•	the capitalization and operations of the Merger Subsidiary;

•	the absence of any contracts, agreements, arrangements or understandings that relate in any way to us or the transactions contemplated by the merger agreement;

•	the financial capability of Teradyne to pay the merger consideration;

•	the absence of a requirement to obtain a vote of the stockholders of Teradyne in order to consummate the merger;

•	the absence of undisclosed brokers’ fees; and

•	the absence of beneficial ownership by Teradyne of our Common Stock.

The representations and warranties contained in the merger agreement will not survive the completion of the merger.

Conduct of Business Pending the Merger

From September 1, 2008 through the time the merger becomes effective or, if earlier, the termination of the merger agreement, we have agreed that, except for specified exceptions as expressly provided in the merger agreement or as consented to in writing by Teradyne, we and our subsidiaries will use our respective commercially reasonable efforts to:

•	preserve intact our business organization;

•	keep available the services of our present officers and key employees; and

•	preserve the goodwill of those having business relationships with us, including maintaining existing relationships with our suppliers, distributors, customers, licensors, employees and others having business relationships.

In addition, we have agreed that during the same period, subject to certain exceptions or as expressly provided in the merger agreement, we and our subsidiaries will not do any of the following without the prior written consent of Teradyne:

•	declare, authorize, set aside or pay any dividends on or make any distribution with respect to our outstanding shares of capital stock;

•	effect a split, combination or reclassification of any of our capital stock or issue, authorize or propose the issuance of any other securities;

•	(i) provide any new benefits or increase the benefits provided to our employees; (ii) increase the compensation payable to our employees; (iii) increase or change the compensation payable to our directors, executive officers or employees having the title of vice president or a title more senior thereto; (iv) amend or terminate any benefit plans; (v) enter into or amend any employment, consulting, change of control, severance, retention, or indemnification agreement with any of our employees, consultants, directors or officers; (vi) hire any new executive officers or employees having the title of vice president or a title more senior thereto or expand the size of our board of directors; (vii) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any of our current or former directors, officers or employees; (viii) terminate (other than for cause) or discontinue the employment of any of our executive officers or employees having the title of vice president or a title more senior thereto; or (ix) grant cash awards under any bonus, incentive, performance or other compensation plans or arrangements other than payments to be made in accordance with the terms of our 2008 bonus plan in respect of the period ending September 30, 2008 and the discretionary bonuses made to those employees not included in our 2008 bonus plan, provided that the amount of such payments shall not exceed $2,400,000 in the aggregate;

•	enter into or make any loans to any of our officers or directors or make any change in our existing borrowing or lending arrangements for or on behalf of any of such persons;

•	amend our certificate of incorporation or by-laws or other applicable governing instruments;

•	issue, sell, grant, pledge, dispose of or encumber, or authorize the issuance, sale, grant, pledge, disposition or encumbrance of, any shares of our capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities (other than an issuance of Common Stock in respect of any exercise or settlement of any Company Options or an acquisition of Common Stock from a holder of a Company Option in satisfaction of withholding obligations or in payment of the exercise price);

•	purchase, redeem or otherwise acquire any shares of our capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities;

•	accelerate the vesting of any Company Options as a result of the transactions contemplated by the merger agreement;

•	sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien or otherwise dispose of any of our material properties or assets;

•	merge or consolidate with, or purchase all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

•	acquire any assets that are material, in the aggregate, to us;

•	adopt or implement any stockholder rights plan;

•	enter into any agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition of all or substantially all of our assets or securities;

•	incur, assume or guaranty or become obliged with respect to any indebtedness;

•	make any individual capital expenditure of $250,000 or aggregate expenditures of $2,500,000 with respect to property, plant or equipment;

•	make any change in any method of financial or tax accounting or make or rescind any material tax election other than changes required by generally accepted accounting principles or applicable law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

•	settle or compromise any tax liability or amend any tax return;

•	initiate, compromise or settle any material legal proceeding;

•	open or close any facility or office; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

Stockholder Meeting; Proxy Statement

We have agreed to convene a meeting of our stockholders to consider and vote upon the merger agreement to be held on a date selected by us with the consultation of Teradyne no later than 30 business days after resolution of all SEC comments to our proxy statement. Subject to the non-solicitation provision of the merger agreement, our board of directors will recommend the adoption of the merger agreement by our stockholders and will not withhold, withdraw, change or publicly propose or resolve to withhold, withdraw or change in a manner adverse to Teradyne, our board of directors’ recommendation.

Stockholders’ Agreements

In connection with the merger, Teradyne has entered into stockholders’ agreements, each dated as of September 1, 2008, with the TA Funds and the Foxman Holders pursuant to which, among other things, the TA Funds and the Foxman Holders have agreed to vote all shares of Common Stock beneficially owned by the TA Funds and the Foxman Holders in favor of the adoption of the merger agreement, and against any alternative proposal and against any action or agreement that would delay, prevent, impede or impair the ability of Teradyne to complete the merger or our ability to consummate the merger or the transactions contemplated by the merger agreement. If the merger agreement terminates in accordance with its terms, these stockholders’ agreements will also terminate. As of the record date, the TA Funds and the Foxman Holders own beneficially and of record an aggregate of approximately 39.3% of the outstanding Common Stock.

Non-Solicitation of Transactions; Change of Recommendation

We have agreed that we and our subsidiaries will cease immediately all discussions and negotiations that constitute or may reasonably be expected to lead to an alternative proposal. The merger agreement defines an “alternative proposal” to mean any inquiry, proposal or offer made by any person for:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, tender offer, dissolution, liquidation or similar transaction involving us or any of our subsidiaries;

•	the acquisition by any person of 15% or more of the consolidated total assets (based on fair market value) of us and our subsidiaries, taken as a whole; or

•	the acquisition by any person of 15% or more of the outstanding shares of Common Stock or equity securities of any of our subsidiaries.

We have also agreed that we will not, nor will we authorize or permit any of our subsidiaries and representatives to, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an alternative proposal or any inquiry, proposal or offer that is reasonably likely to lead to an alternative proposal;

•	engage, continue or participate in any negotiations or discussions with any person relating to, or that is reasonably likely to lead to, an alternative proposal;

•	provide or furnish, or cause to be provided or furnished, any information to any person in connection with any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, an alternative proposal;

•	approve, endorse or recommend, or propose to approve, endorse or recommend, any alternative proposal;

•	execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any alternative proposal; or

•	resolve to propose or agree to do any of the above.

Notwithstanding these restrictions, at any time prior to the adoption of the merger agreement by our stockholders but only if there has not been a breach of the non-solicitation provisions, and in response to an unsolicited bona fide written alternative proposal that our board of directors has determined, in good faith, after consultation with our outside counsel and independent financial advisor, constitutes, or could reasonably be expected to lead to, a superior proposal, we may:

•	furnish information with respect to us to the person or group making the alternative proposal pursuant to a confidentiality agreement not less restrictive of the other party than the confidentiality agreement entered into between us and Teradyne; and

•	participate in discussions or negotiations with such person or group regarding the alternative proposal.

The merger agreement requires us to promptly advise Teradyne of any alternative proposal that we receive (or any inquiries, proposals or offers reasonably expected to lead to an alternative proposal) or any request for information or for a discussion or negotiation that would reasonably be expected to be related to an alternative proposal. We also have agreed to keep Teradyne promptly informed of any such discussions or negotiations regarding any alternative proposal and of any indication, inquiry or offer or any material developments relating thereto or material changes to the terms thereof, and to promptly send Teradyne copies of any alternative proposal as well as any related materials or correspondence. We are also obligated to contemporaneously make available to Teradyne any non-public information concerning us that we provide to any person making an alternative proposal.

We have also agreed that, subject to the exceptions below, our board of directors will not:

•	withdraw or modify its recommendation in a manner adverse to Teradyne or Merger Subsidiary (or propose to do so);

•	approve, recommend or cause or permit the entry by us into any letter of intent, agreement in principle, acquisition agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any alternative proposal;

•	adopt, approve, endorse, recommend or propose to adopt, approve, endorse or recommend, any alternative proposal; or

•	resolve to propose or agree to do any of the above.

Under the circumstances described below, our board of directors may withdraw, modify or qualify its recommendation prior to the adoption of the merger agreement by our stockholders if our board of directors determines in good faith that an unsolicited bona fide written alternative proposal constitutes a superior proposal or that the exercise of its fiduciary duties requires such change to be made. If our board of directors determines to take any of these actions, it may do so only after the third business day following receipt by Teradyne of a written notice from us advising Teradyne that our board of directors desires to change its recommendation (including the reasons for such change, the material terms and conditions of any superior proposal and the person making the superior proposal), if applicable. Teradyne is entitled to make adjustments or revisions to the terms and conditions of the merger agreement during those three business days. At the end of the third business day, our board of directors may proceed with the change of its recommendation if it determines in good faith, after taking into account any and all proposed amendments or revisions made by Teradyne and consulting with our independent financial advisor and outside legal counsel, that the alternative proposal remains a superior proposal or that the exercise of its fiduciary duties requires such action.

The merger agreement defines the term “superior proposal” to mean a bona fide, unsolicited alternative proposal for all or substantially all of our outstanding shares or assets that our board of directors determines in good faith, after consultation with our independent financial advisor and outside legal counsel, to be more favorable to our stockholders than the transactions contemplated by the merger agreement, taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal by Teradyne to amend the terms of the merger agreement, the likelihood of consummation of a transaction and whether any financing required to consummate such alternative proposal is fully committed).

Efforts to Complete the Merger

Subject to the terms and conditions of the merger agreement, we and Teradyne have agreed to use our reasonable best efforts to take or cause to be taken all appropriate actions, and do or cause to be done all things necessary, proper or advisable under any applicable law or otherwise to cause the fulfillment of all conditions to the merger and to consummate and make effective the merger as promptly as practicable, including obtaining from any governmental entities any consents, licenses, permits, waivers, clearances approvals, waiting period terminations, authorizations or order, giving any notices to third parties and using commercially reasonable efforts to obtain any third party consents required in connection with the transactions contemplated by the merger agreement.

Employee Obligations

Teradyne has agreed to honor all benefit plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the effective time of the merger, although Teradyne may amend or terminate any such plan in accordance with its terms, and to provide, for a period of 12 months following the effective time, to each of our current employees compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to our employees immediately prior to the effective time. Teradyne also has agreed to acknowledge that a change in control will occur upon the closing of the merger under our stock plans and award agreements, including any employee change in control agreements.

Additional Agreements

The merger agreement contains additional agreements between us and Teradyne relating to, among other things:

•	the prompt notice to each party of any material failure (or of an event reasonably likely to cause a material failure) by us, Teradyne or the Merger Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to the merger agreement;

•	Teradyne’s access to our properties, contracts, commitments, books and records;

•	delivery by us to Teradyne of information concerning our business, properties and agreements as they may from time to time reasonably request;

•	our use of commercially reasonable efforts to make available at all reasonable times during normal business hours to Teradyne and Merger Subsidiary the appropriate individuals (including our management personnel, attorneys, accountants and other professionals) for discussion of our business, properties, prospects and personnel as they may reasonably request;

•	public announcements with respect to the merger and the merger agreement; and

•	the purchase by us of a “tail” directors’ and officers’ liability insurance policy (which by its terms shall survive the merger) for our directors and officers, which shall provide such directors and officers with coverage for six years following the effective time of the merger on terms acceptable to us, so long as the aggregate cost does not exceed 135% of the annual premium for our existing directors’ and officers’ liability insurance policy, less a credit for unearned premiums.

Conditions to the Merger

Neither we nor Teradyne nor the Merger Subsidiary is required to complete the merger unless the following conditions are satisfied or waived:

•	our stockholders shall have approved the merger and adopted the merger agreement by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote;

•	the waiting period applicable to the consummation of the merger under the HSR Act and the waiting period applicable to the merger control authorities in Germany shall have expired or been terminated;

•	all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, shall have been filed, been obtained or occurred; and

•	no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement.

Neither Teradyne nor the Merger Subsidiary is required to complete the merger unless the following conditions are satisfied or waived:

•	our representations and warranties as set forth in the merger agreement and in any certificate or other writing that we deliver pursuant to the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds, and Teradyne shall have received a certificate from our chief executive officer and our chief financial officer to such effect;

•	we shall have performed in all material respects all obligations required to be performed by us under the merger agreement, and Teradyne shall have received a certificate from our chief executive officer and our chief financial officer to such effect;

•	we shall have obtained all consents and approvals of third parties that are required as a consequence of the merger and set forth in the merger agreement;

•	there shall not have been instituted or pending any action or proceeding by any governmental entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Teradyne or any of its subsidiaries of all or any portion of our or Teradyne’s business or to compel Teradyne to dispose of or hold separate all or any portion of our or Teradyne’s business or assets, (ii) seeking to impose or confirm limitations on the ability of Teradyne effectively to exercise full rights of ownership of the Common Stock, including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by Teradyne of the Common Stock; and

•	Teradyne shall have received copies of the resignations of each director of each of our subsidiaries.

We are not required to complete the merger unless the following conditions are satisfied or waived:

•	the representations and warranties of Teradyne and the Merger Subsidiary set forth in the merger agreement and in any certificate or other writing that Teradyne or the Merger Subsidiary delivers pursuant to the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds, and we shall have received a certificate from Teradyne’s chief executive officer or chief financial officer to such effect; and

•	Teradyne and the Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under the merger agreement, and we shall have received a certificate from Teradyne’s chief executive officer or chief financial officer to such effect.

A material adverse effect with respect to us means a fact, circumstance, event, effect, change, circumstance or development or effect that has a material adverse effect on (i) our and our subsidiaries’ business, assets, liabilities, capitalization, financial condition or results of operations, taken as a whole, (ii) our ability to consummate the transactions contemplated by the merger agreement, (iii) the ability of Teradyne to operate our business immediately after the closing, or (iv) the ability of Teradyne’s officers, following the closing, to certify without qualification to Teradyne’s financial statements or SEC reports as they relate to our business and operations, other than:

(a) events or effects relating to or resulting from:

•	changes in general economic or political conditions or the securities, credit or financial markets to the extent such changes do not have a materially disproportionate impact on us and our subsidiaries, taken as a whole, relative to our industry peers;

•	changes or developments in the industries in which we or our subsidiaries operate to the extent such changes or developments do not have a materially disproportionate impact on us and our subsidiaries, taken as a whole, relative to our industry peers;

•	changes in law following the date of the merger agreement to the extent such changes do not have a materially disproportionate impact on us and our subsidiaries, taken as a whole, relative to our industry peers;

•	the announcement, negotiation, existence or performance of the merger agreement or the transactions contemplated thereby (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors, financing sources, strategic partners or other business partners);

•	the taking of any action required by the merger agreement or that Teradyne has requested or to which Teradyne has expressly consented;

•	any acts of terrorism or war to the extent such acts do not have a materially disproportionate impact on us and our subsidiaries, taken as a whole, relative to our industry peers;

•	changes after the date of the merger agreement in generally accepted accounting principles or the interpretation thereof; or

•	any litigation relating directly and primarily to the announcement, negotiation, execution or performance of the merger agreement or the transactions contemplated thereby; and

(b) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, in and of itself (it being understood that any cause underlying any such failure may be deemed to constitute a material adverse effect).

Termination of the Merger Agreement

The merger agreement may be terminated by either party at any time prior to the effective time of the merger, whether before or after our stockholders have adopted the merger agreement:

•	by mutual written consent of Teradyne and us;

•	if a court of competent jurisdiction or other governmental entity shall have issued a final, non-appealable order, decree or ruling, in each case permanently restraining, enjoining or otherwise prohibiting the merger;

•	if the merger is not consummated on or before March 1, 2009, unless the terminating party’s failure to fulfill any obligations under the merger agreement was the cause of or resulted in the failure of the merger to occur by that date; or

•	if the requisite vote of our stockholders in favor of the adoption of the merger agreement shall not have been obtained at the special meeting or any adjournment or postponement thereof, except that we do not have the right to terminate the merger agreement if we are in breach of the merger agreement or failed to fulfill our obligations under the merger agreement or if the failure to obtain the requisite vote was caused by a breach of a stockholders’ agreement.

Teradyne can terminate the merger agreement:

•	if we breach any representation, warranty, covenant or agreement set forth in the merger agreement, subject to certain materiality thresholds, and such breach or condition either cannot be cured or satisfied or is not cured or satisfied within 30 days of our receipt of written notice from Teradyne of such breach;

•	if our board of directors changes its recommendation to our stockholders;

•	if our board of directors recommends (or proposes to recommend) any alternative proposal;

•	if an alternative proposal is published, sent or given to our stockholders and we do not promptly make or send to our stockholders a statement unconditionally reaffirming our board of directors’ recommendation and unconditionally recommend that our stockholders reject the alternative proposal; or

•	if our board of directors resolves to do any of the above.

We can terminate the merger agreement:

•	if Teradyne or Merger Subsidiary breaches any representation, warranty, covenant or agreement set forth in the merger agreement that has or is reasonable likely to have a material adverse effect on Teradyne’s or Merger Subsidiary’s ability to consummate the merger, and such breach or condition either cannot be cured or satisfied or is not cured or satisfied within 30 days of Teradyne’s receipt of written notice from us of such breach; or

•	prior to the adoption of the merger agreement by our stockholders, if the termination is effected immediately prior to entering into a definitive agreement with respect to a superior proposal, provided that, before terminating the merger agreement: (1) we have provided Teradyne with three business days prior written notice of our decision to terminate the merger agreement, (2) at the end of this three business day period Teradyne has not made an offer that our board of directors determines in good faith after taking into account any and all proposed amendments and revisions made by Teradyne that the alternative proposal remains a superior proposal; (3) our board of directors changes its recommendation in compliance with the terms of the merger agreement and authorizes us to enter into a definitive agreement for the superior proposal; (4) we pay to Teradyne a termination fee of $11,500,000; and (5) immediately following the termination of the merger agreement, we enter into a definitive agreement to effect the superior proposal.

Effect of Termination and Abandonment

We are required to pay Teradyne a termination fee of $11,500,000 in the event that the merger agreement is terminated because:

•	our board of directors changes its recommendation to our stockholders;

•	our board of directors recommends (or proposes to recommend) any alternative proposal;

•	an alternative proposal is published, sent or given to our stockholders and we do not promptly (and in any event within 10 business days) make or send to our stockholders a statement unconditionally reaffirming our board of directors’ recommendation and unconditionally recommending that our stockholders reject the alternative proposal;

•	a willful breach by any of our directors or executive officers of the non-solicitation provisions of the merger agreement;

•	we terminate the merger agreement prior to the approval and adoption of the merger agreement by our stockholders and upon our entry into a definitive agreement to effect a superior proposal in accordance with the merger agreement;

•	an alternative transaction shall have been publicly announced prior to the termination of the merger agreement and the requisite vote of our stockholders in favor of the adoption of the merger agreement shall not have been obtained at the special meeting or any adjournment or postponement thereof and within 12 months after such termination of the merger agreement we consummate, or we enter into a definitive agreement to consummate, an alternative proposal; or

•	an alternative transaction shall have been publicly announced prior to the termination of the merger agreement and the merger is not consummated on or before March 1, 2009, and within 12 months after such termination of the merger agreement we consummate, or we enter into a definitive agreement to consummate, an alternative proposal.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of Common Stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and receive payment of fair value in cash, together with a fair rate of interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of Common Stock.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice, and the applicable statutory provisions are attached to this proxy statement as Annex C. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex C. Any holder of Common Stock, who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Annex C carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. If you lose your appraisal rights, you will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•	The stockholder must deliver to Eagle Test a written demand for appraisal before the vote on the merger agreement at the special meeting.

•	The stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal or vote to abstain.

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Neither voting, in person or by proxy, against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Common Stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform Eagle Test of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its Common Stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH

THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

EAGLE TEST SYSTEMS, INC.
2200 Millbrook Drive
Buffalo Grove, Illinois 60089
(847) 367-8282

If the merger is completed, Eagle Test will give written notice of the effective time of the merger within 10 days after such effective time to each former Eagle Test stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock held by all dissenting stockholders. The surviving corporation is under no obligation to file any petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which Eagle Test has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then by obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

The Delaware Court of Chancery may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to the stockholder.

The Delaware Court of Chancery will thereafter determine the fair value of the shares of Common Stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with the interest if any, to be paid on the amount determined to be fair value. Such interest rate shall be calculated as of effective date of the merger through the date of payment of the judgment, compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge), unless good cause is shown for the Delaware Court of Chancery to use discretion and calculate the interest rate otherwise.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

The fair value of the Common Stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration. An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

If no petition for appraisal is filed within 120 days after the effective date of the merger, or if a stockholder delivers a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of the stockholder to appraisal will cease. Any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on such terms as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE AN EAGLE TEST STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

MARKET PRICE

Our Common Stock has been listed on the NASDAQ Global Market under the trading symbol “EGLT” since our initial public offering on March 8, 2006. The following table sets forth the high and low sales prices of our Common Stock, as reported by the NASDAQ Global Market, for each of the periods listed.

	Common Stock
	High	Low

Fiscal Year Ended September 30, 2007
First quarter	$18.94	$13.57
Second quarter	$18.13	$13.50
Third quarter	$18.14	$14.98
Fourth quarter	$16.60	$11.67

Fiscal Year Ended September 30, 2008
First Quarter	$14.19	$10.30
Second Quarter	$13.55	$9.31
Third Quarter	$13.67	$10.50
Fourth Quarter	$15.54	$10.16

Fiscal Year Ending September 30, 2009
First Quarter (through October 3, 2008)	$15.43	$15.17

The following table sets forth the closing sales prices per share of Common Stock, as reported on the NASDAQ Global Market on August 29, 2008, the last full trading day before the public announcement of the proposed merger, and on October 3, 2008, the latest practicable date before the printing of this proxy statement:

Common Stock

August 29, 2008	$14.18
October 3, 2008	$15.30

If the merger is consummated, each share of Common Stock will be converted into the right to receive $15.65 in cash, without interest and less any applicable withholding taxes, and shares of Common Stock will be removed from quotation on the NASDAQ Global Market and there will be no further public market for shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of October 3, 2008: (i) by each person who is known by Eagle Test to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director of Eagle Test; (iii) by each named executive officer of Eagle Test (Leonard A. Foxman, Theodore D. Foxman, Jack E. Weimer and Stephen J. Hawrysz); and (iv) by all directors and executive officers of Eagle Test as a group.

The applicable ownership percentage is based upon 23,060,552 shares of our Common Stock outstanding as of October 3, 2008.

	Shares
	Beneficially
Name and Address of Beneficial Owner(1)	Owned	Percentage

TA Associates Funds(2)	6,154,084	26.7%
FMR LLC(3)	2,986,643	13.0
Royce & Associates, LLC(4)	1,682,900	7.3
Leonard A. Foxman(5)	2,909,971	12.6
Foxman Family LLC(6)	2,152,868	9.3
Theodore D. Foxman(7)	35,544	*
Jack E. Weimer(8)	187,432	*
Stephen J. Hawrysz(9)	102,389	*
Michael C. Child(10)	6,155,021	26.7
Ross W. Manire(11)	23,124	*
William H. Gibbs(12)	22,290	*
David B. Mullen(13)	22,290	*
All executive officers and directors as a group (8 persons)(14)	9,458,061	40.6

*	Represents less than 1% of the outstanding shares of Common Stock.

(1)	Except as otherwise indicated, addresses are c/o Eagle Test Systems, Inc., 2200 Millbrook Drive, Buffalo Grove, IL 60089.

(2)	Amounts shown reflect the aggregate number of shares held by TA IX L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA Investors LLC and TA Subordinated Debt Fund, L.P. (collectively, the “TA Associates Funds”). Investment and voting control of the TA Associates Funds is held by TA Associates, Inc. No stockholder, director or officer of TA Associates, Inc. has voting or investment power with respect to our shares held by the TA Associates Funds. Voting and investment power with respect to such shares is vested in a three-person investment committee consisting of the following employees of TA Associates: Messrs. Michael C. Child, C. Kevin Landry and P. Andrews McLane. Mr. Child is a Managing Director of TA Associates, Inc., the manager of the general partner of TA IX L.P. and TA Subordinated Debt Fund L.P.; the manager of TA Investors LLC; and the general partner of TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P. and TA Strategic Partners Fund B L.P. Mr. Child has been a member of our board of directors since October 2003. See Note 10 below. The address of TA Associates, Inc. is John Hancock Tower, 56th Floor, 200 Clarendon Street, Boston, MA 02116.

(3)	Information regarding FMR LLC is based solely upon a Schedule 13G/A filed by FMR LLC, Fidelity Management & Research Company, Fidelity Low Priced Stock Fund and Edward C. Johnson 3d with the SEC on May 12, 2008, which indicates that the reporting persons held sole voting power over 135,000 shares and sole investment power over 2,986,643 shares. The address of the reporting persons is c/o FMR LLC, 82 Devonshire Street, Boston, MA 02109.

(4)	Information regarding Royce & Associates, LLC is based solely upon a Schedule 13G/A filed by Royce & Associates with the SEC on February 1, 2008, which indicates that Royce & Associates held sole voting and investment power over 1,682,900 shares. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(5)	Includes 2,152,868 shares held by Foxman Family LLC, of which Leonard Foxman is the manager. Leonard Foxman has voting and investment power with respect to the shares held of record by Foxman Family LLC and is the father of Theodore Foxman and Robin Cleek. Leonard Foxman has no economic interest in Foxman Family LLC. The members of Foxman Family LLC are ten trusts for the benefit of Theodore Foxman and his descendants, of which Theodore Foxman is the trustee and which trusts collectively have a 62.5% economic interest in Foxman Family LLC, and six trusts for the benefit of Mrs. Robin Cleek and her descendants, of which Mrs. Cleek is the trustee and which trusts collectively have a 37.5% economic interest in Foxman Family LLC. Also includes 30,112 shares which are held in Leonard Foxman’s individual account in our Profit Sharing and Employee Savings Plan, and 25,900 shares which are held in his spouse’s individual account in our Profit Sharing and Employee Savings Plan.

(6)	Includes 2,152,868 shares held by Foxman Family LLC, of which Leonard Foxman is the manager. Leonard Foxman has voting and investment power with respect to the shares held of record by Foxman Family LLC and is the father of Theodore Foxman and Robin Cleek. Leonard Foxman has no economic interest in Foxman Family LLC. The members of Foxman Family LLC are ten trusts for the benefit of Theodore Foxman and his descendants, of which Theodore Foxman is the trustee and which trusts collectively have a 62.5% economic interest in Foxman Family LLC, and six trusts for the benefit of Mrs. Robin Cleek and her descendants, of which Mrs. Cleek is the trustee and which trusts collectively have a 37.5% economic interest in Foxman Family LLC.

(7)	Includes 28,815 shares subject to options that are immediately exercisable or exercisable within 60 days of October 3, 2008. Also includes 6,729 shares Theodore Foxman holds in his individual account in our Profit Sharing and Employee Savings Plan. Does not include 2,152,868 shares held by Foxman Family LLC, in which trusts for the benefit of Theodore Foxman and his descendants have a 62.5% economic interest, but over which Theodore Foxman does not have voting or investment power. Theodore Foxman is the trustee of such trusts.

(8)	Includes 72,998 shares subject to options that are immediately exercisable or exercisable within 60 days of October 3, 2008. Also includes 37,787 shares which Mr. Weimer holds in his individual account in our Profit Sharing and Employee Savings Plan.

(9)	Includes 67,204 shares subject to options that are immediately exercisable or exercisable within 60 days of October 3, 2008. Also includes 185 shares which Mr. Hawrysz holds in his individual account in our Profit Sharing and Employee Savings Plan.

(10)	Includes 937 shares subject to options that are immediately exercisable or exercisable within 60 days of October 3, 2008. Mr. Child is a managing director of TA Associates, Inc. and may be considered to have beneficial ownership of TA Associates, Inc.’s interest in us. Mr. Child disclaims beneficial ownership of all such shares, except to the extent of 21,556 shares of Common Stock as to which he holds a pecuniary interest. Mr. Child has been a member of our board of directors since October 2003. See Note 2 above. The address of Mr. Child is c/o TA Associates, Inc., John Hancock Tower, 56th Floor, 200 Clarendon Street, Boston, MA 02116.

(11)	Consists of 23,124 shares subject to options that are immediately exercisable or exercisable within 60 days of October 3, 2008.

(12)	Consists of 22,290 shares subject to options that are immediately exercisable or exercisable within 60 days of October 3, 2008.

(13)	Consists of 22,290 shares subject to options that are immediately exercisable or exercisable within 60 days of October 3, 2008.

(14)	Includes 237,658 shares subject to options that are immediately exercisable or exercisable within 60 days of October 3, 2008, and 100,713 shares held in individual accounts in our Profit Sharing and Employee Savings Plan.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we plan to hold our 2009 Annual Meeting of Stockholders. Proposals of stockholders of Eagle Test intended for inclusion in the proxy statement and proxy card to be furnished to all stockholders entitled to vote at the 2009 Annual Meeting of Stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, by the SEC, must have been received at our principal executive offices not later than August 30, 2008.

Under our by-laws, stockholders who wish to make a proposal at the 2009 Annual Meeting of Stockholders (other than one that will be included in the proxy statement) must notify Eagle Test between October 3, 2008 and November 2, 2008; provided, however, that in the event that the 2009 Annual Meeting is held prior to January 1, 2009 or after April 1, 2009, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to the 2009 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If a stockholder who wishes to present a proposal fails to notify Eagle Test by August 30, 2008 and such proposal is brought before the 2009 Annual Meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2009 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Eagle Test Systems, Inc., 2200 Millbrook Drive, Buffalo Grove, Illinois 60089, Attention: Secretary.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, through the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact our proxy solicitor, D.F. King & Co., Inc., at 1-800-628-8536.

Board of Directors
Eagle Test Systems, Inc.

October 7, 2008

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED, OR SUBMIT YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET, AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
TERADYNE, INC.
(“Parent”)
TURIN ACQUISITION CORP.
(“Merger Sub”)
and
EAGLE TEST SYSTEMS, INC.
(the “Company”)
Dated as of September 1, 2008

A-i

A-ii

EXHIBITS

Exhibit A	Form of Stockholders’ Agreement
Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit C	Form of Bylaws of the Surviving Corporation

SCHEDULES
Schedule A Supporting Stockholder List
Company Disclosure Schedule

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of September 1, 2008 by and among Teradyne, Inc., a Massachusetts corporation (“Parent”), Turin Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Eagle Test Systems, Inc., a Delaware corporation (the “Company”).

RECITALS:

A. The Boards of Directors of Parent and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that Parent acquire the Company upon the terms and subject to the conditions set forth herein.

B. The acquisition of the Company shall be effected through a merger (the “Merger”) of Merger Sub into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of Parent.

C. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Stockholder Agreements”), pursuant to which such stockholders have, among other things, agreed to give Merger Sub a proxy to vote all of the shares of capital stock of the Company that such stockholders own.

D. The Board of Directors of the Company (the “Company Board of Directors”) has unanimously, on the terms and subject to the conditions set forth herein: (i) determined that the Merger is in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the Merger; and (iii) determined to recommend that the Company’s stockholders adopt this Agreement.

F. The Board of Directors of, or authorized committee thereof, Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously declared advisable this Agreement and the Merger.

G. Parent, Merger Sub and the Company desire to (i) make certain representations and warranties in connection with the Merger; (ii) make certain covenants and agreements in connection with the Merger; and (iii) prescribe various conditions to the Merger.

THE PARTIES AGREE AS FOLLOWS:

ARTICLE I

THE MERGER

Section 1.1  The Merger.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease; (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL; and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation”. The Merger shall have the effects set forth in Section 259 of the DGCL.

(b) Merger Sub and the Surviving Corporation shall take all necessary action such that: (i) the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto until thereafter changed or amended as provided therein or by applicable Law; and

(ii) the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit C until thereafter changed or amended as provided therein or by applicable Law.

Section 1.2  Effective Time.

Parent, Merger Sub and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger have been duly filed with the Secretary of State of the State of Delaware or such date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

Section 1.3  Closing.

The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, on a date to be specified by the parties, such date to as soon as practicable and in no event later than the fifth (5th) Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions), at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.4  Directors and Officers of the Surviving Corporation.

The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.5  Subsequent Actions.

If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.6  Stockholders’ Meeting.

(a) As promptly as practicable following the date of this Agreement (and in any event within ten (10) Business Days), the Company shall prepare and file as promptly as practicable with the Securities and Exchange Commission (the “SEC”) a proxy for a special meeting of the Company’s stockholders (the “Special Meeting”) (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement; provided, that Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel with the intention that the Proxy Statement be in a form ready to print and mail to the stockholders of the Company as promptly as practicable following the date of this Agreement. Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Proxy Statement. Subject to Section 5.2(c) hereof, the Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL (the “Company Recommendation”) and the opinion of the Company Financial Advisor referred to in Section 3.19. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Merger Sub, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent, Merger Sub and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to the Company’s stockholders unless it has first obtained the consent of Parent and Merger Sub to such mailing, which consent shall not be unreasonably withheld, conditioned or delayed. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.6(b)(ii), mailed to holders of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), in each case as and to the extent required by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or the SEC (or its staff).

(b) The Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable Law:

(i) (A) as promptly as practicable following the date of this Agreement set a record date for, call and give notice of the Special Meeting for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Merger Sub, with the meeting date being no later than thirty (30) Business Days following the earliest of the date on which the SEC staff advises the Company that it has no further comments on the Proxy Statement (or that the SEC staff advises that it is not reviewing the Proxy Statement) or that the Company may commence mailing the Proxy Statement); and (B) as promptly as practicable following the date of this Agreement, convene and hold the Special Meeting;

(ii) cause the definitive Proxy Statement to be mailed to its stockholders; and

(iii) use its reasonable best efforts to: (A) solicit from its stockholders proxies in favor of the adoption of this Agreement; and (B) secure any approval of stockholders of the Company that is required by the DGCL and any other applicable Law to effect the Merger.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1  Conversion of Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holders of any securities of the Company or common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Merger Sub Common Stock.  Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares that are owned by the Company and any Shares owned by Parent, Merger Sub or any of their respective subsidiaries or affiliates shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock.  Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) shall be automatically converted into the right to receive $15.65 per share, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a “Certificate” and collectively, the “Certificates”) or book-entry share (each, a “Book-Entry Share” and collectively, the “Book-Entry Shares”) representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, without interest thereon.

(d) Adjustment to Merger Consideration.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

Section 2.2  Exchange of Certificates and Book Entry Shares.

(a) Paying Agent.  Prior to the Effective Time, Parent shall (i) designate a bank or trust company to act as the payment agent in connection with the Merger (the “Paying Agent”), which Paying Agent shall be reasonably acceptable to the Company and (ii) enter into a paying agent agreement with such Paying Agent to act as agent for the payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent funds in an amount equal to the aggregate Merger Consideration (such funds, the “Exchange Fund”). Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares. In the event the Exchange Fund shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Paying Agent shall make payments of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent and Merger Sub shall cause the Paying Agent to mail to each holder of record of a Certificate(s) or Book-Entry Share(s), which immediately prior to the Effective Time represented outstanding Shares, and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger

Consideration. Such letter and instructions can be faxed to the holder of record upon request. Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. Such payment shall be made to the holder of record by bank check; provided, that any holder of record entitled to a payment in excess of $500,000 shall have the right to receive payment by electronic wire transfer, in which case payment shall be made net of any applicable wire transfer fees. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition precedent of payment that: (x) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer; and (y) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Fund; No Liability.  At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation.

(e) Withholding Rights.  Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts that Parent, Merger Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of applicable Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.

(f) Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(g) Investment of Exchange Fund.  The Paying Agent shall invest all cash held by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to (i) direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, (ii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or (iii) money market funds invested solely in any of the foregoing, or a combination thereof; and provided, further, that if the value of the cash held by the Paying Agent pursuant to this Section 2.2 is reduced below the amount necessary to pay any unpaid Merger Consideration, Parent shall immediately deposit additional funds with the Paying Agent sufficient to correct this deficiency. Any interest and other income resulting from such investments shall be the property of Parent and paid to Parent upon demand.

Section 2.3  Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration, but instead the holder of such Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of the Appraisal Rights. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration.

(b) The Company shall serve prompt notice to Merger Sub of any demands received by the Company for dissenter’s rights of any Shares, and Merger Sub shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Merger Sub, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4  Treatment of Company Options.

(a) At the Effective Time, each option to purchase shares of Common Stock granted under the Company Stock Plans (each, a “Company Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed and converted automatically at the Effective Time into an option to acquire shares of Parent Stock, on substantially the same terms and conditions as were applicable under such Company Option (including vesting schedule) except that (i) the number of shares of Parent Stock subject to each such option or right shall be determined by multiplying the number of shares of Common Stock subject to such Company Option immediately prior to the Effective Time by a fraction (the “Equity Award Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Parent Stock on the New York Stock Exchange over the five consecutive trading days immediately preceding (but not including) the Closing Date (rounded down to the nearest whole share) and (ii) the exercise price per share of Parent Stock (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the shares of Common Stock otherwise purchasable pursuant to such Company Option immediately prior to the Effective Time divided by (y) the Equity Award Exchange Ratio. As soon as reasonably practicable following the Effective Time, Parent shall deliver to each holder of a Company Option an appropriate notice setting forth the terms of such assumption and conversion. With respect to any Company Option that is an “incentive stock option” (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, the parties hereto intend that such assumption and conversion shall, to the extent reasonably practicable, conform to the requirements of Section 424(a) of the Code.

(b) Parent shall take such actions as are necessary for the assumption of the Company Options pursuant to this Section 2.4, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.4. Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Stock subject to the assumed Company Options as soon as practicable and in no event later than the fifth (5th) Business Day following the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) or as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, or any report filed with the SEC by the Company pursuant to the Exchange Act after the date of filing of such Form 10-K filed with the SEC on the SEC’s EDGAR system at least three Business Days prior to the date hereof (other than any information in the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections of such Company SEC Documents, and other than any other forward-looking statements contained in such Company SEC Documents that are of a nature that they speculate about future developments) (the “Designated SEC Documents”), the Company represents and warrants to Parent and Merger Sub as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is readily apparent from the disclosure made.

Section 3.1  Organization.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, individually, or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company. Section 3.1(b) of the Company Disclosure Schedule also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each such Subsidiary. All equity interests (including partnership interests and limited liability company interests) of such Subsidiaries (i) are owned, of record and beneficially, by the Company or by another Subsidiary of the Company free and clear of all Liens and (ii) have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. Other than the Subsidiaries of the Company set forth on Section 3.1(b) of the Company Disclosure Schedule, the Company does not own or control, directly or indirectly, a 5% or greater equity interest in any Person.

Section 3.2  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 90,000,000 shares of Common Stock; and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on August 29, 2008, there were 23,039,801 shares of Common Stock issued and outstanding. Since such time and date, no additional shares of Common Stock have been issued except pursuant to exercises of Company Options pursuant to the Company Stock Plans, in each case, in accordance with their terms or as specifically described in Section 3.2(a) of the Company Disclosure Schedule. No shares of Common Stock are held in the treasury of the Company or by any Subsidiary of the Company. No shares of Preferred Stock have been designated, issued or outstanding. No shares of Common Stock are reserved for issuance other than 2,600,000 shares of Common Stock reserved for issuance pursuant to the Company Stock Plans (consisting of 1,198,247 shares subject to outstanding Company Options and 1,401,753 shares available for future grants). There are no bonds, debentures, notes or other Indebtedness having voting rights of the Company or any of its Subsidiaries (“Voting Debt”), whether issued by the Company, any of its Subsidiaries or any other Person, issued and outstanding. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and are not and will not be subject to or issued in violation of any preemptive rights.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Company Options, indicating with respect to each such Company Option (i) the name of the holder thereof, (ii) the Company Stock Plan under which it was granted, (iii) the number of shares of Common Stock subject to such Company Option, (iv) the exercise price, (v) the date of grant, and (vi) the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. There are no outstanding options to purchase shares of Common Stock other than options issued pursuant to the Company Stock Plans. The Company has delivered to Parent complete and accurate copies of the Company Stock Plans and the forms of all stock option agreements evidencing Company Options.

(c) Except as described in this Section 3.2: (i) there are no shares of capital stock or other equity securities of the Company, or securities exchangeable into or exercisable for such equity securities, authorized, designated, issued or outstanding; (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or securities exchangeable into or exercisable for shares of capital stock to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries is bound, obligating the Company or any of the Company’s Subsidiaries to: (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company, securities convertible into or exchangeable for such shares or equity interests or any Voting Debt; (B) grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement; or (C) redeem or otherwise acquire any such shares of capital stock, securities exchangeable into or exercisable for shares of capital stock, or other equity interests. There are no obligations of the Company or any of the Company’s Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. Since March 9, 2006, the Company has not declared or paid any dividend or distribution in respect of the Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Common Stock, and the Company Board of Directors has not authorized any of the foregoing. Neither the Company nor any of the Company’s Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which the Company or any of the Company’s Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of the Company’s Subsidiaries.

(d) The Company’s past and current stock option grant practices (i) complied with all applicable Company Stock Plans, stock exchange rules and applicable Laws, (ii) have been fairly presented in accordance with United States generally accepted accounting principles (“GAAP”) in the Company’s financial statements, and (iii) have resulted only in exercise prices that correspond to the fair market value on the date that the grants were actually authorized under applicable Law. As of the date of this Agreement, the Company has no ongoing internal review of any irregularities in its past or current stock option practices.

(e) The Company has delivered or made available to Parent a copy of the certificate or articles of incorporation and by-laws (or like organizational documents) of the Company and each of its Subsidiaries, and each such copy is true, correct and complete and each such instrument is in full force and effect.

(f) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Affiliate of the Company, is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries. The Company has not granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights.

Section 3.3  Authorization; Validity of Agreement; Company Action.

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Merger, have been duly and validly authorized by the Company Board of Directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation of the Merger, subject to the adoption of this Agreement by the holders of a majority of all of the Shares entitled to vote thereon. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that: (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4  Board Approvals.

The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders; (ii) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Merger; (iii) approved this Agreement and the Merger, which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which, assuming the accuracy of the representations and warranties in Section 4.6, this Agreement and the transactions contemplated hereby, are not and will not be subject to the restrictions on “business combinations” under the provision of Section 203 of the DGCL or any other “moratorium”, “control share”, “fair price”, “takeover” or “interested stockholder” or similar Law that might otherwise apply; (iv) recommended that the stockholders of the Company adopt this Agreement; and (v) directed that this Agreement be submitted to the stockholders of the Company for their adoption and approval. No further corporate action is required by the Company Board of Directors, pursuant to the DGCL or otherwise, in order for the Company to approve this Agreement or the Merger, subject to the adoption of this Agreement by the holders of a majority of the outstanding Shares, as contemplated by Section 1.6, which is the only stockholder vote that is required for adoption of this Agreement and the consummation of the Merger by the Company.

Section 3.5  Consents and Approvals; No Violations.

None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or compliance by the Company with any of the provisions of this Agreement will: (i) violate, conflict with or result in any breach of any provision of the Company’s certificate of incorporation or bylaws or any comparable documents of any of the Company’s Subsidiaries; (ii) require any filing by the Company or any of its Subsidiaries with, or the issuance of any permit, authorization, consent or approval by, any federal, state, local, foreign or supranational court, arbitral tribunal, administrative agency, commission or other governmental or regulatory authority or agency, including any self-regulatory organization (each, a “Governmental Entity”) (except for: (A) compliance with any applicable requirements of the Exchange Act or the Nasdaq Global Market (the “Nasdaq”); (B) the filing of the Certificate of Merger with the Delaware Secretary of State; (C) the filing by the Company with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any similar filing under any foreign antitrust Law; or (D) the filing with the SEC and the Nasdaq of the Proxy Statement and such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Merger; (iii) result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, cancellation or acceleration) under, result in the loss of a benefit, the imposition of an obligation or the creation of a Lien under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (the “Company Agreements”); or (iv) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii), (iii) or (iv) where: (x) any failure to obtain such permits, authorizations, consents or approvals; (y) any failure to make such filings; or (z) any such modifications, violations, rights, breaches, defaults, losses of benefits, impositions of obligations, or creations of Liens have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6  Company SEC Documents and Financial Statements.

Since March 9, 2006, the Company has timely filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) with the SEC, including those documents required to be filed or furnished (as applicable) under the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act) (such documents and any other documents filed by the Company with the SEC, including those that the Company may file after the date hereof until the Closing, as amended since the time of their filing, collectively, the “Company SEC Documents”) and complete and correct copies of all such Company SEC Documents are available to Parent through public sources. As of their respective filing dates (or if amended subsequent to filing, as of the date of their last amendment filed prior to the date of this Agreement) and, in the case of any proxy statement, as of the date mailed to shareholders and the date of the meeting, the Company SEC Documents: (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be and the applicable rules and regulations of the SEC thereunder. All of the consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (collectively, the “Financial Statements”): (A) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act); and (B) fairly present in all material respects the financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein consistent with the books and records of the Company and its Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

Section 3.7  Internal Controls; Sarbanes-Oxley Act.

(a) The Company has established and maintains disclosure controls and procedures as required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. The Company’s disclosure controls and procedures are effective to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is (i) made known on a timely basis to the individuals responsible for the preparation of the Company’s documents that it files or furnishes under the Exchange Act, (ii) recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (iii) accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has established and maintains a system of internal accounting controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) to ensure the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including without limitation such policies and procedures specified in Rule 14a-15(f)(1)-(3) of the Exchange Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended September 30, 2007, and such assessment concluded that such controls were effective. The assessment of the effectiveness of the Company’s internal controls over financial reporting has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included in the Company SEC Documents. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board of Directors and on Section 3.7(a) of the Company Disclosure Schedule (x) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(c) Since March 9, 2006, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company the Board of Directors or any committee thereof or to any director or officer of the Company.

(d) The Company has not, since March 9, 2006, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or Executive Officer of the Company. There are no loans or extensions of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(e) To the Company’s Knowledge, Ernst & Young LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (x) “independent” with respect to the Company within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

Section 3.8  Absence of Certain Changes.

Since June 30, 2008 (the “Balance Sheet Date”), the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, there has not been (i) any event, fact, circumstance, change or effect, either individually or in the aggregate with all such other events, facts, circumstances, changes or effects, that has had, or would reasonably be expected to have, a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of Parent pursuant to Sections 5.1(a), (b), (d), (e), (h), (i), (j), (k), (l), (m), (n), (o), (p) and (q) of this Agreement had such action or event occurred after the execution of this Agreement.

Section 3.9  No Undisclosed Liabilities.

Except:  (a) as reflected or otherwise reserved against on the balance sheet of the Company as of June 30, 2008 included in the Financial Statements; (b) for liabilities and obligations incurred since June 30, 2008 in the ordinary course of business consistent with past practice; (c) for liabilities and obligations for investment banking, accounting and legal fees incurred in connection with the negotiation, execution and delivery of this Agreement or the Merger; (d) for liabilities and obligations incurred under any Company Agreement; (e) for liabilities and obligations which have been discharged or paid in full; and (f) liabilities that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has incurred any liabilities or obligations of any nature (whether or not accrued, contingent or otherwise, and whether or not required to be reflected in financial statements in accordance with GAAP).

Section 3.10  Litigation.

There is no material claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, whether in law or equity, civil, criminal, administrative or otherwise (individually, a “Legal Proceeding”), pending against (or, to the Company’s Knowledge, threatened against or naming as a party thereto) the Company or any of the Company’s Subsidiaries. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to lead to a Legal Proceeding that would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company’s Subsidiaries is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity.

Section 3.11  Employee Benefit Plans; ERISA.

(a) “Benefit Plans” means all material benefit plans, programs, policies, agreements or other arrangements (whether written or oral), including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement, including, without limitation, indemnification or “gross-up” provisions with respect to any compensation or benefit arrangement, in each case that are entered into, sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any of their ERISA Affiliates, in which present or former employees of the Company or any of its Subsidiaries participate; provided that Benefit Plans shall not include any Foreign Plans or any plan, program or arrangement under which any Governmental Entity provides compensation or benefits as required under the Laws of a jurisdiction outside of the United States. “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary. For purposes of this Agreement, the term “Foreign Plans” shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Benefit Plan had it been a United States plan, program or contract, provided that Foreign Plans shall not include any plan, program or arrangement under which any Governmental Entity provides compensation or benefits as required under the Laws of a jurisdiction other than the United States. It is agreed and understood that no representation or warranty is made in respect of employee benefit matters in any Section of this Agreement other than this Section 3.11.

(b) Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all Benefit Plans and Foreign Plans. The Company has heretofore made available to Parent copies of each of the Benefit Plans and certain related documents, including, but not limited to: (i) each writing constituting a part of such Benefit Plan, including all amendments thereto (or a written summary of any unwritten Benefit Plan); (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the Internal Revenue Service (the “IRS”) (if applicable) for such Benefit Plan; (iv) the most recent financial statements for each Benefit Plan; (v) each trust agreement, group annuity contract and summary plan description, if any, relating to such Benefit Plan; (vi) all personnel, payroll and employment manuals and policies; (vii) all employee handbooks and (viii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

(c) (i) The Company and each Subsidiary, and each ERISA Affiliate are in compliance in all material respects with current applicable provisions of ERISA and the Code, and each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and applicable Law including applicable provisions of ERISA and the Code and the regulations thereunder; (ii) each of the Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code; (iv) no Benefit Plan provides medical or other welfare benefits following termination of employment, other than: (A) coverage mandated by applicable Law; or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no Benefit Plan subject to ERISA holds securities issued directly to it by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates; (vi) all contributions, premiums or other amounts payable by the Company or its Subsidiaries or their ERISA Affiliates as of the date hereof with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; (viii) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Benefit Plans) by, on behalf of or against any of the Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries; (ix) all filings and reports as to each Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted; provided that to the extent not so submitted there will be no material liability to the Company; and (x) all Foreign Plans: (A) have been maintained in material accordance with their terms and all applicable Laws and requirements; (B) if they are intended to qualify for special Tax treatment, meet all material requirements for such treatment; and (C) if they are required to be funded and/or book-reserved, are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.

(d) With respect to any Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other United States governmental agencies is in progress or, to the Knowledge of the Company, pending or threatened.

(e) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) Each of the Company and each Subsidiary is in material compliance with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment.

(g) Each Benefit Plan is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries which are a party thereto or covered thereby at any time without material liability to the Company or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any such Benefit Plan. The investment vehicles used to fund the Benefit Plans may be changed at any time without incurring a sales charge, surrender fee or other similar expense.

(h) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, Executive Officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, Executive Officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(i) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) (i) has been operated since January 1, 2005 in reasonable, good faith compliance with Code Section 409A, IRS Notice 2005-1 and the regulations thereunder and (ii) is in documentary compliance with the requirements of Code Section 409A, IRS Notice 2005-1 and the regulations thereunder. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Benefit Plan had an exercise price that was or may have been less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

Section 3.12  Taxes.

Except as would not have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects; (ii) the Company and each of its Subsidiaries have paid all Taxes shown as due on such Tax Returns; (iii) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries; (iv) neither the Company nor any Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; (v) neither the Company nor any Subsidiary (A) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of applicable Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any Subsidiary, or (B) is a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation or similar agreement; (vi) all Taxes that the Company or any Subsidiary is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental

Entity; and (vii) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Sections 1.601 l-4(b)(2) or 301.6111-2(b) or any analogous provision of state or local Law.

Section 3.13  Contracts.

(a) Other than those (x) identified in Section 3.13(a) of the Company Disclosure Schedule (y) filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, or (z) under which neither the Company nor any of its Subsidiaries has any remaining liabilities or obligations (whether actual or contingent), neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or other instrument or obligation (written or oral):

(i) that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relating to the incurring of Indebtedness by the Company or any of its Subsidiaries in an amount in excess of $500,000 in the aggregate;

(iii) with any Affiliate of the Company (other than any such contract, agreement or other instrument or obligation (A) entered into with a Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company, (B) that provides only for standard employee benefit generally made available to all employees of the Company and its Subsidiaries, (C) that provides only for purchase of shares of the Company’s common stock and/or the issuance of options to purchase shares of the Company’s common stock, in each case as approved by the Company Board of Directors or its Compensation Committee or (D) the Stockholder Agreement and other similar agreements executed in connection with the Merger);

(iv) containing any non-competition, exclusive dealing or other similar agreement, commitment, or obligation that has, or would reasonably be expected to result in, the effect of prohibiting or impairing the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as currently proposed to be conducted;

(v) under which the Company or any Subsidiary is now, or following the Effective Time, Parent or any of Parent’s Affiliates (including without limitation the Company or any of its Subsidiaries) would be, restricted from selling, licensing or otherwise distributing any of their respective technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(vi) containing a “most favored nation” clause or other term providing preferential pricing or treatment to a third party other than pricing discounts given to customers in the ordinary course of business consistent with past practice;

(vii) under which a third party would be entitled to receive a license or any other right to intellectual property of Parent or any of Parent’s Affiliates following the Closing;

(viii) providing for any payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries;

(ix) providing a license to any third party for the right to use or reproduce any Company Intellectual Property except agreements with customers or other end-user customers of the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(x) providing licenses, sublicenses or other agreements pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to Company and its Subsidiaries, taken as a whole, excluding any non-exclusive, generally commercially available, off-the-shelf software programs;

(xi) pursuant to which the Company or any of its Subsidiaries leases any real property to or from a third party; or

(xii) relating to the manufacturing or supply of any material item used by the Company or a Subsidiary that is a single or sole source of manufacturing or supply.

(such contracts set forth in Section 3.13(a) of the Company Disclosure Schedule, otherwise described in clauses (i) through (xii), or set forth in the exhibit index of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, the “Company Material Contracts”). Complete and accurate copies of all Company Material Contracts have heretofore been furnished to Parent. Neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in a Designated SEC Document.

(b) Except as would not have a Company Material Adverse Effect: (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a breach of or default under); and (ii) to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a breach of or default under any such Company Material Contract). Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that: (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally; and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) There are no provisions in any instrument related to Indebtedness of the Company or any of its Subsidiaries that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration.

Section 3.14  Title to Properties; Encumbrances.

Section 3.14 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries and the location of the premises. The Company and each of its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material tangible assets and properties it holds or uses, in each case subject to no Liens, except for: (a) Liens consisting of zoning, entitlement or other land use or environmental regulations of any Government Entity, which, individually or in the aggregate, do not materially impair the value of such properties or the use of such properties in the ordinary course consistent with past practice; (b) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements; and (c) Liens constituting a carrier’s, warehousemen’s, mechanics’, materialmen’s, repairman’s or other similar Lien arising in the ordinary course of business consistent with past practice (the foregoing Liens in clauses (a)-(c), “Permitted Liens”). The Company and each of its Subsidiaries is in compliance with the terms of all material leases of tangible properties to which they are a party, except for non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has ever owned any real property.

Section 3.15  Intellectual Property.

(a) For purposes of this Agreement, the term “Intellectual Property” means all proprietary rights of every kind and nature throughout the world owned or used by the Company or any of its Subsidiaries in the operation of the business of the Company or its Subsidiaries as it is currently conducted and as it is currently proposed to be conducted, including, without limitation, all rights and interests pertaining to or deriving from (i) patents, patent rights, patent applications (including all provisionals, reissues, reexaminations, revisions, divisions, continuations, continuations-in-part and extensions of any patent or patent application and foreign counterparts), inventions, discoveries, improvements, innovations, industrial designs, and all applications for registration of the foregoing; (ii) copyrights, registrations and applications for copyrights, works, derivative works, software (including, without limitation, all executables, libraries, controls and source code), software documentation, database rights, mask works, domain names, domain name registrations, web sites, web pages, moral rights, rights of privacy and publicity, and all applications for registration of the foregoing; (iii) trade secrets, know-how, processes, methods, data, formula, and information (including, without limitation, ideas, research and development, formulas, compositions and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals) (collectively, “Trade Secrets”); and (iv) trademarks, service marks, trade names, logos, designs, brand names, domain names, trade dress, and slogans (including, without limitation, the name of the Company and each of its Subsidiaries and any fictitious names used by the Company or any of its Subsidiaries) and all goodwill associated with any of the foregoing, and all applications for registration of the foregoing.

(b) Except as would not have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used or necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

(c) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement to which the Company or any of its Subsidiaries is a party relating to any Intellectual Property owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs.

(d) All patents, patent applications, trademark and service mark applications and registrations for trademarks, service marks, copyrights and other forms of Intellectual Property included in the Company Intellectual Property that is the subject of any application, registration, filing, certificate, or other document issued by, filed with, or recorded by any Governmental Entity (“Registered Intellectual Property”), are subsisting and have not expired or been cancelled or abandoned, except for such issuances, registrations or applications that the Company has permitted to expire or be cancelled or abandoned in its reasonable business judgment.

(e) Except as would not have a Company Material Adverse Effect: (i) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement or misuse of Intellectual Property by the Company or any of its Subsidiaries in connection with the conduct of the business of the Company or any of its Subsidiaries; and (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries has not infringed, and does not infringe, any intellectual property rights of any person. The Company and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid and effective license agreements.

(f) The Company has taken and takes commercially reasonable steps to protect and preserve its rights in any material Intellectual Property of the Company and its Subsidiaries (including executing confidentiality and intellectual property assignment agreements with current and past Executive Officers and current and past employees and contractors that have or had a role in the development of the Company’s products, including software, and Intellectual Property of the Company and its Subsidiaries). No prior or current employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted or, to the Knowledge of the Company, has any ownership in any Intellectual Property used by the Company or its Subsidiaries in the operation of their respective businesses (except for development agreements entered into with consultants and contractors in the ordinary course of business where the Company or any of its Subsidiaries was provided a license including terms sufficient to conduct the business of the Company or any of its Subsidiaries as needed by such consultants or contractors).

(g) To the Knowledge of the Company, no third party is infringing, violating or misappropriating in any material respect any of the Company Intellectual Property.

Section 3.16  Labor Matters.

(a) Section 3.16(a) of the Company Disclosure Schedule contains a list of all employees of the Company and each of its Subsidiaries whose annual base salary exceeds $100,000 per year for the fiscal year ending September 30, 2008, along with the position and the annual base salary of each such person. Each current or past employee of the Company or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to Parent. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time, as the case may be. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization or works council. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the Knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and each Subsidiary are in material compliance with all applicable laws relating to the hiring, employment, and termination of employees.

(b) No employee of the Company or any of its Subsidiaries (i) has an employment agreement for employment that is not at will, (ii) to the Company’s Knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company or any of its Subsidiaries.

(c) Section 3.16(c) of the Company Disclosure Schedule contains a list of all independent contractors and consultants currently engaged by the Company or any of its Subsidiaries, along with the position, date of retention and rate of remuneration for each such person or entity. None of such independent contractors or consultants is a party to a written agreement or contract with the Company or any of its Subsidiaries. Each such independent contractor and consultant has entered into a confidentiality and assignment of inventions agreement with the Company or any of its Subsidiaries, a copy or form of which has previously been delivered to Parent. There are no, and at no time have been, any independent contractors or consultants who have provided services to the Company for a period of six (6) consecutive months or longer. Neither the Company not any of its Subsidiaries has ever had any temporary or leased employees.

(d) Since December 31, 2006 and continuing through the Closing Date, neither the Company nor any of its Subsidiaries has caused or will cause any “employment loss” (as that term is defined or used in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq) or been obligated to provide notice or payment in lieu of notice under any comparable local provision.

(e) Neither the Company nor any of its Subsidiaries has incurred, and no circumstances exist under which either the Company or any of its Subsidiaries would reasonably be expected to incur, any material liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

(f) Section 3.16(f) of the Company Disclosure Schedule contains a list of all employees of the Company employed in the United States who are not citizens or permanent residents of the United States, and indicates immigration status and the date work authorization is scheduled to expire. All other persons employed by the Company in the United States are citizens or permanent residents. All persons employed in other jurisdictions are employed in compliance with local Laws.

Section 3.17  Compliance with Laws; Permits.

(a) The Company and each of the Company’s Subsidiaries have complied with and not defaulted under or violated any applicable Laws and none of them has violated, or been threatened to be charged or given notice of any violation of any Law, at any of their respective properties, except where such non-compliance, default or violation, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Neither the Company, any of its Subsidiaries, nor any of their respective directors, officers, employees nor, to the Knowledge of the Company, consultants, joint venture partners, agents, representatives or any other Person associated with or acting on their behalf, have directly or indirectly (i), made, promised, offered, or authorized (A) any unlawful payment or the unlawful transfer of anything of value, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate, or (B) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment, or (ii) violated the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction outside the United States.

(c) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any such Company Permit, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, other than failures to be in compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement, other than cessations of effectiveness that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

Section 3.18  Information in the Proxy Statement.

The Proxy Statement, at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for any meeting of Company stockholders to be held in connection with the Merger which has become false or misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of applicable federal securities Laws.

Section 3.19  Opinion of Financial Advisor.

The Company Board of Directors has received the written opinion, dated the date of this Agreement, of Lehman Brothers Inc. (the “Company Financial Advisor”), to the effect that, subject to the qualifications, limitations and assumptions set forth therein, as of the date of such opinion, the Merger Consideration to be offered to the holders of the Shares is fair, from a financial point of view, to such holders. As soon as practicable, and in no event later than the second (2nd) Business Day after the date of this Agreement, the Company will deliver a true and correct signed copy of such opinion to Parent. The Company Financial Advisor has agreed to consent to the inclusion of such written opinion in the Proxy Statement so long as the full text of such opinion is reproduced therein and the Company Financial Advisor has approved in advance the text of any accompanying disclosure.

Section 3.20  Insurance.

The Company and its Subsidiaries maintain insurance coverage with reputable insurance carriers, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Neither the Company nor any of its Subsidiaries has materially breached or defaulted and has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies. No such insurance policy shall terminate or lapse by reason of the Merger.

Section 3.21  Environmental Laws and Regulations.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have complied with all, and have not violated or defaulted under any, applicable Environmental Laws or requirements of any permits, licenses or approvals issued under such Environmental Laws; (ii) the Company and each of its Subsidiaries hold all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted, a true and complete list of which is included in Section 3.21(a) of the Company Disclosure Schedule; (iii) there are no past, pending or, to the Company’s Knowledge, threatened Environmental Claims against the Company or any Company Property; (iv) to the Company’s Knowledge, there is no Contamination of or at any Company Property (including soils, groundwater, surface water, buildings or other structures); (v) to the Company’s Knowledge, there was no Contamination of or at any Company Property during the period of time such properties were owned, leased or operated by the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries are subject to liability for a Release by the Company or any Subsidiary or, to the Knowledge of the Company, any other Person, of any Hazardous Material or Contamination on the property of any third party; (vii) neither the Company nor any of its Subsidiaries has Released any Hazardous Material to the environment in violation of any Environmental Laws; (viii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law; (ix) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability or obligation under any Environmental Law or relating to Hazardous Materials; (x) to the Company’s Knowledge, none of the Company Properties is listed in the National Priorities List or any other list, schedule, log, inventory or record maintained by any Governmental Entity with respect to sites from which there is or has been a Release of any Hazardous Material or any Contamination; (xi) to the Company’s Knowledge, none of the Company Properties is used, nor was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Materials, excepting, however, for the routine storage and use of Hazardous Materials from time to time in the ordinary course of business consistent with past practice, in compliance with Environmental Laws and in compliance with good commercial practice; (B) for military purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products; (xii) there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, located on or under any Company Property, and no underground tank previously located on these properties has been removed therefrom; and (xiii) to the

Knowledge of the Company, there are no facts or circumstances, conditions or occurrences regarding the current or former business, assets or operations of the Company or any of its Subsidiaries or any Company Property that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any Company Property.

Section 3.22  Brokers; Expenses.

Except for the Company Financial Advisor, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has delivered to Parent a complete and accurate copy of all agreements entered into with the Company Financial Advisor in connection with the Merger.

Section 3.23  Takeover Statutes.

Assuming the accuracy of the representations and warranties in Section 4.6, the approval of the Company Board of Directors of this Agreement and the transactions contemplated hereby is the only action necessary to render inapplicable (to the extent otherwise applicable) to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” set forth in Section 203 of the DGCL and, similar “moratorium”, “control share”, “fair price”, “takeover” or “interested stockholder” Laws.

Section 3.24  Relationships with Customers, Suppliers, Distributors and Sales Representatives.

Neither the Company nor any of its Subsidiaries has received any written, or to the Company’s Knowledge oral, notice that any material customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise materially and adversely modify or not renew its relationship with the Company or any Subsidiary, and, to the Knowledge of the Company, no such action has been threatened. Section 3.24 of the Company Disclosure Schedule sets forth all manufacturers or suppliers of the Company or any of its Subsidiaries who are the single or sole source of such manufacture or supply (other than public utilities).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1  Organization.

Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger.

Section 4.2  Authorization; Validity of Agreement; Necessary Action.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (other than the adoption of the Agreement by the sole stockholder of Merger Sub) and will be adopted by the sole stockholder of Merger Sub and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware no other corporate proceedings on the party of Parent or Merger Sub are necessary to authorize the consummation of the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that: (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3  Consents and Approvals; No Violations.

None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (i) violate or conflict with or result in any breach of any provision of the organizational documents of Parent or Merger Sub; (ii) require any filing by Parent or Merger Sub with, or the issuance of any permit, authorization, consent or approval by, any Governmental Entity (except for: (A) compliance with any applicable requirements of the Exchange Act; (B) the filing of the Certificate of Merger with the Delaware Secretary of State; or (C) the filing by Parent and/or Merger Sub with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form required under the HSR Act and any similar filing under any foreign antitrust Law, or (iii) violate any Law applicable to Parent or Merger Sub, any of their Subsidiaries, or any of their properties or assets, except in the case of clauses (ii) or (iii) where: (x) any failure to make such filings; or (y) such violations would not, individually or in the aggregate, impair in any material respect the ability of each of Parent or Merger Sub to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Merger.

Section 4.4  Litigation.

There is no Legal Proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree of a Governmental Entity, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Merger.

Section 4.5  Information in the Proxy Statement.

None of the information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders or at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.6  Ownership of Company Capital Stock.

There are no contracts, agreements, arrangements or understandings between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Company Board of Directors approving this Agreement and the transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or became, an “interested shareholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, or any transactions contemplated by this Agreement.

Section 4.7  Sufficient Funds.

Parent has, and at the date of the Effective Time will have, a combination of cash, available lines of credit, credit facilities and committed financing to enable it to pay the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated hereby.

Section 4.8  Merger Sub.

Merger Sub was formed solely for the purpose of engaging in the Merger. As of the Effective Time, all of the outstanding capital stock of Merger Sub will be owned directly by Parent. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the Merger, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any Person, which would, individually or in the aggregate, impair in any material respect the ability of Merger Sub to perform its obligations under this Agreement or prevent the consummation of the Merger.

Section 4.9  No Vote of Parent Stockholders.

No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Merger.

Section 4.10  Finders or Brokers.

Except for Goldman, Sachs & Co., neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.11  Ownership of Shares.

As of the date of this Agreement, neither Parent, Merger Sub nor any of their respective Subsidiaries beneficially owns, directly or indirectly, any Shares or other securities convertible into, exchangeable into or exercisable for shares of Common Stock. Except for the Stockholder Agreements, there are no voting trusts or other agreements, arrangements or understandings to which Parent, Merger Sub or any of their respective subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent, Merger Sub or any of their respective Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity or voting interest of the Company or any of its Subsidiaries.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1  Interim Operations of the Company.

Except as set forth in Section 5.1 of the Company Disclosure Schedule, as required pursuant to this Agreement, applicable Laws or as agreed in writing by Parent, from the date hereof until the earlier of: (A) the valid termination of this Agreement in accordance with Article VIII hereto; and (B) the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its businesses in all material respects in the ordinary course consistent with past practice (including the preparation, on or before November 26, 2008, of the Company’s audited consolidated financial statements for the year ended September 30, 2008) and will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its commercially reasonable efforts, to preserve intact its business organization, to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it, including maintaining existing relationships with suppliers, distributors, customers, licensors, employees and others having business relationships with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of the remainder of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. The Company shall, and shall use its commercially reasonable efforts to cause Ernst & Young, LLP to, cooperate with Parent and Parent’s Representatives regarding the preparation of such financial statements and financial information as Parent shall reasonably request in connection with any Parent financing and the Merger, including for any offering or marketing materials or rating agency presentations; provided, however, that in no event shall the Company be required to provide any financial information or projections beyond September 30, 2009, and the Company shall use its commercially reasonable efforts to cause Ernst & Young, LLP to provide customary comfort letters in a form reasonably acceptable to Ernst & Young, LLP and consent letters in connection with the foregoing. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule or as agreed in writing by Parent, from the date hereof until the earlier of: (x) the valid termination of this Agreement in accordance with Article VIII hereto; and (y) the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to:

(a) declare, authorize, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or such Subsidiaries), except dividends and distributions paid or made on a pro rata basis by such Subsidiaries to their respective parents;

(b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(c) except as required by existing written agreements, Benefit Plans or Foreign Plans, none of which are amended after the date of the Agreement, or except as otherwise required by applicable Law: (i) provide any new benefits or increase the benefits provided to the Company’s or any Company Subsidiary’s employees, (ii) except in the ordinary course of business consistent with past practice, and except as otherwise provided in clause (iii) below, increase the compensation payable to the Company’s or any Company Subsidiary’s employees (the ordinary course of business consistent with past practice including, for this purpose, the employee salary and bonus review process and related adjustments substantially as conducted each year); (iii) increase or change the compensation payable to the Company’s directors, Executive Officers or employees having the title of Vice President or a title more senior thereto; (iv) amend or terminate any Benefit Plan or any Foreign Plan (other than any amendments or terminations made in the ordinary course of business consistent with past practice for all Company employees generally); (v) enter into or amend any employment, consulting, change of control, severance, retention, or indemnification agreement with any employee, consultant, director or officer of the Company or any Subsidiary except for renewals or replacements of existing employment agreements with current employees (other than Executive Officers and employees having the title of Vice President or a title more senior thereto) upon expiration of the term of the applicable agreement with a term no longer than one year providing for annual base salary no greater than $150,000; (vi) hire any new Executive Officers or employees having the title of Vice President or a title more senior thereto or expand the size of the Company Board of Directors; (vii) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee of the Company or any Subsidiary or any of their beneficiaries, except as required to comply with Section 409A of the Code; (viii) terminate (other than for cause) or discontinue the employment of any Executive Officer or employees of the Company having the title of Vice President or a title more senior thereto; or (ix) grant cash awards under any bonus, incentive, performance or other compensation plans or arrangements other than payments to be made in accordance with the terms of the Company’s 2008 bonus plan in respect of the period ending September 30, 2008 and the discretionary bonuses made to those employees not included in the Company’s 2008 bonus plan, in each case made in the ordinary course of business consistent with past practice, provided that the aggregate amount of such payments shall not exceed $2,240,000 in the aggregate;

(d) enter into or make any loans to any of its officers or directors (other than routine advances for business expenses in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Benefit Plan;

(e) adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(f) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, issue, sell, grant, pledge, dispose of or encumber, or authorize the issuance, sale, grant, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than: (A) issuances of shares of Common Stock in respect of any exercise or settlement of any Company Options, in each case, outstanding on the date hereof or as may be granted after the date hereof as required by existing written agreements or Benefit Plans; and (B) the acquisition of shares of Common Stock from a holder of a Company Option in satisfaction of withholding obligations or in payment of the exercise price;

(g) except (i) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (ii) the acquisition of shares of Common Stock from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required under the terms of such Company Options as in effect on the date hereof, or (iii) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities;

(h) the Company Board of Directors shall not take actions to accelerate the vesting of any Company Options as a result of the transactions contemplated hereby;

(i) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material properties or assets, except: (A) in the ordinary course of business consistent with past practice (including, without limitation, licenses to third parties of Intellectual Property of the Company in the ordinary course of business consistent with past practice); or (B) pursuant to existing agreements in effect prior to the execution of this Agreement or renewals thereof in the ordinary course consistent with past practice;

(j) whether or not in the ordinary course of business consistent with past practice, sell, dispose of, license, or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any Subsidiaries) (it being understood that this Section 5.1(j) does not prohibit the sale by the Company and its Subsidiaries of their products in the ordinary course of business consistent with past practice);

(k) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the ordinary course of business consistent with past practice;

(l) adopt or implement any stockholder rights plan;

(m) except as permitted by Section 5.2, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

(n) (i) incur, assume, guarantee, or become obligated with respect to any Indebtedness other than such Indebtedness which existed at June 30, 2008 except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; (ii) make any new borrowings under any existing Indebtedness of the Company, (iii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iv) make any loans, advances (other than routine advances to employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person, other than the Company or any of its Subsidiaries, or (v) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices, exchange rates or interest rates;

(o) make any individual capital expenditure or other expenditure with respect to property, plant or equipment in excess of $250,000, or make capital expenditures or other expenditures with respect to property, plant or equipment in excess of $2,500,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(p) make any change in any method of financial or Tax accounting or make or rescind any material Tax election other than changes required by GAAP or applicable Law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(q) settle or compromise any Tax liability or amend any Tax return;

(r) initiate, compromise or settle any material Legal Proceeding;

(s) open or close any facility or office; or

(t) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2  No Solicitation; Unsolicited Proposals.

(a) The Company shall not, nor shall it authorize or permit any Subsidiary of the Company or any of their respective Representatives to, directly or indirectly: (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Proposal (including without limitation (A) approving any transaction under Section 203 of the DGCL, (B) approving any person becoming an “interested stockholder” under Section 203 of the DGCL or (C) granting any amendment, waiver or release of any standstill or similar agreement with respect to the Company or the Shares); (ii) engage, continue or participate in any negotiations or discussions with any person relating to, or that is reasonably likely to lead to, an Alternative Proposal; (iii) provide or furnish, or cause to be provided or furnished, any information to any person in connection with any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, an Alternative Proposal; (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, any Alternative Proposal; (v) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal; or (vi) resolve to propose or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.2(a) by any director, officer, legal counsel, financial advisor, accountant or agent of the Company or any of its Subsidiaries, or any willful or intentional violation by any other Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 5.2(a) by the Company.

(b) Notwithstanding anything to the contrary in Section 5.2(a), at any time prior to the adoption of this Agreement by the Company’s stockholders, the Company may (subject to the proviso at the end of this sentence), in response to an unsolicited bona fide written Alternative Proposal received after the date hereof that the Company Board of Directors has determined, in good faith, after consultation with its outside counsel and independent financial advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal: (i) furnish information with respect to the Company and its Subsidiaries to the person or group making such Alternative Proposal and their Representatives and potential debt and equity financing sources pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (except no such agreement shall prohibit the Company from providing information to the Parent required to be provided hereunder) and (ii) participate in discussions or negotiations with such person or group and their respective Representatives regarding such Alternative Proposal; provided, that the Company may take such actions in clauses (i) and (ii) only if such Alternative Proposal did not result from a breach of this Section 5.2 and if the Company complies with the requirements of Section 5.2(e).

(c) Neither the Company Board of Directors nor any committee thereof shall (i) except and to the extent expressly permitted under this Section 5.2(c), withdraw or modify in a manner adverse to Parent or Merger Sub, or propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation; (ii) approve, recommend or cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any Alternative Proposal (other than a confidentiality agreement in compliance with Section 5.2(b)); (iii) adopt, approve, endorse, recommend, or propose to adopt, approve, endorse or recommend, any Alternative Proposal; or (iv) resolve to propose or agree to do any of the foregoing. Notwithstanding the foregoing, the Company Board of Directors may withdraw, modify or qualify the Company Recommendation (a “Change of Company Recommendation”) if, (x) prior to the adoption of this Agreement by the Company’s stockholders, the Company Board of Directors determines in good faith that (A) in the absence of any breach of the Company’s obligations under this Section 5.2 an unsolicited bona fide written Alternative Proposal received by the Company constitutes a Superior Proposal or (B) other than in response to an Alternative Proposal and following consultation with outside counsel that the exercise of its fiduciary duties require such change to be made, and (y) (A) after the third (3rd) Business Day following Parent’s receipt of written notice (an “Adverse Recommendation Notice”) advising Parent that the Company Board of Directors desires to effect a Change of Company Recommendation (including the reasons for such change and the date on which the Board proposes to take such action), (B) in the case of an Adverse Recommendation Notice resulting from the existence of a Superior Proposal, the Company has complied with the requirements of Section 5.2(e) (including, without limitation, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal), (C) the Company provides Parent with a reasonable opportunity to make adjustments or revisions in the terms and conditions of this Agreement that the Company Board of Directors considers in good faith during such three (3) Business Day period, and (D) following the end of such three (3) Business Day period, the Company Board of Directors determines in good faith, after taking into account any and all proposed amendments or revisions made by Parent, and after consulting with its independent financial advisors and outside legal counsel, that either (1) in the case of an Adverse Recommendation Notice resulting from the existence of a Superior Proposal, the Alternative Proposal remains a Superior Proposal or, (2) alternatively, the exercise of its fiduciary duties requires such action. In the event of any material revisions to any Alternative Proposal (including, without limitation, any increase in price), the Company shall be required to deliver a new Adverse Recommendation Notice to Parent and to comply with the requirements of this Section 5.2(c) with respect to such new notice (including beginning a new three (3) Business Day period). Nothing in this Section 5.2(c) shall be deemed to permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 5.2(c) or resolve to propose or agree to do any such action unless it has terminated this Agreement pursuant to Section 8.1(a)(iii) and paid to Parent the fees specified in Section 8.2(b).

(d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from: (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pursuant to Rule 14d-9(f) pending disclosure of its position thereunder; or (ii) making any disclosure to its stockholders if the Company Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board of Directors to make such disclosure would be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable Law.

(e) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of: (i) any Alternative Proposal or any inquiries, proposals or offers reasonably expected to lead to an Alternative Proposal; (ii) any request for information relating to the Company or its Subsidiaries in connection with or reasonably expected to be related to an Alternative Proposal; and (iii) any inquiry or request for discussion or negotiation that would reasonably be expected to result in an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal, indication, inquiry, offer or request and the material terms and conditions of any such Alternative Proposal, indication, inquiry or offer. The Company shall (i) keep Parent promptly informed of any such discussions or negotiations regarding any such Alternative Proposal, indication, inquiry or offer or any material developments relating thereto or material changes to the terms thereof, (ii) provide to Parent promptly (and in any event within 24 hours) after receipt or delivery thereof copies of any such Alternative Proposal or any amendments thereto that are in writing or a written summary of any such oral Alternative Proposal or amendment thereto, all correspondence transmitting any such Alternative Proposal or any amendment thereto, or written materials describing the terms or conditions of any financing relating to such Alternative Proposal. The Company shall provide or make available to Parent (subject to the Confidentiality Agreement) any non-public information concerning the Company or any of its Subsidiaries not previously provided to Parent contemporaneously with providing any such information to any person making an Alternative Proposal or its Representatives.

(f) The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Proposal. The Company shall use its commercially reasonable efforts to have all copies of all non-public information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company as soon as possible.

(g) As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer made by any person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, tender offer, dissolution, liquidation or similar transaction involving the Company or any of its Subsidiaries; (ii) the acquisition by any person of 15% or more of the consolidated total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition by any person of 15% or more of the outstanding shares of Common Stock or equity securities of any Subsidiary.

(h) As used in this Agreement, “Superior Proposal” shall mean a bona fide, unsolicited Alternative Proposal on terms that the Company Board of Directors determines in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, and taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement, the likelihood of consummation of a transaction and whether any financing required to consummate such Alternative Transaction is fully committed), to be more favorable to the Company stockholders than the transactions contemplated by this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “15% or more” in the definition of Alternative Proposal shall be deemed to be references to “all or substantially all”; provided, that in determining whether a proposal is a Superior Proposal any Proposal to exchange shares of outstanding Common Stock for shares in another entity shall be deemed to be an acquisition of such share by such entity.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Notification of Certain Matters.

The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company, of: (a) the occurrence or non-occurrence of any fact or event whose occurrence or non-occurrence, as the case may be, would be reasonably likely to cause either: (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time as if such representation or warranty was made at such time (except to the extent such representation or warranty refers to a specific date); or (ii) any condition or requirement set forth in Article VII to be unsatisfied at any time from the date hereof to the Effective Time as if such condition or required was required to be satisfied at such time (except to the extent it refers to a specific date); and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not (except to the extent that the failure to deliver such notice, standing alone, would otherwise constitute a breach of this Agreement) prevent or cure any breach of this Agreement, limit or otherwise affect the remedies available hereunder to the party receiving such notice, the representations or warranties of the parties or the conditions to the obligations of the parties hereto. Each of the Company, Parent and Merger Sub shall give prompt notice to the other parties hereof of any notice or other communications from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall promptly inform Parent if at any time prior to the Closing any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement.

Section 6.2  Access.

(a) From the date of this Agreement until the Effective Time, the Company shall:

(i) upon reasonable prior notice, give Parent and Merger Sub, their officers and a reasonable number of their employees and their authorized Representatives, reasonable access during normal business hours and as coordinated through the Company’s Chief Financial Officer to the Company’s properties, contracts, commitments, books and records;

(ii) furnish Parent and Merger Sub on a timely basis with such financial and operating data and other information with respect to the business, properties and Company Agreements of the Company as Parent and Merger Sub may from time to time reasonably request and use its commercially reasonable efforts to make available at all reasonable times during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and Merger Sub the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Parent or Merger Sub may reasonably request. In addition, the Company shall furnish promptly to Parent: (x) a copy of each material report, schedule, statement and other document submitted or filed by it with any Governmental Entity; and (y) the internal or external reports prepared by it in the ordinary course that are reasonably required by Parent promptly after such reports are made available to the Company’s personnel;

(iii) no later than twenty (20) Business Days following the end of each calendar month, provide Parent the unaudited consolidated balance sheet of the Company as of the end of the most recently completed calendar month and the related unaudited consolidated statements of income and retained earnings and cash flows for the period from beginning of the Company’s then current fiscal year until then end of such month; and

(iv) within two (2) Business Days of any request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section).

(b) No investigation heretofore conducted or conducted, or knowledge or information obtained, pursuant to this Section 6.2 or otherwise shall affect any representation or warranty made by the parties hereunder or any conditions to the obligations of the parties hereunder or any condition or requirement set forth in Article VII.

(c) Parent and Merger Sub hereby agree that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Information,” as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of January 11, 2008, between the Company and Parent (the “Confidentiality Agreement”).

Section 6.3  Consents and Approvals.

(a) Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to cause the fulfillment of all conditions to the Merger and to consummate and make effective the Merger as promptly as practicable; (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, waiting period terminations, authorizations or orders required to be obtained or made by Parent, Merger Sub or the Company or any of their respective Subsidiaries, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; (iii) make or cause to be made the applications or filings required to be made by Parent, Merger Sub or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or any other applicable antitrust Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within five (5) Business Days, with respect to applications or filings under the HSR Act, and within ten (10) Business Days, with respect to applications or filings under any other applicable antitrust Laws, after the date hereof or sooner if required by Law; (iv) comply promptly with any request under or with respect to the HSR Act and any other applicable antitrust Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Merger; and (v) reasonably coordinate and cooperate with each other party in the making of any applications or filings (including furnishing any information the other party may require in order to make any such application or filing), or obtaining any approvals, required in connection with the Merger under the HSR Act or any other applicable antitrust Laws. Notwithstanding anything to the contrary, neither Parent nor Merger Sub (nor any of their respective Affiliates) shall have any obligation to (A) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, holding separate, license or other disposition of any assets or businesses (including any assets or business of the Company or any of its Subsidiaries); or (B) otherwise take or commit to take any actions that would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets. Neither the Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs. Each of the Company and Parent shall promptly inform the other of any material communication with, and proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to participate in any meeting or conference call with any Governmental Entity in respect to any such filings, investigations or other inquiry, then such party shall (i) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication with such Governmental Entity, (ii) give the other party reasonable prior notice of such meeting or conference call and (iii) invite Representatives of the other party to participate in the meeting or conference call with the Governmental Entity unless prohibited by such Governmental Entity. Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents required in connection with the transactions contemplated by this Agreement;

provided, however, that the Company and Parent shall reasonably coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Material Contracts in connection with consummation of the transactions contemplated by this Agreement and seeking any such actions, notices, consents, approvals or waivers. Notwithstanding the foregoing, neither the Company, Parent nor Merger Sub shall be required to make any material payment to any third party or agree to any material limitation on the conduct of its business, in order to obtain any such consent.

(c) From the date of this Agreement until the Effective Time, each of Merger Sub and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Merger Sub or the Knowledge of the Company (as the case may be), threatened Legal Proceeding: (i) challenging or seeking material damages in connection with the Merger; or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit in any material respect the right of Parent or any affiliate of Parent to own or operate all or any portion of the businesses or assets of the Company. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such litigation and shall consider Parent’s views with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to Parent the provision of which the Company in good faith determines would reasonably be expected to adversely affect the Company’s or any other Person’s attorney client or other privilege with respect to such information.

(d) If any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Merger as violative of any applicable Law, each of the Company and Parent shall, and shall cause their respective affiliates to, reasonably cooperate and use their commercially reasonable efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger.

Section 6.4  Publicity.

So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 5.2. The Company and Parent agree to issue a joint press release announcing this Agreement.

Section 6.5  Directors’ and Officers’ Insurance and Indemnification.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses from the Company or any of its Subsidiaries now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Transactions and shall continue in full force and effect (and with respect to the Company, shall be reflected in the applicable organizational documents), for a period of six (6) years after the Effective Time. During such period, Parent shall cause the Surviving Corporation to maintain in effect, solely with respect to acts or omissions prior to the Effective Time, the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and by-laws or similar organization documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who at any time on or prior to the Effective Time was a director, officer or employee of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) in respect of actions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.5.

(b) At or prior to the Effective Time, the Company shall purchase directors’ and officers’ liability insurance and fiduciary liability insurance coverage (which by its terms shall survive the Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time on terms acceptable to the Company, so long as the aggregate cost does not exceed 135% of the annual premium for the Company’s existing directors’ and officers’ liability insurance policy, less a credit for unearned premiums. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations of the Surviving Corporation thereunder.

(c) Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the obligations provided in this Section 6.5.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.5 shall survive the consummation of the Transactions and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns transfers all or substantially all of its properties and assets to any person it shall make proper provision so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the respective obligations of Parent or the Surviving Corporation set forth in this Section 6.5.

Section 6.6  State Takeover Laws.

If any “control share acquisition”, “fair price” or other anti-takeover Laws enacted under state or federal Laws becomes or is deemed to become applicable to the Company or the Merger, then the Company Board of Directors shall take all action necessary to eliminate or minimize the effects of such status or regulations on the Merger.

Section 6.7  Certain Tax Matters.

During the period from the date hereof to the Effective Time, the Company shall: (i) timely (taking into account any extension of time within which to file) file all material Tax Returns required to be filed by the Company or any of its Subsidiaries and prepare such Tax Returns in all material respects in a manner consistent with past practice; (ii) timely pay all Taxes shown as due on such Tax Returns, except for such Taxes contested in good faith and for which an adequate reserve has been established in accordance with GAAP on the appropriate financial statements; and (iii) promptly notify Parent of any federal or state income or franchise, or other material Tax, suit claim, action, investigation, proceeding or audit pending against or involving the Company or any of its Subsidiaries in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including without limitation material Tax liabilities and material refund claims.

Section 6.8  Section 16.

Prior to the Effective Time, the Company may take such steps as may be reasonably necessary or advisable in order to cause any dispositions of the Company’s equity securities (including derivative securities) made by the directors and officers of the Company pursuant to the terms of this Agreement to be duly approved for purposes of Section 16(b) of the Exchange Act or exempt thereunder. Provided that the Company shall first provide to Parent the names of its stockholders and the number of shares of Common Stock or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the Board of Directors of Parent, or an authorized committee thereof, shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the issuance of the Merger Consideration to holders of Company Options in accordance with Section 2.4.

Section 6.9  Employee Benefits Matters.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor all Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing in this Agreement shall prohibit the amendment or termination of any such Benefit Plans, Foreign Plans, arrangements and agreements in accordance with their terms and applicable Law. For a period of 12 months following the Effective Time, Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries (“Company Employees”) compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to Company Employees immediately prior to the Effective Time. Parent also shall cause the Surviving Corporation to perform the Company’s obligations under any change in control and other agreements between the Company and certain of its officers and employees unless any such officer or employee agrees otherwise.

(b) Company Employees shall continue to participate in the Benefit Plans or Foreign Plans following the Effective Time unless and until Parent chooses to have some or all of the Company Employees participate in one or more New Plans. If and to the extent Company Employees are permitted to become participants in one or more New Plans, then for purposes of vesting, waiting period, eligibility to participate, and level of benefits under such New Plans, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of time. To the extent permitted under the applicable New Plan, for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and, to the extent permitted by the applicable New Plan or otherwise practicable without adverse tax consequences, Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger ending on the date such employee’s participation in the corresponding New Plan begins, and overlapping with the portion of the current plan year of such New Plan which has elapsed prior to such participation date, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent hereby acknowledges that at the Effective Time a “change of control” (or similar phrase) shall occur within the meaning of the Company Stock Plans (and award agreements thereunder) and the Benefit

Plans and the Foreign Plans, as applicable, including without limitation the employee change of control agreements.

(d) The Company and its Subsidiaries will, at the request of Parent prior to the Closing Date, take all action necessary to terminate any Benefit Plan subject to Section 401(k) of Code prior to the Closing on terms reasonably satisfactory to Parent.

(e) Notwithstanding the foregoing, Parent, Surviving Corporation, and their Affiliates shall not be prohibited by this Section 6.9 from treating the employees as at-will employees (subject to any contrary employment agreements or applicable Law), or terminating or transferring or changing the terms of the employment of any employee, or adopting, amending, or terminating any benefit plan or other compensatory arrangement. No provision of this Section 6.9 shall create any third party beneficiary rights in any employee or any current or former director or consultant of the Company or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

Section 6.10  Standstill Agreements; Confidentiality Agreements.

During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party, other than client and customer agreements entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice. During such period, the Company shall use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. The Company shall inform Parent of any actual or, to the Company’s Knowledge, threatened breaches of any such agreement and of any request by any Person to terminate, amend, modify or waive the provisions of any such agreement, and of the identity of any such Person.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligations to Effect the Merger.

The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval.  The stockholders of the Company shall have approved the Merger and adopted this Agreement at a meeting of the Company’s stockholders at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law and the Company’s Certificate of Incorporation and By-laws.

(b) HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Governmental Approvals.  Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, shall have been filed, been obtained or occurred.

(d) No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

Section 7.2  Additional Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect); provided, however, that the representations and warranties made in Section 3.2(a), 3.2(b) and 3.2(c) and 3.4 shall be true and correct as of the Closing Date, except for immaterial inaccuracies, and shall not be subject to the qualification set forth above. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Third Party Consents.  The Company shall have obtained all consents and approvals of third parties listed in Section 7.2(c) of the Company Disclosure Schedule.

(d) No Restraints.  There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries or to compel Parent or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by Parent or any of its Subsidiaries of any such shares.

(e) Resignations.  Parent shall have received copies of the resignations, effective as of the Effective Time, of each director of each of the Company’s Subsidiaries.

Section 7.3  Additional Conditions to Obligations of the Company.

The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a material adverse effect on Parent’s ability to consummate the Merger); and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

ARTICLE VIII

TERMINATION

Section 8.1  Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time (by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company or the sole stockholder of Merger Sub:

(i) by either Parent (by action duly authorized by Parent Board of Directors, or an authorized committee thereof) or the Company (by action of the Company Board of Directors):

(1) if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach, either individually or in the aggregate with all such other breaches: (A) in the case of breach by the Company would result in any condition or requirement set forth in Section 7.2(a) or Section 7.2(b) not being satisfied; and (B) in the case of a breach by Parent or Merger Sub, shall have had or is reasonably like to have, individually or in the aggregate, a material adverse effect upon Parent or Merger Sub’s ability to consummate the Merger; provided, that, in either case (I) such breach cannot be cured or such condition cannot be satisfied or (II) such breach is not cured or such condition is not satisfied within 30 days after the receipt of notice thereof by the defaulting party from the non-defaulting party where such defaulting party continues to exercise commercially reasonable efforts to cure such breach or satisfy such condition (it being understood and agreed that this Agreement may not be terminated pursuant to this Section 8.1(a)(i)(l) by any party that is then in material breach of any representation, warranty, covenant or agreement in this Agreement);

(2) if the Effective Time shall not have occurred on or before March 1, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(i)(2) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Effective Time to have occurred on or prior to the Outside Date;

(3) if at the Special Meeting the requisite vote of the stockholders of the Company in favor of the adoption of this Agreement shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(a)(i)(3) shall not be available to the Company (i) if, at such time, the Company is in breach of or has failed to fulfill its obligations under this Agreement or (ii) the failure to obtain the requisite vote has been caused by a breach of a Stockholder Agreement by any party thereto other than Parent); or

(ii) by Parent if: (1) the Company Board of Directors or any committee thereof shall have effected a Change of Company Recommendation (whether or not in compliance with Section 5.2); (2) the Company Board of Directors or any committee thereof shall have recommended (or proposed to recommend) any Alternative Proposal (whether or not a Superior Proposal); (3) an Alternative Proposal (whether or not a Superior Proposal) other than the Merger shall have been published, sent or given to the holders of Shares and promptly (and in any event within 10 Business Days), the Company shall not have made or sent to the holders of Shares, pursuant to Rule 14e-2 under the Exchange Act or otherwise, a statement unconditionally reaffirming the Company Board Recommendation and unconditionally recommending that such holders reject such Alternative Proposal and not tender any Shares into such Alternative Proposal if made in the form of a tender or exchange offer; (4) the Company shall have failed to include the Company Recommendation in the Proxy Statement; or (5) the Company Board of Directors or any committee thereof shall have resolved to do any of the foregoing (each, a “Company Adverse Recommendation Change”); or

(iii) by the Company, immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that: (1) the Company has not breached or violated the terms of Section 5.2 hereof; (2) subject to the terms of this Agreement, the Company Board of Directors has effected a Change of Company Recommendation in response to such Superior Proposal pursuant to and in compliance with Section 5.2 (including the provisions of Section 5.2(c)) and authorized the Company to enter into such definitive agreement for such Superior Proposal (which authorization may be subject to termination of this Agreement); (3) immediately prior to the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 8.2(b) hereof; and (4) immediately following the termination of this Agreement, the Company enters into such definitive agreement to effect such Superior Proposal.

(b) This Agreement may be terminated and the Merger may be abandoned and terminated at any time before the Effective Time, whether before or after stockholder approval thereof:

(i) if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the Merger; or

(ii) by mutual written consent of Parent and the Company duly authorized by the Company Board of Directors and Parent Board of Directors, or authorized committee thereof.

Section 8.2  Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company arising pursuant to this Agreement, except (i) as set forth in Section 6.4, Section 8.2 and Sections 9.3 through 9.14, (ii) nothing herein shall relieve any party from liability for fraud or any willful or intentional material breach of this Agreement and (iii) the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

(b) Termination Fee.

(i) If Parent terminates this Agreement pursuant to Section 8.1(a)(ii) or pursuant to Section 8.1(a)(i)(1) as a result of the willful breach by any of the Company’s directors or Executive Officers of Section 5.2, then the Company shall pay to Parent promptly, but in no event later than two (2) Business Days after the date of such termination, a termination fee of $11,500,000 in cash (the “Termination Fee”).

(ii) If the Company terminates this Agreement pursuant to Section 8.1(a)(iii), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Parent the Termination Fee.

(iii) If: (A) Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(a)(i)(2) or Section 8.1(a)(i)(3); and (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Alternative Proposal shall have been publicly announced; and (C) concurrently with, or within 12 months following such termination, the Company enters into a definitive agreement to consummate, or consummates, a Third Party Acquisition Event, then, the Company shall pay to Parent on or prior to the consummation of such Third Party Acquisition Event, the Termination Fee.

(iv) Upon payment of the Termination Fee, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub, or their respective shareholders.

(c) The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Except to the extent required by applicable Law, the Company shall not withhold any withholding taxes on any payment under this Section 8.2.

(d) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company fails to pay the Termination Fee and Parent or Merger Sub commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amounts set forth in Section 8.2(b) hereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Likewise, if the Company fails to pay the Termination Fee and Parent or Merger Sub commences a suit which results in a judgment against Parent and Merger Sub, Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of stockholders of the Company contemplated hereby, by written agreement of the parties hereto (by action taken by their respective Boards of Directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein: (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable; (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2  Non-survival of Representations and Warranties.

The respective representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3  Expenses.

Except as expressly set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees, costs and expenses.

Section 9.4  Notices.

Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Teradyne, Inc.
700 Riverpark Drive
North Reading, Mass. 01864
Attention: Eileen Casal, V.P. & General Counsel
Fax: (978) 370-2290

with a copy (which shall not constitute notice) to:

WilmerHale
60 State Street
Boston, Massachusetts 02109
Facsimile: (617) 526-5000
Attention: Jay E. Bothwick

To the Company:

Eagle Test Systems, Inc.
2200 Millbrook Drive
Buffalo Grove, Illinois
Attention: Theodore D. Foxman
Fax: (847) 367-8640

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Facsimile: (617) 523-1231
Attention: John R. LeClaire

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.5  Certain Definitions.

For the purposes of this Agreement, the term:

“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Business Days” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

“Company Material Adverse Effect” means a fact, circumstance, event, effect, change, circumstance or development or effect that, individually or in the aggregate with all other facts, circumstances, events, effects, changes, circumstances or developments occurring or existing prior to the determination of a Company Material Adverse Effect, has a material adverse effect on (a) the business, assets, liabilities, capitalization, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to consummate the transactions contemplated by this Agreement, (c) the ability of Parent to operate the business of the Company and each of its Subsidiaries immediately after the Closing or (d) the ability of the officers of Parent, following the Closing, to certify without qualification to Parent’s financial statements or SEC reports as they relate to the business or operations previously conducted by the Company, but shall not include: (i) events or effects relating to or resulting from: (A) changes in general economic or political conditions or the securities, credit or financial markets to the extent such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the Company’s industry peers; (B) changes or developments in the industries in which the Company and its Subsidiaries operate to the extent such changes or developments do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the Company’s industry peers; (C) changes in Law following the date of this Agreement to the extent such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the Company’s industry peers; (D) the announcement, negotiation, existence or performance of this Agreement or the transactions contemplated by this Agreement (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors, financing sources, strategic partners or other business partners), but not including, for the avoidance of doubt, any breach or violation of a contract resulting from the Company’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; (E) the taking of any action required by this Agreement or that Parent has requested or to which Parent has expressly consented; (F) any acts of terrorism or war to the extent such acts do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the Company’s industry peers; (G) changes after the date of this Agreement in generally accepted accounting principles or the interpretation thereof; or (H) any litigation relating directly and primarily to the announcement, negotiation, execution or performance of this Agreement or the Transactions; or (ii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, in and of itself (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred). For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect.

“Company Property” means any real property, plant, building or facility and improvements, now or heretofore, owned, leased or operated by the Company, its Subsidiaries or any of their respective predecessors.

“Company Stock Plans” mean collectively the Company’s 2003 Stock Option and Grant Plan and 2006 Stock Option and Incentive Plan.

“Contamination” means the presence of, or Release on, under, from or to, any property of any Hazardous Material, except the routine storage and use of Hazardous Materials from time to time in the ordinary course of business consistent with past practice, in compliance with Environmental Laws and in compliance with good commercial practice.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including, without limitation: (A) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and (B) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.

“Environmental Law” means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date hereof and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, Hazardous Materials, worker safety or exposure of any Person to Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec. 5101 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq., and all similar or analogous foreign, state, regional or local statutes, secondary and subordinate legislation, and directives, and the rules and regulations promulgated thereunder.

“Executive Officer” has the meaning set forth in Rule 3b-7 promulgated under the Exchange Act.

“Hazardous Materials” means: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, polychlorinated biphenyls and radon gas; and (ii) any chemicals, materials or substances regulated or defined under any applicable Environmental Law.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, prepayment penalties, fees and premiums) of such Person (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases (in accordance with GAAP), (v) in respect of letters of credit and bankers’ acceptances, (vi) under interest rate or currency swap or other derivative or hedging instruments and transactions (valued at the termination value thereof), (vii) secured by any Lien on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under any sale and lease back transaction, agreement to repurchase securities sold or other similar financing transaction and (ix) in the nature of guarantees of the obligations described in clauses (i) through (viii) above of any other Person.

“Knowledge” will be deemed to be the actual knowledge of each of the individuals listed in Schedule 9.5.

“Laws” means any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“New Plans” means the open, active employee benefit plans of Parent and its Subsidiaries in which Company Employees are made eligible to participate by Parent.

“Parent Stock” means the common stock, par value $0.125 per share, of Parent.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, migrating, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents and other advisors or representatives.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which: (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Claim” means any audit, investigation, litigation or other proceeding conducted by or with any Governmental Entity with respect to Taxes.

“Tax Return” means any return, report, certificate, form or similar statement or document or other communication required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Third Party Acquisition Event” means the consummation of an Alternative Proposal; provided, that the consummation of such Alternative Proposal results in the acquisition by any third party of: (i) a majority of the outstanding Shares; or (ii) a majority (by number of shares or voting power) of the outstanding capital stock of the Company; or (iii) a majority of the assets (including the capital stock or assets of any Subsidiary) of the Company.

Section 9.6  Terms Defined Elsewhere.

The following terms are defined elsewhere in this Agreement, as indicated below:

“Adverse Recommendation Notice”	Section 5.2(c)
“Agreement”	Introduction
“Appraisal Rights”	Section 2.3(a)
“Alternative Proposal”	Section 5.2(g)
“Balance Sheet Date”	Section 3.8
“Benefit Plans”	Section 3.11(a)
“Book Entry Share” or “Book Entry Shares”	Section 2.1(c)
“Certificate of Merger”	Section 1.2
“Certificate” and “Certificates”	Section 2.1(c)
“Change of Company Recommendation”	Section 5.2(c)

“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Code”	Section 2.2(e)
“Common Stock”	Section 1.6(a)
“Company”	Introduction
“Company Adverse Recommendation Change”	Section 8.1(a)(ii)
“Company Agreements”	Section 3.5
“Company Board of Directors”	Recitals
“Company Disclosure Schedule”	Article III
“Company Employees”	Section 6.9(a)
“Company Financial Advisor”	Section 3.19
“Company Intellectual Property”	Section 3.15(c)
“Company Material Contracts”	Section 3.13(a)
“Company Option”	Section 2.4(a)
“Company Permits”	Section 3.17(c)
“Company Recommendation”	Section 1.6(a)
“Company SEC Documents”	Section 3.6
“Confidentiality Agreement”	Section 6.2(c)
“Designated SEC Documents’	Article III
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3(a)
“Effective Time”	Section 1.2
“Equity Award Exchange Ratio”	Section 2.5(a)
“ERISA”	Section 3.11(a)
“ERISA Affiliate”	Section 3.11(a)
“Exchange Act”	Section 1.6(a)
“Exchange Fund”	Section 2.2(a)
“Financial Statements”	Section 3.6
“Foreign Plans”	Section 3.11(a)
“GAAP”	Section 3.2(d)
“Governmental Entity”	Section 3.5
“HSR Act”	Section 3.5
“Indebtedness”	Section 3.13(c)
“Indemnified Parties”	Section 6.5(a)
“Intellectual Property”	Section 3.15(a)
“IRS”	Section 3.11(b)
“Legal Proceeding”	Section 3.10
“Merger”	Recitals
“Merger Consideration”	Section 2.1(c)
“Merger Sub”	Introduction
“Merger Sub Common Stock”	Section 2.1
“Nasdaq”	Section 3.5
“Outside Date”	Section 8.1(a)(i)
“Parent”	Introduction
“Paying Agent”	Section 2.2(a)

“Permitted Liens”	Section 3.14
“Preferred Stock”	Section 3.2(a)
“Proxy Statement”	Section 1.6(a)
“Registered Intellectual Property”	Section 3.15(d)
“Sarbanes-Oxley Act”	Section 3.6
“SEC”	Section 1.6(a)
“Securities Act”	Section 3.6
“Shares”	Section 1.6(a)
“Special Meeting”	Section 1.6(a)
“Stockholder Agreements”	Recitals
“Superior Proposal”	Section 5.2(h)
“Surviving Corporation”	Section 1.1(a)
“Termination Fee”	Section 8.2(b)
“Trade Secrets”	Section 3.15(a)
“Voting Debt”	Section 3.2(a)

Section 9.7  Interpretation.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8  Counterparts.

This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.9  Entire Agreement; No Third-Party Beneficiaries.

This Agreement (including the Company Disclosure Schedule and the Confidentiality Agreement):

(a) constitutes the entire agreement (including, without limitation, the only representations and warranties) among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and

(b) except as provided in Section 6.5, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10  Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.11  Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if no such state court has proper jurisdiction, then in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or Federal court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each party hereto agrees not to commence any legal proceedings relating to or arising out of this Agreement or the Merger in any jurisdiction or courts other than as provided herein.

Section 9.12  Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER AND MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (C) IT MAKES SUCH WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13  Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.14  Enforcement; Remedies.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 9.15  Headings.

Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PARENT:

TERADYNE, INC.

By	/s/ Michael A. Bradley
Name:     Michael A. Bradley

Title:	President and CEO

MERGER SUB:

TURIN ACQUISITION CORP.

By	/s/ Michael A. Bradley
Name:     Michael A. Bradley

Title:	President

COMPANY:

EAGLE TEST SYSTEMS, INC.

By	/s/ Leonard A. Foxman
Name:     Leonard A. Foxman

Title:	Chief Executive Officer and President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

FORM OF STOCKHOLDERS’ AGREEMENT

EXHIBIT B

FORM OF CERTIFICATE OF INCORPORATION

EXHIBIT C

FORM OF BYLAWS

SCHEDULE A

STOCKHOLDERS

Leonard A. Foxman
Theodore D. Foxman
Foxman Family LLC
TA IX L.P.
TA/Atlantic and Pacific IV L.P.
TA Strategic Partners Fund A L.P.
TA Strategic Partners Fund B L.P.
TA Investors LLC
TA Subordinated Debt Fund, L.P.

ANNEX B

September 1, 2008
Board of Directors
Eagle Test Systems, Inc.
2200 Millbrook Drive
Buffalo Grove, IL 60089

Members of the Board of Directors:

We understand that Eagle Test Systems, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Teradyne, Inc. (“Teradyne”) pursuant to which (i) Turin Acquisition Corp., a wholly owned subsidiary of Teradyne (“Merger Sub”), will merge with and into the Company and (ii) upon the effectiveness of the merger, each issued and outstanding share of common stock of the Company (other than shares to be canceled pursuant to the terms of the Agreement (as defined below)) will be converted into the right to receive $15.65 in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of September 1, 2008 (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007, March 31, 2008, and June 30, 2008, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company, (4) a trading history of the Company’s common stock from its initial public offering on March 9, 2006 to August 29, 2008 and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (7) published estimates of third party research analysts with respect to the future financial performance of the Company, and (8) the results of our efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the

B-1

management of the Company as to the future financial performance of the Company and that the Company will perform in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have served as joint bookrunner on the Company’s $94.1 million follow-on common stock offering in September 2006. In the ordinary course of our business, we actively trade in the securities of the Company and Teradyne for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to whether to accept the consideration to be offered to the stockholders in connection with the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

B-2

ANNEX C

Delaware General Corporation Law Section 262

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the

Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF
EAGLE TEST SYSTEMS, INC.
TO BE HELD

November 7, 2008
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
¯   Please detach along perforated line and mail in the envelope provided.    ¯
■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND A VOTE “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1.
To adopt the Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 1, 2008, among Eagle Test Systems, Inc., Teradyne, Inc. and Turin Acquisition Corp., a wholly-owned subsidiary of Teradyne, Inc., pursuant to which each holder of shares of common stock, par value $ 0.01 per share, of Eagle Test Systems, Inc. (other than shares to be canceled pursuant to the terms of the Merger Agreement) will be entitled to receive $15.65 in cash, without interest and less any applicable withholding taxes, for each share of common stock of Eagle Test Systems, Inc. held by such holder.
			☐	☐	☐

	2.	To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the Merger Agreement.	☐	☐	☐

3.

To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■
■

SPECIAL MEETING OF STOCKHOLDERS OF
EAGLE TEST SYSTEMS, INC.
TO BE HELD

November 7, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or special meeting date.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê
■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND A VOTE "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1.
To adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 1, 2008, among Eagle Test Systems, Inc., Teradyne, Inc. and Turin Acquisition Corp., a wholly-owned subsidiary of Teradyne, Inc., pursuant to which each holder of shares of common stock, par value $ 0.01 per share, of Eagle Test Systems, Inc. (other than shares to be canceled pursuant to the terms of the Merger Agreement) will be entitled to receive $15.65 in cash, without interest and less any applicable withholding taxes, for each share of common stock of Eagle Test Systems, Inc. held by such holder.
			☐	☐	☐

	2.	To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the Merger Agreement.	☐	☐	☐

3.

To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■
■

1	■
EAGLE TEST SYSTEMS, INC.
2200 Millbrook Drive
Buffalo Grove, Illinois 60089
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, NOVEMBER 7, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EAGLE TEST
     The undersigned hereby appoints Leonard A. Foxman and Stephen J. Hawrysz, and each of them individually, the proxies of the undersigned, with full power of substitution in each of them, and authorizes each of them to represent and to vote all shares of common stock, par value $0.01 per share, of Eagle Test Systems, Inc., a Delaware corporation (“Eagle Test”), which the undersigned is entitled to vote at the Special Meeting of Stockholders of Eagle Test to be held on Friday, November 7, 2008, at 10:00 a.m., local time, at Eagle Test’s headquarters at 2200 Millbrook Drive, Buffalo Grove, Illinois 60089 (the “Special Meeting”), or any adjournment or postponement thereof.
IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS ON THE REVERSE. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” EACH OF THE PROPOSALS.
If you have any questions or need assistance in voting, please call D.F. King & Co., Inc., at
1-800-628-8536.
(Continued and to be signed on the reverse side.)

COMMENTS:

■	1 4 4 7 5 ■